 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-276143
Realty Income Corporation
Offers to Exchange
All Outstanding Notes of the Series Specified Below Issued By Spirit Realty, L.P.
and Solicitation of Consents to Amend the Related Indenture
Early Consent Date: 5:00 p.m., New York City Time, January 10, 2024, unless extended
Expiration Date: 5:00 p.m., New York City Time, January 19, 2024, unless extended
We are offering to exchange (the “exchange offers”) any and all validly tendered and accepted notes of the following series issued by Spirit Realty, L.P. (“Spirit OP”) for notes to be issued by us as described in, and for the consideration summarized in, the table below.
				Exchange Consideration(1)(2)		Early Participation Premium(1)(2)	Total Consideration(1)(2)(3)
Aggregate Principal Amount ($mm)	Series of Notes Issued by Spirit OP to be Exchanged (Collectively, the “Spirit Notes”)	CUSIP No.	Series of Notes to be Issued by Us (Collectively, the “Realty Notes”)	Realty Notes (principal amount)	Cash	Realty Notes (principal amount)	Realty Notes (principal amount)	Cash
$300	4.450% Notes due 2026 (the “2026 Notes”)	84861TAC2	4.450% Notes due 2026 (the “New 2026 Notes”)	$970	$1.00	$30	$1,000	$1.00
$300	3.200% Notes due 2027 (the “2027 Notes”)	84861TAE8	3.200% Notes due 2027 (the “New 2027 Notes”)	$970	$1.00	$30	$1,000	$1.00
$450	2.100% Notes due 2028 (the “2028 Notes”)	84861TAH1	2.100% Notes due 2028 (the “New 2028 Notes”)	$970	$1.00	$30	$1,000	$1.00
$400	4.000% Notes due 2029 (the “2029 Notes”)	84861TAD0	4.000% Notes due 2029 (the “New 2029 Notes”)	$970	$1.00	$30	$1,000	$1.00
$500	3.400% Notes due 2030 (the “2030 Notes”)	84861TAF5	3.400% Notes due 2030 (the “New 2030 Notes”)	$970	$1.00	$30	$1,000	$1.00
$450	3.200% Notes due 2031 (the “2031 Notes”)	84861TAG3	3.200% Notes due 2031 (the “New 2031 Notes”)	$970	$1.00	$30	$1,000	$1.00
$350	2.700% Notes due 2032 (the “2032 Notes”)	84861TAJ7	2.700% Notes due 2032 (the “New 2032 Notes”)	$970	$1.00	$30	$1,000	$1.00

(1)
Consideration per $1,000 principal amount of Spirit Notes validly tendered, subject to any rounding as described herein.

(2)
The term “Realty Notes” in this column refers, in each case, to the series of Realty Notes corresponding to the series of Spirit Notes of like tenor and coupon.

(3)
Includes the Early Participation Premium for Spirit Notes validly tendered prior to the Early Consent Date described below and not validly withdrawn.

The Dealer Manager for the exchange offers and Solicitation Agent for the consent solicitations is:
Wells Fargo Securities

In exchange for each $1,000 principal amount of Spirit Notes that is validly tendered prior to 5:00 p.m., New York City time, on January 10, 2024 (the “Early Consent Date”) and not validly withdrawn, holders will receive the total exchange consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of Realty Notes and a cash amount of $1.00. The Total Consideration includes the early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of Realty Notes. In exchange for each $1,000 principal amount of Spirit Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date (as defined below) and not validly withdrawn, holders will receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and so consists of $970 principal amount of Realty Notes and a cash amount of $1.00. Each new Realty Note issued in exchange for a Spirit Note will have an interest rate and maturity that are the same as the interest rate and maturity of the tendered Spirit Note, as well as the same interest payment dates and redemption provisions and will accrue interest from and including the most recent interest payment date of the tendered Spirit Note. The principal amount of each new Realty Note will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the remaining portion, if any, of the exchange price of such Spirit Note. The exchange offers will expire immediately following 5:00 p.m., New York City time, on January 19, 2024, unless extended (the “Expiration Date”). You may withdraw tendered Spirit Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $2,750,000,000 aggregate principal amount of outstanding Spirit Notes.
Concurrently with the exchange offers, we are also soliciting consents from each holder of the Spirit Notes, upon the terms and conditions set forth in this prospectus (the “consent solicitations”), to certain proposed amendments (the “proposed amendments”) to each series of Spirit Notes governed by an indenture, dated as of August 18, 2016 (the “Spirit Base Indenture”), by and among Spirit OP and U.S. Bank National Association, as trustee (the “Spirit Trustee”), as amended and supplemented by (i) the first supplemental indenture dated as of August 18, 2016, by and among Spirit OP, Spirit Realty Capital, Inc., as guarantor, and the Spirit Trustee, relating to the 2026 Notes (the “Spirit First Supplemental Indenture”), (ii) the second supplemental indenture dated as of June 27, 2019, by and among Spirit OP, Spirit Realty Capital, Inc., as guarantor, and the Spirit Trustee, relating to the 2029 Notes (the “Spirit Second Supplemental Indenture”), (iii) the third supplemental indenture dated as of September 16, 2019, by and among Spirit OP, Spirit Realty Capital, Inc., as guarantor, and the Spirit Trustee, relating to the 2027 Notes (the “Spirit Third Supplemental Indenture”), (iv) the fourth supplemental indenture dated as of September 16, 2019, by and among Spirit OP, Spirit Realty Capital, Inc., as guarantor, and the Spirit Trustee, relating to the 2030 Notes (the “Spirit Fourth Supplemental Indenture”), (v) the fifth supplemental indenture dated as of August 6, 2020, by and among Spirit OP, Spirit Realty Capital, Inc., as guarantor, and the Spirit Trustee, relating to the 2031 Notes (the “Spirit Fifth Supplemental Indenture”), (vi) the sixth supplemental indenture dated as of March 3, 2021, by and among Spirit OP, Spirit Realty Capital, Inc., as guarantor, and the Spirit Trustee, relating to the 2028 Notes (the “Spirit Sixth Supplemental Indenture”) and (vii) the seventh supplemental indenture dated as of March 3, 2021, by and among Spirit OP, Spirit Realty Capital, Inc., as guarantor, and the Spirit Trustee, relating to the 2032 Notes (the “Spirit Seventh Supplemental Indenture” and, collectively with the Spirit First Supplemental Indenture, the Spirit Second Supplemental Indenture, the Spirit Third Supplemental Indenture, the Spirit Fourth Supplemental Indenture, the Spirit Fifth Supplemental Indenture and the Spirit Sixth Supplemental Indenture, each a “Spirit Supplemental Indenture” and, collectively, the “Spirit Supplemental Indentures”). We refer to the Base Indenture and the Spirit Supplemental Indentures, collectively, as the “Spirit Indenture”. You may not consent to the proposed amendments to the Spirit Indenture without tendering your Spirit Notes in the appropriate exchange offer and you may not tender your Spirit Notes for exchange without consenting to the applicable proposed amendments. By tendering your Spirit Notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the Spirit Indenture under which those Spirit Notes were issued with respect to that specific series, as further described under “The Proposed Amendments.”
Consents to the proposed amendments may be revoked at any time prior to the Early Consent Date, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Spirit Notes prior to the Early Consent Date. A valid withdrawal of tendered Spirit Notes prior to the Early Consent Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Early Consent Date will be deemed to be a concurrent withdrawal of the related tendered Spirit Notes. However, a valid withdrawal of Spirit Notes after the Early Consent Date will not be deemed a revocation of the related consent and your consent will continue to be deemed delivered.
The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger (as defined below)) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Merger and receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the Spirit Notes, voting as separate series (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions (other than the waiver of the condition requiring consummation of the Merger).
Assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent

Solicitations”, we plan to issue the new Realty Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”). The Realty Notes will not be listed on any securities exchange.
This investment involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the section entitled “Risk Factors” beginning on page 21 of this prospectus for a discussion of the risks that you should consider in connection with your investment in the Realty Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Realty, Spirit OP, Spirit Realty Capital, Inc., the exchange agent, the information agent, the Spirit Trustee, the trustee under the indenture governing the Realty Notes or the Dealer Manager and Solicitation Agent makes any recommendation as to whether holders of Spirit Notes should exchange their notes in the exchange offers or deliver consents to the proposed amendments to the Spirit Indenture.
The date of this prospectus is January 3, 2024

i

ABOUT THIS PROSPECTUS
As used in this prospectus, unless otherwise specified or unless the context otherwise requires, the terms “Realty,” “Realty Income,” “Company,” “we,” “us,” and “our” refer to Realty Income Corporation, a Maryland corporation, and its subsidiaries on a consolidated basis, and references to our “clients” mean our tenants.
As used in this prospectus, the terms “Spirit Realty Capital, Inc.” refer to Spirit Realty Capital, Inc., a Maryland corporation, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; the terms “Spirit OP” refer to Spirit Realty, L.P., a Delaware limited partnership, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; and, unless otherwise expressly stated, the term “Spirit” refers to either Spirit Realty Capital, Inc. or Spirit OP, or both of them, as the context shall require.
The information contained in this prospectus is not complete and may be changed. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information or representations. This prospectus constitutes an offer to exchange only the Realty Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus is current only as of the respective dates of such documents. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or the “Commission”). You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. When used in this prospectus and the documents incorporated or deemed to be incorporated by reference herein, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “continues,” “should,” “may,” “likely,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include discussions of our business and portfolio (including our growth strategies and our intention to acquire or dispose of properties including the timing and terms), re-leases, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, and the intentions of management; trends in our business, including trends in the market for long-term net leases of freestanding, single-client properties; and statements regarding the anticipated or projected impact of our proposed Merger, if consummated, on our business, results of operations, financial condition or prospects.
Forward-looking statements regarding the anticipated or projected impact of the proposed Merger may include, without limitation, statements regarding potential impacts on our adjusted funds from operations, general and administrative and other corporate expenses, leverage ratios and other credit metrics if the Merger is consummated; potential changes in our interest expense from refinancing or repaying outstanding Spirit indebtedness or preferred equity subsequent to the Merger, if consummated, and potential interest rates at which such indebtedness and preferred equity could be refinanced; statements regarding the potential impact of the Merger, if consummated, on our cash flow and dividend coverage durability; and pro forma information regarding the combined company, assuming the Merger is consummated. Likewise, all such pro forma financial statements and other pro forma information has been prepared on the basis of certain assumptions and estimates and is subject to other uncertainties and does not purport to reflect what our actual results of operations or financial condition or this other pro forma information would have been had the Merger been consummated on the dates assumed for purposes of such pro forma financial statements and information or to be indicative of our financial condition, results of operations or metrics as of or for any future date or period. In that regard, there can be no assurance that the proposed Merger will be consummated on the terms or timeline currently contemplated, or at all. Forward-looking statements are subject to risks, uncertainties and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others:
•
our continued qualification as a real estate investment trust;

•
general domestic and foreign business, economic, or financial conditions;

•
competition; fluctuating interest and currency rates;

•
inflation and its impact on our clients and us;

•
access to debt and equity capital markets and other sources of funding;

•
continued volatility and uncertainty in the credit markets and broader financial markets;

•
other risks inherent in the real estate business including our clients’ defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters;

•
impairments in the value of our real estate assets;

•
changes in domestic and foreign income tax laws and rates;

•
our clients’ solvency;

•
property ownership through joint ventures and partnerships which may limit control of the underlying investments;

•
current or future epidemics or pandemics, measures taken to limit their spread, the impacts on us, our business, our clients (including those in the theater and fitness industries), and the economy generally;

•
the loss of key personnel;

•
the outcome of any legal proceedings to which we are a party or which may occur in the future;

•
acts of terrorism and war; and

•
the structure, timing and completion of the announced Merger between our subsidiary and Spirit and any effects of the announcement, pendency or completion of the announced Merger, including the anticipated benefits therefrom.

Furthermore, additional factors that may cause future events and actual results, financial or otherwise, to differ, potentially materially, from those discussed in or implied by the forward-looking statements include the risks and uncertainties discussed and referred to in the section “Risk Factors” in this prospectus, the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our and Spirit’s most recent Annual Report on Form 10-K and the sections entitled “Risk Factors” (if applicable) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our and Spirit’s subsequent Quarterly Reports on Form 10-Q and under the caption “Supplemental Risk Factors” in Exhibit 99.4 to our Current Report on Form 8-K filed on November 27, 2023 with respect to certain financial statements and risk factors (the “November 27 Form 8-K”), and also include risks and other information discussed in those and other documents that are incorporated or deemed to be incorporated by reference in this prospectus.
You are cautioned not to place undue reliance on forward-looking statements contained or incorporated by reference in this prospectus. Those forward-looking statements are not guarantees of future plans and performance and speak only as of the respective dates of those documents or, in the case of documents incorporated by reference or deemed to be incorporated by reference in this prospectus, as of the respective dates those documents were filed with the SEC and we undertake no obligation to update any such forward-looking statements or other information contained in this prospectus or the documents incorporated by reference herein or to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the respective dates or filing dates, as the case may be, of those documents or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking statements in this prospectus and the documents incorporated by reference herein might not occur. Notwithstanding the foregoing, to the extent that any statements in this prospectus (including any of the periodic reports incorporated by reference in this prospectus) contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the exchange offers, including any forward-looking statements in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We “incorporate by reference” certain information we and Spirit Realty Capital, Inc. file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any other offering materials we may provide you in connection with the offering of securities, or in any other document we or Spirit Realty Capital, Inc. as the case may be, subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. As used under this caption “Where You Can Find More Information,” references to Spirit Realty Capital, Inc. refer to Spirit Realty Capital, Inc., a Maryland corporation, excluding its subsidiaries.
We incorporate by reference the documents listed below under the captions “— Realty SEC Filings” and “— Spirit Realty Capital, Inc. SEC Filings” and any future filings made by us and Spirit Realty Capital, Inc. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to and not “filed” with the SEC (including, without limitation, any information “furnished” pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits “furnished” pursuant to Item 9.01 of Form 8-K). You may obtain copies of any of those documents by visiting the SEC’s website at http://www.sec.gov.
Realty SEC Filings
(a)   Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 22, 2023 (the “2022 Form 10-K”);
(b)   The portions of Realty Income’s Definitive Proxy Statement on Schedule 14A, filed on March 31, 2023, incorporated by reference in the 2022 Form 10-K;
(c)   Realty Income’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed on May 4, 2023, August 3, 2023 and November 7, 2023, respectively; and
(d)   Realty Income’s Current Reports on Form 8-K filed on January 6, 2023, January 9, 2023, January 10, 2023, January 13, 2023, April 5, 2023, April 6, 2023, April 14, 2023, May 25, 2023, June 22, 2023 (solely as to the information in Item 5.02 of such Current Report (as amended by the 8-K/A filed on December 13, 2023)), June 28, 2023, June 29, 2023, July 6, 2023, August 7, 2023, October 30, 2023 (solely as to the information in Item 1.01 of such Current Report), November 27, 2023 (with respect to the filing of certain financial statements and risk factors), November 27, 2023 (with respect to an amendment of a certain sales agreement), November 29, 2023, December 5, 2023, December 15, 2023 and December 21, 2023 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).
Spirit Realty Capital, Inc. SEC Filings
(a)   Spirit Realty Capital, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023 (the “Spirit 2022 Form 10-K”);
(b)   The portions of Spirit Realty Capital, Inc.’s Definitive Proxy Statement on Schedule 14A, filed on March 23, 2023, incorporated by reference in the Spirit 2022 Form 10-K;
(c)   Spirit Realty Capital, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed on May 3, 2023, August 7, 2023, and November 2, 2023, respectively; and
(d)   Spirit Realty Capital, Inc.’s Current Reports on Form 8-K, filed on March 15, 2023, May 4, 2023, May 12, 2023, October 30, 2023 (solely as to the information in Item 1.01 of such Current Report),

December 12, 2023 and January 2, 2024 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).
Other
You may request a copy of the filings referred to above at no cost by writing or telephoning us at the following address:
Realty Income Corporation
11995 El Camino Real
San Diego, CA 92130
Attention: Corporate Secretary
(858) 284-5000
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. To obtain timely delivery, you must make the request no later than January 11, 2024.

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SUMMARY
This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offers and consent solicitations fully, you should carefully read this prospectus and the documents we incorporate by reference. Please also read “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as Item 1A “Risk Factors” incorporated by reference into this prospectus from Spirit’s and our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, for more information about important risks that you should consider before making an investment decision in any of the exchange offers and consent solicitations. On October 29, 2023, Realty entered into an Agreement and Plan of Merger, dated as of October 29, 2023 (as amended from time to time, the “Merger Agreement”) with Spirit Realty Capital, Inc. and Saints MD Subsidiary, Inc., a Maryland corporation and a direct wholly owned subsidiary of Realty (the “Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, Spirit Realty Capital, Inc. will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”). Spirit has scheduled a special meeting of its common stockholders in connection with the Merger. The Spirit special meeting will be held virtually via live audio webcast on January 19, 2024 at 9:00 a.m., Central Time. Currently, the Merger is expected to close in the first quarter of 2024, however, there can be no assurance that this will occur.
Unless otherwise indicated or the context requires, pro forma financial information presented in this prospectus give effect to the completion of the Merger and the transactions related thereto as of, and for, the periods indicated. In addition, unless otherwise indicated, the information contained in this prospectus does not give effect to any debt or equity issuances by Realty or Spirit, which occurred subsequent to September 30, 2023.
Unless this prospectus otherwise indicates or the context otherwise requires, (a) references to our “$4.25 billion revolving credit facility,” our “revolving credit facility” and similar references mean our $4.25 billion unsecured revolving credit facility (excluding a $1.0 billion expansion option, which is subject to obtaining lender commitments and other customary conditions), (b) references to our “$250.0 million term loan facility” and similar references mean our $250.0 million unsecured term loan facility due in March 2024, (c) references to our “2023 term loan facilities” and similar references mean, collectively, our $90.0 million U.S. Dollar-denominated term loan facility due January 2025, our £705.0 million Sterling-denominated term loan facility due January 2025 and our €85.0 million Euro-denominated term loan facility due January 2025, which includes one additional 12-month maturity extension that can be exercised at our sole discretion, (d) references to “our term loan facilities” and similar references mean, collectively, our $250.0 million term loan facility and our 2023 term loan facilities, (e) references to our “$3.0 billion commercial paper programs,” our “commercial paper programs” and similar references mean, collectively, our $1.5 billion U.S. Dollar-denominated unsecured commercial paper program and our $1.5 billion Euro-denominated unsecured commercial paper program, (f) references to our “privately placed Sterling notes” means the £915.0 million aggregate principal amount of our outstanding privately placed Sterling-denominated notes as of September 30, 2023, (g) references to “U.S. dollars,” “dollars,” “USD,” “U.S. $” and “$” in this prospectus are to United States dollars, (h) references to “Sterling,” “pound sterling,” “£” and “GBP” in this prospectus are to the lawful currency of the United Kingdom and (i) references to “€” and “Euro” in this prospectus are to the lawful currency of the European Union. For purposes of determining the U.S. dollar equivalent of our borrowings or other indebtedness denominated in pounds Sterling, Euro or other non-U.S. currencies, the amount of such borrowings and other indebtedness is translated into U.S. dollars using, unless otherwise indicated or the context otherwise requires, applicable currency exchange rates as in effect from time to time.
Our Company
Realty Income, a Maryland corporation, is an S&P 500 company dedicated to investing in people and places to deliver dependable monthly dividends that increase over time. We are structured as a real estate investment trust (“REIT”), requiring us annually to distribute at least 90% of our taxable income (excluding net capital gains) in the form of dividends to our stockholders. Our monthly dividends are supported by the cash flow generated from real estate owned under long-term net lease agreements with our commercial clients.

We were founded in 1969, and listed on the New York Stock Exchange (NYSE: O) in 1994. For over 54 years, we have been acquiring and managing freestanding commercial properties that generate rental revenue under long-term net lease agreements with our commercial clients.
At September 30, 2023, we owned or held interests in a diversified portfolio:
•
Of 13,282 properties;

•
With an occupancy rate of 98.8%, or 13,123 properties leased and 159 properties available for lease or sale;

•
Clients doing business in 85 separate industries;

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Located in all U.S. states, Puerto Rico, the United Kingdom (U.K.), Spain, Italy, and Ireland;

•
With approximately 262.6 million square feet of leasable space; and

•
With a weighted average remaining lease term (excluding rights to extend a lease at the option of the client) of approximately 9.7 years.

Of the 13,282 properties in the portfolio at September 30, 2023, 13,032, or 98.1%, were single-client properties, of which 12,875 were leased, and the remaining were multi-client properties.
Following the Merger, our portfolio is expected to encompass approximately 15,300 primarily single-tenant, net lease commercial real estate properties located in all U.S. states, Puerto Rico, the U.K., Spain, Italy and Ireland.
Our principal executive offices are located at 11995 El Camino Real, San Diego, California 92130 and our telephone number is (858) 284-5000.
Additional information about us and our subsidiaries is included in documents incorporated by reference into this registration statement. For more information, see “Where You Can Find More Information.”
Questions and Answers Regarding the Exchange Offer and Consent Solicitation
Q:
Why is Realty making the exchange offers and consent solicitations?

A:
In connection with the Merger (as defined below), Realty is conducting the exchange offers to simplify its capital structure, and to give existing holders of Spirit Notes the option to obtain securities issued by Realty. Realty is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the Spirit Indenture. Completion of the exchange offers and consent solicitations is expected to ease administration of the combined company’s indebtedness. The closing of the Merger is not conditioned upon the completion of the exchange offers and consent solicitations.

Q:
What will I receive if I tender my Spirit Notes in the exchange offers and consent solicitations?

A:
Subject to the conditions described in this prospectus, for each Spirit Note that is validly tendered prior to 5:00 p.m., New York City time, on January 19, 2024 (the “Expiration Date”), and not validly withdrawn, you will be eligible to receive a Realty Note of the applicable series (as designated in the table below), which will accrue interest at the same annual interest rate, have the same interest payment dates, same redemption terms and same maturity date as the Spirit Note for which it was exchanged. Specifically, (i) in exchange for each $1,000 principal amount of Spirit Notes that is validly tendered prior to 5:00 p.m., New York City time, on January 10, 2024 (the “Early Consent Date”), and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of Realty Notes and a cash amount of $1.00, and includes the Early Participation Premium, which consists of $30 principal amount of Realty Notes, and (ii) in exchange for each $1,000 principal amount of Spirit Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which consists of $970 principal amount of Realty Notes and a cash amount of $1.00.

The Realty Notes will be issued under and governed by the terms of the Realty Indenture described under “The Exchange Offers and Consent Solicitations.” The Realty Notes will be issued only in denominations of $2,000 and whole multiples of $1,000. See “Description of New Realty Notes — General.” If Realty would be required to issue a Realty Note in a denomination other than $2,000 or a whole multiple of $1,000, Realty will, in lieu of such issuance:
•
issue a Realty Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and integral multiples of $1,000 in excess thereof; and

•
pay a cash amount equal to:

•
the difference between (i) the principal amount of the Realty Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Realty Note actually issued in accordance with this paragraph; plus

•
accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Except as otherwise set forth above, instead of receiving a payment for accrued interest on Spirit Notes that you exchange, the Realty Notes you receive in exchange for those Spirit Notes will accrue interest from (and including) the most recent interest payment date on those Spirit Notes. No accrued but unpaid interest will be paid with respect to Spirit Notes tendered for exchange.
You may not consent to the proposed amendments to the Spirit Indenture without tendering your Spirit Notes in the appropriate exchange offer and you may not tender your Spirit Notes for exchange without consenting to the applicable proposed amendments. By tendering your Spirit Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Spirit Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” Consents to the proposed amendments may be revoked at any time prior to the Early Consent Date, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Spirit Notes prior to the Early Consent Date. A valid withdrawal of tendered Spirit Notes prior to the Early Consent Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Early Consent Date will be deemed to be a concurrent withdrawal of the related tendered Spirit Notes. However, a valid withdrawal of Spirit Notes after the Early Consent Date will not be deemed a revocation of the related consent and your consent will continue to be deemed delivered.
Series of Notes Issued by Spirit to be Exchanged (collectively, the “Spirit Notes”)	Series of Notes to be Issued by Realty (collectively, the “Realty Notes”)
4.450% Notes due 2026	4.450% Notes due 2026
3.200% Notes due 2027	3.200% Notes due 2027
2.100% Notes due 2028	2.100% Notes due 2028
4.000% Notes due 2029	4.000% Notes due 2029
3.400% Notes due 2030	3.400% Notes due 2030
3.200% Notes due 2031	3.200% Notes due 2031
2.700% Notes due 2032	2.700% Notes due 2032

Q:
What are the proposed amendments?

A:
The proposed amendments will eliminate (1) substantially all of the restrictive covenants in the Spirit Indenture and (2) any of Spirit’s reporting obligations under the Spirit Notes beyond those required by applicable law. As a result, following consummation of the Merger and the adoption of the proposed amendments, it is expected holders of Spirit Notes will no longer be entitled to receive annual, quarterly and other reports from Spirit.

If the Requisite Consents with respect to each series of Spirit Notes under the Spirit Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived (other than the waiver of the condition requiring consummation of the Merger), as applicable, all of the sections or provisions listed below under the Spirit Indenture will be deleted (or modified as indicated):
•
Section 4.2 and 4.3 of the Spirit Base Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit First Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Second Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Third Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Fourth Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Fifth Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Sixth Supplemental Indenture; and

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Seventh Supplemental Indenture.

Conforming Changes, etc.   The proposed amendments would amend the Spirit Indenture to make certain conforming or other changes to the Spirit Indenture, including modification or deletion of certain definitions and cross-references.
The elimination or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit Spirit and its subsidiaries to take actions that could be adverse to the interests of the remaining holders of the outstanding Spirit Notes. See “Description of the Differences Between the Realty Notes and the Spirit Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments” and “Description of New Realty Notes.”
Q:
What are the consequences of not participating in the exchange offers and consent solicitations prior to the Early Consent Date?

A:
Holders that fail to tender their Spirit Notes (and thereby failed to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date and do not validly withdraw their Spirit Notes before the Expiration Date will receive the Exchange Consideration, which consists of $970 principal amount of Realty Notes and a cash amount of $1.00, but not the Early Participation Premium, which would consist of an additional $30 principal amount of Realty Notes. In addition, Realty Notes received in exchange for Spirit Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date may have a different CUSIP number, and may be required to trade separately, from Realty Notes received in exchange for Spirit Notes that are validly tendered (and not validly withdrawn) before the Early Consent Date. See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — Realty Notes received in exchange for Spirit Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date may have a different CUSIP number, and may be required to trade separately, from Realty Notes received in exchange for Spirit Notes that are validly tendered (and not validly withdrawn) before the Early Consent Date.”

Q:
What are the consequences of not participating in the exchange offers and consent solicitations at all?

A:
If you do not exchange your Spirit Notes for Realty Notes in the exchange offers, you will not receive the benefit of having Realty as the primary obligor of your notes. In addition, if the proposed amendments to the Spirit Indenture have been adopted, the proposed amendments, applicable to a particular series of Spirit Notes, will apply to all Spirit Notes of that series that are not acquired in the exchange offers, even though the holders of those Spirit Notes of that series did not consent to the proposed amendments. Thereafter, all such Spirit Notes will be governed by the Spirit Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Spirit Indenture or those applicable to the Realty Notes. In particular, holders of the Spirit Notes under the amended Spirit Indenture will no longer receive annual, quarterly and other reports from Spirit, and will no longer be entitled to the benefits of various covenants and other provisions.

In addition, certain credit ratings on the Spirit Notes that remain outstanding may be withdrawn upon the completion of the exchange offers. The trading market for any remaining Spirit Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Spirit Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of Spirit Notes that remain outstanding may be materially and adversely affected. Therefore, if your Spirit Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Spirit Notes. See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the Spirit Indenture will afford reduced protection to remaining holders of Spirit Notes.”
Q:
How do the Spirit Notes differ from the Realty Notes to be issued in the exchange offers?

A:
The Spirit Notes are the obligations solely of Spirit Realty, L.P., are guaranteed by Spirit Realty Capital, Inc. and are governed by the Spirit Indenture. The Realty Notes will be the obligations solely of Realty, will not be guaranteed by any subsidiaries of Realty or any other person and will be governed by the Realty Indenture. The Spirit Indenture before giving effect to the proposed amendments and the Realty Indenture are substantially similar, but differ in certain respects, including without limitation as follows:

•
The thresholds for cross-defaults under the Spirit Indenture by Spirit Realty Capital, Inc. or any of its subsidiaries under any mortgage, bond, debenture, note or other evidence of indebtedness under which there is outstanding, or by which there is secured or evidenced, any debt for money borrowed by Spirit Realty Capital, Inc. or any of its subsidiaries is $50 million, whereas the equivalent provision in the Realty Indenture provides for a $25 million threshold;

•
The Spirit Notes include certain guarantees whereas the Realty Notes do not; and

•
The Spirit Indenture contains an event of default that is not contained in the Realty Indenture that applies if the guarantee of any guarantor ceases to be in full force and effect (other than in accordance with the terms of the Spirit Indenture).

Q:
What is the ranking of the Realty Notes?

A:
The Realty Notes will be senior unsecured obligations of Realty, will rank equally in right of payment with all other existing and future senior unsecured indebtedness of Realty, will be effectively subordinated in right of payment to all of our and our subsidiaries’ existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness), and will also be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including any guarantees of our indebtedness by any of our subsidiaries. As of September 30, 2023, none of our subsidiaries guaranteed our borrowings outstanding under our revolving credit facility or under our term loan facilities or borrowings under our commercial paper programs or any of our outstanding privately placed Sterling notes. However, under our revolving credit facility and our term loan facilities, if any of our subsidiaries guarantees or otherwise becomes obligated with respect to any of our or any of our subsidiaries’ other existing or future indebtedness in excess of $350.0 million in the aggregate (subject to limited exceptions), then any such subsidiary would be required to become a guarantor under those facilities within a specified period of time. In addition, certain series of our privately placed Sterling notes include a similar provision that would also require any subsidiary that is or becomes a guarantor of or an obligor under our primary bank credit facility (which would include our current revolving credit facility) or any other indebtedness (subject to certain exceptions) or credit facility of ours in an amount, or providing for borrowings in an amount, equal to or greater than $250.0 million to become a guarantor of those Sterling notes and certain other series of our privately placed Sterling notes require that any subsidiary that guarantees our primary bank credit facility (which would include our current revolving facility) or our other privately placed Sterling notes to become a guarantor of those Sterling notes. This means that, substantially concurrently with the closing of the Merger, and so long as $250.0 million or more of the Spirit Notes remain outstanding, both Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP, which will be our subsidiaries following the Merger, will be required to guarantee our privately placed Sterling notes. In addition, within a specified period of time after the closing of the Merger, so long as Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP guarantee any of our privately placed Sterling notes or more than $350.0 million in the Spirit notes remain outstanding, Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP will also be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facilities (and would then also be required to guarantee all borrowings under our privately placed Sterling notes, to the extent not already guaranteed). Additionally, we may voluntarily cause any of our subsidiaries to become a guarantor under our revolving credit facility or term loan facilities or privately placed Sterling notes to the extent we consider appropriate to remain in compliance with certain covenants thereunder. To the extent that Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) or Spirit OP provide a guarantee of borrowings under our revolving credit facility or term loan facilities or of our privately placed Sterling notes, holders of Realty Notes will be effectively subordinated in right of payment (to the extent of the assets of Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) or Spirit OP) to the borrowings and other obligations under those facilities and to the privately placed Sterling notes. In addition, holders of the Realty Notes will also be effectively subordinated in right of payment (to the extent of the assets of Spirit Realty Capital, Inc (or its successor pursuant to the Merger) and Spirit OP) to any Spirit Notes that remain outstanding after the Merger.
As of September 30, 2023, Realty had approximately $17.4 billion of outstanding unsecured senior debt securities, (excluding $64.8 million of unamortized net original issuance premiums, deferred financing costs and basis adjustments on interest rate swaps designated as fair value hedges), including approximately £2.6 billion denominated in Sterling and €1.1 billion denominated in Euro thereunder.
The Realty Notes offered will also be structurally subordinated to all obligations of our subsidiaries with respect to the assets of such subsidiaries (including Spirit and its subsidiaries). As of September 30, 2023, we and our consolidated subsidiaries had approximately $20.4 billion principal amount of indebtedness and Spirit had approximately $3.9 billion principal amount of indebtedness (including $2.8 billion principal amount of Spirit Notes proposed to be exchanged for the Realty Notes). See “Risk Factors — Risks Related to the Realty Notes — The Realty Notes will be effectively junior to all of our existing and future secured debt, to the existing and future secured debt of our subsidiaries, including Spirit, and to the existing and future obligations of our subsidiaries, including Spirit” and “Description of New Realty Notes — Ranking.”
Q:
What consents are required to effect the proposed amendments to the Spirit Indenture and consummate the exchange offers?

A:
In order for the proposed amendments to the Spirit Indenture to be adopted with respect to the Spirit Notes, receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the Spirit Notes, voting as separate series, must be received prior to the Expiration Date for the exchange offer.

Q:
Is the closing of the Merger conditioned on the receipt of the Requisite Consents and completion of the exchange offer and consent solicitations?

A:
Closing of the Merger is not conditioned upon the receipt of the Requisite Consents and completion of the exchange offer and consent solicitations.

Q:
What are the conditions to the exchange offer and consent solicitations?

A:
The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Merger and the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the Spirit Notes, voting as separate series (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions (except for the consummation of the Merger). For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.”

Q:
Will Realty accept all tenders of Spirit Notes?

A:
Subject to the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions to the exchange offers, we will accept for exchange any and all Spirit Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date.

Q:
When will Realty issue new Realty Notes and pay the cash consideration?

A:
Assuming the conditions to the exchange offers are satisfied or waived (other than the waiver of the condition requiring consummation of the Merger), Realty will issue new Realty Notes in book-entry form and pay the cash consideration promptly on or about the second business day following the Expiration Date (the “Settlement Date”).

Q:
When will the proposed amendments to the Spirit Indenture become effective?

A:
If we receive the Requisite Consents with respect to all series of Spirit Notes before the Expiration Date, the proposed amendments to the Spirit Indenture with respect to each series will become effective on the Settlement Date, assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.”

Q:
When will the exchange offers and consent solicitations expire?

A:
Each exchange offer and consent solicitation will expire immediately following 5:00 p.m., New York City time, on January 19, 2024 unless we, in our sole discretion, extend the exchange offers and consent solicitations, in which case the Expiration Date will be the latest date and time to which the exchange offers and consent solicitations is extended. See “The Exchange Offers and Consent Solicitations — Expiration Date; Extensions; Amendments.”

Q:
Can I withdraw after I tender my Spirit Notes and deliver my consent?

A:
You may withdraw tendered Spirit Notes at any time prior to the Expiration Date. Consents to the proposed amendments may be revoked at any time prior to the Early Consent Date, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Spirit Notes prior to the Early Consent Date. A valid withdrawal of tendered Spirit Notes prior to the Early Consent Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Early Consent Date will be deemed to be a concurrent withdrawal of the related tendered Spirit Notes. However, a valid withdrawal of Spirit Notes after the Early Consent Date will not be deemed a revocation of the related consent and your consent will continue to be deemed delivered.

Following the Expiration Date, tenders of Spirit Notes may not be validly withdrawn unless Realty is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Spirit Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — Withdrawal of Tenders and Revocation of Corresponding Consents.”
Q:
How do I exchange my Spirit Notes if I am a beneficial owner of Spirit Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my Spirit Notes for me?

A:
Currently, all of the Spirit Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company. However, if any Spirit Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The

Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — Spirit Notes Held Through a Nominee.”
Q:
Will the Realty Notes be eligible for listing on an exchange?

A:
Neither the Spirit Notes prior to the exchange offers and consent solicitations, nor the Realty Notes subsequent to the exchange offers and consent solicitations, will be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the Realty Notes. See “Risk Factors — Risks Related to the Realty Notes — An active trading market may not develop or be maintained for the Realty Notes.”

Q:
To whom should I direct any questions?

A:
Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the Dealer Manager and Solicitation Agent:

Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, NC 28202
Attention: Liability Management Group
Collect: (704) 410-4759
Toll-free: (866) 309-6316
liabilitymanagement@wellsfargo.com
Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (866) 796-7184
Email: realtyincome@dfking.com
Amendments and Supplements
We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”
No Appraisal or Dissenters’ Rights
Holders of the Spirit Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Spirit Indenture and the Spirit Notes, or under the terms of the Spirit Indenture in connection with the exchange offers and consent solicitations. See “The Exchange Offers and Consent Solicitations — Absence of Dissenters’ Rights.”
The Exchange Offers and Consent Solicitations
Exchange Offers
Realty is hereby offering to exchange, upon the terms and conditions set forth in this prospectus, any and all of each series of outstanding Spirit Notes listed on the front cover of this prospectus for newly issued series of Realty Notes with the same interest rates, interest payment dates, redemption terms and the same maturity as the corresponding series of Spirit Notes. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”

Consent Solicitations
Realty is soliciting consents to the proposed amendments of the Spirit Indenture from holders of the Spirit Notes upon the terms and conditions set forth in this prospectus. You may not tender your Spirit Notes for exchange without delivering a consent to all of the proposed amendments to the Spirit Indenture. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”
The Proposed Amendments
The proposed amendments, if effected, will, among other things, eliminate (1) substantially all of the restrictive covenants in the Spirit Indenture and (2) any of Spirit’s reporting obligations under the Spirit Notes beyond those required by applicable law. As a result, following consummation of the Merger and the adoption of the proposed amendments, it is expected holders of Spirit Notes will no longer be entitled to receive annual, quarterly and other reports from Spirit. See “The Proposed Amendments.”
Requisite Consents
For the proposed amendments to be adopted with respect to the Spirit Notes, the valid consents of the holders of at least a majority of the then outstanding aggregate principal amount of each series of the Spirit Notes, voting as separate series, must be obtained before the Expiration Date. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”
Procedures for Participating in the Exchange Offers and Consent Solicitations
If you wish to participate in an exchange offer and consent solicitation, you must cause the book-entry transfer of your Spirit Notes to the exchange agent’s account at The Depository Trust Company (“DTC”), and the exchange agent must receive a confirmation of book-entry transfer and an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering.”
Total Consideration; Early Participation Premium on Early Consent Date
In exchange for each $1,000 principal amount of Spirit Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of Realty Notes and a cash amount of $1.00. In exchange for each $1,000 principal amount of Spirit Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn, holders will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of Realty Notes, and so consists of $970 principal amount of Realty Notes and a cash amount of $1.00.
Expiration Date
Each of the exchange offers and consent solicitations will expire at 5:00 p.m., New York City time, on January 19, 2024, or a later date and time to which Realty extends it with respect to one or more series of Spirit Notes.
Withdrawal and Revocation
Tenders of Spirit Notes may be validly withdrawn at any time prior to the Expiration Date. Consents to the proposed amendments may be revoked at any time prior to the Early Consent Date, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Spirit Notes prior to the Early Consent Date. A valid withdrawal of tendered Spirit Notes prior to the Early Consent Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Early Consent Date will be deemed to be a concurrent withdrawal of the related tendered Spirit Notes. However, a valid withdrawal of Spirit Notes after the Early Consent Date will not be deemed a revocation of the related consent and your consent will continue to be deemed delivered.

Following the Expiration Date, tenders of Spirit Notes may not be validly withdrawn unless Realty is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Spirit Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — Withdrawal of Tenders and Revocation of Corresponding Consents.”
Conditions
The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Merger and in respect of each series of Spirit Notes the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the Spirit Notes, voting as separate series (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions, except for the consummation of the Merger. For information about other conditions to our obligations to complete the exchange offers and consent solicitations, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” The closing of the Merger is not conditioned upon the completion of the exchange offers and consent solicitations.
Acceptance of Spirit Notes and Consents and Delivery of Realty Notes
You may not consent to the proposed amendments to the Spirit Indenture without tendering your Spirit Notes in the appropriate exchange offer and you may not tender your Spirit Notes for exchange without consenting to the applicable proposed amendments.
Subject to the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions to the exchange offers and consent solicitations, Realty will accept for exchange any and all Spirit Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering Spirit Notes will also constitute valid delivery of consents to the proposed amendments to the Spirit Indenture, Realty will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All Spirit Notes exchanged will be cancelled. The Realty Notes issued pursuant to the exchange offers will be issued and delivered through the facilities of the DTC promptly on the Settlement Date, assuming the satisfaction or waiver (other than the consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” We will return to you any Spirit Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations — Acceptance of Spirit Notes for Exchange; Realty Notes.”
U.S. Federal Income Tax Considerations
Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you of the exchange. See “Certain U.S. Federal Income Tax Consequences.”
Consequences of Not Exchanging Spirit Notes for Realty Notes
If you do not exchange your Spirit Notes for Realty Notes in the exchange offers, you will not receive the benefit of having the Realty parent entity as the primary obligor of your notes. In addition, if the proposed amendments to the Spirit Indenture have been adopted, the proposed amendments, applicable to the particular series of Spirit Notes, will apply to all Spirit Notes of such series that are not acquired in the exchange offers, even though the holders of those Spirit Notes did not consent to the proposed amendments. Thereafter, all such Spirit Notes will be governed by the Spirit Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Spirit Indenture or those applicable to the Realty Notes. In particular, holders of the Spirit Notes under the amended Spirit Indenture will no longer receive annual, quarterly and other reports from Spirit, and will no longer be entitled to the benefits of various covenants, and other provisions in the Spirit Indenture.
In addition, certain credit ratings on the Spirit Notes that remain outstanding may be withdrawn upon the completion of the exchange offers. The trading market for any remaining Spirit Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Spirit Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of Spirit Notes that remain outstanding may be materially and adversely affected. Therefore, if your Spirit Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Spirit Notes. See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the Spirit Indenture will afford reduced protection to remaining holders of Spirit Notes.”
Use of Proceeds
We will not receive any cash proceeds from the exchange offers.
Exchange Agent, Information Agent and Dealer Manager and Solicitation Agent
D.F. King & Co, Inc. is serving as exchange agent and information agent for the exchange offers and consent solicitations.
Wells Fargo Securities, LLC is serving as the Dealer Manager and Solicitation Agent.
The addresses, email addresses and the facsimile and telephone numbers of these parties appear on the back cover of this prospectus.
We have other business relationships with the exchange agent and the Dealer Manager and Solicitation Agent, as described in “The Exchange Offers and Consent Solicitations — Exchange Agent” and “The Exchange Offers and Consent Solicitations — Dealer Manager & Solicitation Agent.”
No Guaranteed Delivery Procedures
No guaranteed delivery procedures are being offered in connection with the exchange offers and consent solicitations. You must tender your Spirit Notes and deliver your consent by the Expiration Date in order to participate in the exchange offers.
No Recommendation
None of Realty, Spirit, the Dealer Manager and Solicitation Agent, the information agent, the exchange agent or the trustees under the Spirit Indenture or the Realty Indenture makes any recommendation in connection with the exchange offers or consent solicitations as to whether any holder of the Spirit Notes should tender or refrain from tendering all or any portion of the principal amount of that holder’s Spirit Notes (and in so doing, consent to the adoption of the proposed amendments to the Spirit Indenture), and no one has been authorized by any of them to make such a recommendation.
Risk Factors
For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 21 of this prospectus.

Further Information
Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the Dealer Manager and Solicitation Agent:
Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, NC 28202
Attention: Liability Management Group
Collect: (704) 410-4759
Toll-free: (866) 309-6316
liabilitymanagement@wellsfargo.com
Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (866) 796-7184
Email: realtyincome@dfking.com
We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”
The New Realty Notes
Issuer
Realty Income Corporation, a Maryland corporation.
Notes Offered
We are offering up to $2,750 million aggregate principal amount of Realty Notes of the following series:
(1)   $300 million aggregate principal amount of 4.450% Notes due September 15, 2026,
(2)   $300 million aggregate principal amount of 3.200% Notes due January 15, 2027,
(3)   $450 million aggregate principal amount of 2.100% Notes due March 15, 2028,
(4)   $400 million aggregate principal amount of 4.000% Notes due July 15, 2029,
(5)   $500 million aggregate principal amount of 3.400% Notes due January 15, 2030,
(6)   $450 million aggregate principal amount of 3.200% Notes due February 15, 2031, and
(7)   $350 million aggregate principal amount of 2.700% Notes due February 15, 2032.
Interest Rates; Interest Payment Dates; Maturity Dates
Each new series of Realty Notes will have the same interest rates, maturity dates, redemption terms and interest payment dates as the corresponding series of Spirit Notes for which they are being offered in exchange.
Each Realty Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding Spirit Note. Holders of Spirit Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from Spirit in respect of interest accrued from the date of the last interest payment date in respect of their Spirit Notes until the date of the issuance of the Realty Notes.
The Realty Notes received in exchange for the tendered Spirit Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Spirit Notes; provided, that interest will only accrue with respect to the aggregate principal amount of Realty Notes you receive, which will be less than the principal amount of Spirit Notes you tendered for exchange if you did so after the Early Consent Date. No accrued but unpaid interest will be paid with respect to any Spirit Notes validly tendered (and not validly withdrawn) prior to the Expiration Date.
Interest Rates and Maturity Dates	Semi-Annual Interest Payment Dates	Expected First Interest Payment Date
4.450% Notes due September 15, 2026	March 15 and September 15	March 15, 2024
3.200% Notes due January 15, 2027	January 15 and July 15	July 15, 2024
2.100% Notes due March 15, 2028	March 15 and September 15	March 15, 2024
4.000% Notes due July 15, 2029	January 15 and July 15	July 15, 2024
3.400% Notes due January 15, 2030	January 15 and July 15	July 15, 2024
3.200% Notes due February 15, 2031	February 15 and August 15	February 15, 2024
2.700% Notes due February 15, 2032	February 15 and August 15	February 15, 2024
Use of Proceeds
We will not receive any cash proceeds from the issuance of the Realty Notes in connection with the exchange offers. In exchange for issuing the Realty Notes and paying the cash consideration, we will receive Spirit Notes that will be cancelled and not reissued. See “Use of Proceeds.”
Ranking
The Realty Notes will be our senior unsecured obligations, will rank equally in right of payment with all of our other senior unsecured indebtedness and will be effectively subordinated in right of payment to all of our and our subsidiaries’ existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). The Realty Notes will also be structurally subordinated to all existing and future unsecured and secured liabilities and preferred equity of our subsidiaries (including Spirit), including guarantees provided by our subsidiaries. As of September 30, 2023, none of our subsidiaries guaranteed our borrowings outstanding under our revolving credit facility or under our term loan facilities or borrowings under our $3.0 billion commercial paper programs or any of our outstanding privately placed Sterling notes. However, under our revolving credit facility and, our term loan facilities, if any of our subsidiaries guarantees or otherwise becomes obligated with respect to any of our or any of our subsidiaries’ other existing or future indebtedness in excess of $350.0 million in the aggregate (subject to limited exceptions), then any such subsidiary would be required to become a guarantor under those facilities within a specified period of time. In addition, certain series of our privately placed Sterling notes include a similar provision that would also require any subsidiary that is or becomes a guarantor of or an obligor under our primary bank credit facility (which would include our current revolving credit facility) or any other indebtedness (subject to certain exceptions) or credit facility of ours in an amount, or providing for borrowings in an amount, equal to or greater than $250.0 million to become a guarantor of those Sterling notes and certain other series of our privately placed Sterling notes require that any subsidiary that guarantees our primary bank credit facility (which would include our current revolving credit facility) or our other privately placed Sterling notes to become a guarantor of those Sterling notes. This means that, substantially concurrently with the closing of the Merger, and so long as $250.0 million or more of the Spirit notes remains outstanding, both Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP, which will be our subsidiaries following the Merger, will be required to guarantee our privately placed Sterling notes. In addition, within a specified period of time after the closing of the Merger, so long as Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP guarantee any of our privately placed Sterling notes or more than $350.0 million in the Spirit notes remain outstanding, Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP will also be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facilities (and would then also be required to guarantee all borrowings under our privately placed Sterling notes, to the extent not already guaranteed). Additionally, we may voluntarily cause any of our subsidiaries to become a guarantor under our revolving credit facility or term loan facilities or privately placed Sterling notes to the extent we consider appropriate to remain in compliance with certain covenants thereunder. To the extent that Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) or Spirit OP provide a guarantee of borrowings under our revolving credit facility or term loan facilities or of our privately placed Sterling notes, holders of Realty Notes will be effectively subordinated in right of payment (to the extent of the assets of Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) or Spirit OP) to the borrowings and other obligations under those facilities and to the privately placed Sterling notes. In addition, holders of the Realty Notes will also be effectively subordinated in right of payment (to the extent of the assets of Spirit Realty Capital, Inc (or its successor pursuant to the Merger) and Spirit OP) to any Spirit Notes that remain outstanding after the Merger.
Optional Redemption
We may redeem any series of Realty Notes before their stated maturity in whole, or in part, from time to time, at the redemption prices described under “Description of New Realty Notes — Optional Redemption.”
Covenants
We will issue the Realty Notes under our indenture, dated as of October 28, 1998, with The Bank of New York Mellon Trust, N.A., as trustee. The covenants include a limitation on incurrence of total debt, a limitation on incurrence of secured debt, a debt service coverage covenant, a maintenance of total unencumbered assets covenant and a merger and sale of assets covenant. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of New Realty Notes — Additional Covenants of Realty” and “Description of Base Securities — Merger, Consolidation or Sale of Assets.”
No Trading Market
Each series of Realty Notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list any of the Realty Notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for any series of the Realty Notes will develop, the ability of holders of the Realty Notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading markets develop, you may be unable to resell the Realty Notes at any price or at their fair market value or at all.
Risk Factors
For risks related to an investment in the Realty Notes, please read the section entitled “Risk Factors” beginning on page 21 of this prospectus.

RISK FACTORS
An investment in the Realty Notes involves a number of risks. You should carefully consider all the information set forth in this prospectus and incorporated by reference herein before deciding to invest in the Realty Notes. In particular, we urge you to consider carefully the risk factors associated with each of Realty and Spirit. These risk factors can be found under Realty’s and Spirit’s respective reports filed with the SEC and incorporated by reference in this prospectus, including Realty’s and Spirit’s respective Annual Reports on Form 10-K for the year ended December 31, 2022, which are incorporated by reference herein. In addition, we urge you to consider carefully the risk factors related to the Merger described and referred to in Exhibit 99.4 to, and under the captions “Supplemental Risk Factors” and “Forward-Looking Statements” in, the November 27 Form 8-K.
Risks Related to the Realty Notes
We are subject to risks associated with debt financing.
We intend to incur additional indebtedness in the future, including borrowings under our $4.25 billion unsecured revolving credit facility and our $3.0 billion commercial paper programs. The credit agreement governing our revolving credit facility (the “Credit Agreement”) also governs our $250.0 million unsecured term loan facility due March 2024, and, on January 6, 2023, we entered into the Term Loan Agreement (the “Term Loan Agreement”) governing our 2023 term loan facilities (the Credit Agreement and the Term Loan Agreement are collectively referred to in this prospectus as the “Credit Agreements”), pursuant to which we borrowed an aggregate of approximately $1.0 billion in multicurrency borrowings. As of September 30, 2023, we had $481.5 million of outstanding borrowings under our revolving credit facility, including approximately £372.0 million denominated in Sterling and €26.0 million denominated in Euro thereunder, $376.8 million of outstanding borrowings under our commercial paper programs, consisting entirely of Euro-denominated borrowings, a total of $17.4 billion of outstanding unsecured senior debt securities (excluding $64.8 million of unamortized net original issuance premiums, deferred financing costs and basis adjustments on interest rate swaps designated as fair value hedges), including approximately £2.6 billion denominated in Sterling and €1.1 billion denominated in Euro thereunder, $1.3 billion of borrowings outstanding under our term loan facilities (excluding total deferred financing costs of $2.3 million from all outstanding loans), and approximately $822.0 million of outstanding mortgage debt (excluding unamortized net premiums and deferred financing costs totaling $2.3 million).
Our revolving credit facility grants us the option, subject to obtaining lender commitments and other customary conditions, to expand the borrowing limits thereunder to up to $5.25 billion. The Term Loan Agreement also permits us to incur additional term loans, up to an aggregate of $1.5 billion in total borrowings, pursuant to an accordion expansion feature, which is subject to obtaining lender commitments and other customary conditions. In addition, our unsecured commercial paper programs permit us to offer and sell up to $3.0 billion of commercial paper at any time. We use our revolving credit facility as a liquidity backstop for the repayment of notes issued under the commercial paper programs. Specifically, we maintain unused borrowing capacity under our revolving credit facility equal to the aggregate principal amount of borrowings outstanding under our commercial paper programs from time to time. We may in the future enter into amendments and restatements of our revolving credit facility and term loan facilities, or enter into new revolving credit facilities or term loan facilities, and any such amended, restated or replacement revolving credit facilities or term loan facilities may increase the amounts we are entitled to borrow, subject to customary conditions, compared to our current revolving credit facility and term loan facilities, or we may incur other indebtedness. We may also in the future increase the size of our commercial paper programs or establish new commercial paper programs. We expect that we will continue to use our current and any new revolving credit facilities we may enter into (in each case as the same may be expanded, amended or restated, if applicable, from time to time), as the liquidity backstop for the repayment of notes issued under our current or any new commercial paper programs that we may maintain from time to time.
In addition, on October 29, 2023, we entered into the Merger Agreement, which provides for the merger of Spirit with and into Merger Sub, with Merger Sub surviving as our wholly-owned subsidiary. If the Merger is consummated on the terms currently contemplated, all of Spirit’s then outstanding indebtedness (other than indebtedness, if any, repaid in connection with the Merger) will become indebtedness of ours, which will significantly increase our total consolidated indebtedness. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Statements” in this prospectus.
To the extent that new indebtedness is added to our current debt levels, the related risks that we now face would increase. As a result, we are and will be subject to risks associated with debt financing, including the risk that our cash flow could be insufficient to make required payments on our debt, including the Realty Notes, or to pay dividends on our common stock. We also face variable interest rate risk as the interest rates on our revolving credit facility, term loan facilities, and commercial paper programs are variable (subject to our interest rate swaps on our term loan facilities), and the interest rates on any credit facilities and term loan facilities we may enter into in the future may be variable and could therefore increase over time. In addition, commercial paper borrowings are short-term obligations and the interest rate on newly issued commercial paper varies according to market conditions at the time of issuance. Similarly, some of the indebtedness to which we will become subject if the Merger closes on the terms currently contemplated may also bear interest at variable rates. While we may enter into hedging and other derivatives instruments to mitigate our exposure to fluctuations in borrowing and currency rates, we may not realize the anticipated benefits from these arrangements or they may be insufficient to mitigate our exposure. We also face the risk that we may be unable to refinance or repay our debt, including the Realty Notes, as it comes due. Given past disruptions in the financial markets and ongoing global financial uncertainties, including the impact of COVID-19, the United Kingdom’s withdrawal from the European Union (referred to as Brexit), the ongoing Russia-Ukraine conflict, the ongoing conflict between Hamas and Israel, and market and other conditions impacting the viability of U.S. and multi-national financial institutions, we also face the risk that one or more of the participants in our revolving credit facility may not be able to lend us money.
We have incurred and may continue to incur indebtedness that is denominated in local currencies to fund our international investments and operations. However, it is possible that such indebtedness may be insufficient or may be on unacceptable terms, in which case we may incur indebtedness that is not denominated in local currency. In such event, we may be subject to foreign exchange rate volatility. While we may enter into hedging and other derivatives instruments to mitigate our exposure to fluctuations in foreign exchange rates, we may not realize the anticipated benefits from these arrangements or these arrangements may be insufficient to mitigate our exposure.
Our revolving credit facility, our term loan facilities and our mortgage loan documents contain provisions that could limit or, in certain cases, prohibit the payment of dividends and other distributions to holders of our common stock, and any credit facilities, mortgage loan documents or other debt instruments that we may in the future enter into, assume or become bound by may impose similar limitations or prohibitions. In particular, our revolving credit facility and our term loan facilities provide that, if an event of default (as defined in the Credit Agreements) exists, we may not pay any dividends or make other distributions on (except distributions payable in shares of a given class of our stock to the stockholders of that class), or repurchase or redeem, among other things, any shares of our common stock or any outstanding preferred stock, during any period of four consecutive fiscal quarters in an aggregate amount in excess of the greater of:
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The sum of 95% of our adjusted funds from operations (as defined in the Credit Agreements, as applicable) for that period plus the aggregate amount of cash distributions made to holders of our outstanding preferred stock, if any, for that period, and

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The minimum amount of cash distributions required to be made to our stockholders in order to maintain our status as a REIT for federal income tax purposes and to avoid the payment of any income or excise taxes that would otherwise be imposed under specified sections of the Internal Revenue Code of 1986, as amended, or the Code, on income we do not distribute to our stockholders, except we may repurchase or redeem shares of our outstanding preferred stock, if any, with net proceeds from the issuance of shares of our common stock or preferred stock. The Credit Agreements each provide that, in the event of a failure to pay principal, interest or any other amount payable thereunder when due or upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or with respect to one or more of our subsidiaries that in the aggregate meet a significance test set forth in the Credit Agreements, as applicable, we and our subsidiaries (other than our wholly-owned subsidiaries) may not pay dividends or make other distributions on (except for (a) distributions payable in shares of a given class of our stock to the stockholders of that class and (b) dividends and distributions described in the second bullet point above), or repurchase or redeem, among other things, any shares of our common stock or preferred stock. If any such event of default under the applicable Credit Agreements (or under any other credit agreement or debt instrument with similar terms that we may in the future enter into or be subject to) were to occur, it would likely have a material adverse effect on the market price of our outstanding common stock and any outstanding preferred stock and on the market value of our debt securities, including the Realty Notes offered hereby, which could limit the amount of dividends or other distributions payable to holders of our common stock and any outstanding preferred stock or the amount of interest and principal we are able to pay on our indebtedness, including the Realty Notes offered hereby, or prevent us from paying those dividends, other distributions, interest or principal altogether, and may adversely affect our ability to qualify, or prevent us from qualifying, as a REIT.
Our indebtedness could also have other important consequences to holders of our common stock, any outstanding preferred stock and our debt securities, including the Realty Notes, including:
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Increasing our vulnerability to general adverse economic and industry conditions;

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Limiting our ability to obtain additional financing to fund future working capital, acquisitions, capital expenditures and other general corporate requirements;

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Requiring the use of a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

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Limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and

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Putting us at a disadvantage compared to our competitors with less indebtedness.

If we default under a credit facility, loan agreement or other debt instrument, the lenders will generally have the right to demand immediate repayment of the principal and interest on all of their loans and, in the case of secured indebtedness, to exercise their rights to seize and sell the collateral. Moreover, a default under a single loan or debt instrument may trigger cross-default or cross-acceleration provisions in other indebtedness and debt instruments, giving the holders of such other indebtedness and debt instruments similar rights to demand immediate repayment and to seize and sell any collateral.
The Realty Notes will be effectively junior to all of our existing and future secured debt, to the existing and future secured debt of our subsidiaries, including Spirit, and to the existing and future obligations of our subsidiaries, including Spirit.
The Realty Notes will be effectively subordinated to all liabilities of our subsidiaries, including any guarantees of our indebtedness by any of our subsidiaries, and will be subordinated to our secured indebtedness to the extent of the assets securing that indebtedness. The Realty Notes offered hereby will be our obligations exclusively and will not be the obligations of, or guaranteed by, any of our subsidiaries, nor are any of our subsidiaries required to provide funds to us, whether by dividend, loan or otherwise, to make payments on the Realty Notes. As a result, the Realty Notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries from time to time outstanding, including any guarantees of our indebtedness by any of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary (including, in the case of any subsidiary that may in the future guarantee any indebtedness outstanding under our revolving credit facility, our term loan facilities or privately placed Sterling notes, the lenders under those facilities and the holders of those notes and other indebtedness) will generally be entitled to payment of their claims from the assets of that subsidiary before any of those assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor of that subsidiary, in which case our claims would still be effectively subordinated in right of payment to all existing and future secured debt of that subsidiary (to the extent of the value of the collateral pledged as security therefor) and would be subordinated in right of payment to any existing and future indebtedness of the subsidiary senior to that held by us. As of September 30, 2023, our subsidiaries had approximately $1.2 billion of total indebtedness and other liabilities outstanding (excluding liabilities owed to us and other intercompany liabilities, below-market lease liabilities, and operating lease liabilities) and we (including our subsidiaries) had approximately $822.0 million of secured indebtedness outstanding (excluding unamortized premiums and deferred financing costs). Moreover, if the Merger is consummated on the terms currently contemplated, some or all of Spirit’s and Spirit Realty Capital, Inc.’s subsidiaries’ then outstanding indebtedness and other liabilities (other than indebtedness and other liabilities, if any, repaid or otherwise satisfied in connection with the Merger) will become indebtedness and liabilities of our subsidiaries, which will significantly increase our total secured and unsecured indebtedness and, because Spirit will become a subsidiary of ours as a result of the Merger, the total indebtedness and other liabilities of our subsidiaries (which will include Spirit).
As of September 30, 2023, none of our subsidiaries guaranteed our borrowings outstanding under our revolving credit facility or under our term loan facilities or borrowings under our $3.0 billion commercial paper programs or any of our outstanding privately placed Sterling notes. However, under our revolving credit facility and our term loan facilities, if any of our subsidiaries guarantees or otherwise becomes obligated with respect to any of our or any of our subsidiaries’ other existing or future indebtedness in excess of $350.0 million in the aggregate (subject to limited exceptions), then any such subsidiary would be required to become a guarantor under those facilities within a specified period of time. In addition, certain series of our privately placed Sterling notes include a similar provision that would also require any subsidiary that is or becomes a guarantor of or an obligor under our primary bank credit facility (which would include our current revolving credit facility) or any other indebtedness (subject to certain exceptions) or credit facility of ours in an amount, or providing for borrowings in an amount, equal to or greater than $250.0 million to become a guarantor of those Sterling notes and certain other series of our privately placed Sterling notes require that any subsidiary that guarantees our primary bank credit facility (which would include our current revolving credit facility) or our other privately placed Sterling notes to become a guarantor of those Sterling notes. This means that, substantially concurrently with the closing of the Merger, and so long as $250.0 million or more of the Spirit Notes remain outstanding, both Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP, which will be our subsidiaries following the Merger, will be required to guarantee our privately placed Sterling notes. In addition, within a specified period of time after the closing of the Merger, so long as Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP guarantee any of our privately placed Sterling notes or more than $350.0 million in the Spirit notes remain outstanding, Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP will also be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facilities (and would then also be required to guarantee all borrowings under our privately placed Sterling notes, to the extent not already guaranteed). Additionally, we may voluntarily cause any of our subsidiaries to become a guarantor under our revolving credit facility or term loan facilities or privately placed Sterling notes to the extent we consider appropriate to remain in compliance with certain covenants thereunder. To the extent that Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) or Spirit OP provide a guarantee of borrowings under our revolving credit facility or term loan facilities or of our privately placed Sterling notes, holders of Realty Notes will be effectively subordinated in right of payment (to the extent of the assets of Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) or Spirit OP) to the borrowings and other obligations under those facilities and to the privately placed Sterling notes. In addition, holders of the Realty Notes will also be effectively subordinated in right of payment (to the extent of the assets of Spirit Realty Capital, Inc (or its successor pursuant to the Merger) and Spirit OP) to any Spirit Notes that remain outstanding after the Merger.
Although the indenture under which the Realty Notes will be issued and other debt instruments to which we are a party limit our ability and the ability of our subsidiaries to incur additional indebtedness, both we and our subsidiaries have the right to incur substantial additional secured and unsecured indebtedness.
The Realty Notes are unsecured and therefore will be subordinated in right of payment to all existing and future secured indebtedness of us and our subsidiaries to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy, liquidation or similar proceeding involving us, our assets which serve as collateral for our secured indebtedness must first be applied to repay our secured indebtedness before being applied to pay any of our other indebtedness or liabilities, including the Realty Notes offered hereby. Likewise, in the event of a bankruptcy, liquidation or similar proceeding involving any of our subsidiaries, any assets of that subsidiary that serve as collateral for its secured indebtedness must first be applied to repay such secured indebtedness before being applied to pay any of its other indebtedness or liabilities or, if applicable, being provided to us. As of September 30, 2023, our subsidiaries had approximately $1.2 billion of total indebtedness and other liabilities outstanding (excluding liabilities owed to us and other intercompany liabilities, below-market lease liabilities, and operating lease liabilities) and we (including our subsidiaries) had approximately $822.0 million of secured indebtedness outstanding (excluding unamortized premiums and deferred financing costs). Moreover, if the Merger is consummated on the terms currently contemplated, some or all of Spirit’s and Spirit Realty Capital, Inc.’s subsidiaries’ then outstanding secured indebtedness (other than secured indebtedness, if any, repaid or otherwise satisfied in connection with the Merger) will become secured indebtedness of our subsidiaries, which will significantly increase our total secured indebtedness. Further, we may be required, under certain limited circumstances, to post cash collateral under our revolving credit facility. Our revolving credit facility includes a facility for the issuance of standby letters of credit for our account, which letters of credit are to be issued by two of the lenders that are party to the revolving credit facility. Each other lender that is a party to the revolving credit facility is obligated to reimburse such lenders if letters of credit are drawn upon, in an amount (the “L/C Reimbursement Amount”) that is proportionate to its commitment to make loans under the revolving credit facility. If any lender defaults in any funding obligation it has under the revolving credit facility or becomes subject to a bankruptcy or insolvency proceeding, then we are required to immediately put up cash collateral in an amount equal to the L/C Reimbursement Amount of that lender. In addition, we may be required to put up cash collateral if we extend the term of letters of credit available under our revolving credit facility beyond the facility’s expiration date. In addition, if our pending Merger with Spirit are consummated on the terms currently contemplated, all then outstanding liabilities and other indebtedness of Spirit’s subsidiaries (other than indebtedness or liabilities, if any, that are repaid or otherwise satisfied in connection with the Merger) will become indebtedness and liabilities of ours or our subsidiaries, as the case may be, which will significantly increase the total liabilities and other indebtedness of our subsidiaries to which the Realty Notes will be effectively subordinated in right of payment. In addition, to the extent any unsecured indebtedness remains the indebtedness of Merger Sub after the closing of the Merger, we may be obligated to cause Merger Sub to become a guarantor of some or all of the borrowings under our revolving credit facility, our term loan facilities and our privately placed Sterling notes, which would mean such instruments would be senior in priority with respect to the assets of Merger Sub and its subsidiaries and the Realty Notes and all of our other unsecured indebtedness would be effectively subordinated in right of payment to the indebtedness outstanding under our revolving credit facility, our term loan facilities and our privately placed Sterling notes. See “Risk Factors — Risks Related to the Realty Notes — We are subject to risks associated with debt financing” in this prospectus.
An active trading market may not develop or be maintained for the Realty Notes.
The Realty Notes of each series are a new issue of securities with no established trading market. In addition, although the Dealer Manager may make a market for the Realty Notes of any series after we complete the exchange offers, it has no obligation to do so. There can be no assurance that the Dealer Manager will make a market for the Realty Notes of any series or, if it does, that any such market making will not be discontinued at any time without notice.
The liquidity of any market for the Realty Notes of any series that may develop, and the price at which you may be able to sell your Realty Notes of such series should any such market develop, will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Realty Notes of such series, our credit ratings, our financial condition and results of operations, the prospects for us and other companies in our industry generally, the market for similar securities, the interest of securities dealers in making a market in the Realty Notes of such series and other factors. We cannot assure you that any trading market for the Realty Notes of any series will develop or, if developed, will continue, or as to the liquidity of any trading market for the Realty Notes of any series that may develop or as to the price you may receive should you wish to resell any Realty Notes of such series you acquire in the exchange offers. If an active trading market does not develop for the Realty Notes of any series, the market price and liquidity of the Realty Notes of any series may be adversely affected. As a result, we cannot assure you that you will be able to sell any of the Realty Notes you may receive in the exchange offers at a particular time, whether at a price you consider acceptable, or at all. Thus, you may be required to bear the financial risk of your investment in the Realty Notes indefinitely.

The price at which you will be able to sell your Realty Notes prior to maturity will depend on a number of factors and may be substantially less than the value of the Spirit Notes you exchange.
We believe that the value of the Realty Notes in any secondary market will be affected by the supply of, and demand for, the Realty Notes, interest rates and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Realty Notes of a change in a specific factor, assuming all other conditions remain constant.
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United States Interest Rates.   We expect that the market value of the Realty Notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the Realty Notes may decrease. We cannot predict the future level of market interest rates.

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Our Credit Rating, Financial Condition and Results of Operations.   We expect that each series of Realty Notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the Realty Notes may lower its rating or decide not to rate the Realty Notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the Realty Notes. In general, if our credit rating is downgraded, the market value of the Realty Notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain any rating on the Realty Notes, and we therefore cannot assure you that the ratings assigned to the Realty Notes will not be lowered or withdrawn by the assigning rating agency at any time thereafter.

Furthermore, the credit ratings assigned to the Realty Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your Realty Notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your Realty Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Realty Notes and the suitability of investing in the Realty Notes in light of your particular circumstances.
The Realty Notes are subject to early redemption.
As described under “Description of New Realty Notes — Optional Redemption,” we may at our option redeem the Realty Notes of any series any time in whole, or from time to time at the redemption prices described under such caption.
Consequently, the Realty Notes of any series may be redeemed at times when prevailing interest rates are lower than the effective interest rate paid on the Realty Notes of such series. As a result, we cannot assure you that you will be able to reinvest your redemption proceeds in an investment with a return that is as high as the return you would have earned on the Realty Notes of the applicable series if they had not been redeemed and that has a similar level of investment risk.
Risks Related to the Exchange Offers and the Consent Solicitations
The proposed amendments to the Spirit Indenture will afford reduced protection to remaining holders of Spirit Notes.
If the proposed amendments to the Spirit Indenture with respect to a series of the Spirit Notes is adopted, the covenants and some other terms of that series of Spirit Notes will be materially less restrictive and will afford significantly reduced protection to holders of that series compared to the covenants and other provisions currently contained in the Spirit Indenture.
The proposed amendments to the Spirit Indenture would, among other things, eliminate:
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substantially all of the restrictive covenants in the Spirit Indenture; and

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any of Spirit’s reporting obligations that goes beyond applicable law under the Spirit Notes.

If the proposed amendments are adopted with respect to a series of Spirit Notes, each non-exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk with respect to Spirit, and might adversely affect the liquidity, market price and price volatility of the Spirit Notes or otherwise be adverse to the interests of the holders of the Spirit Notes. See “The Proposed Amendments.”
The liquidity of the Spirit Notes that are not exchanged will be reduced.
The trading market for unexchanged Spirit Notes will become more limited and could cease to exist due to the reduction in the amount of the Spirit Notes outstanding upon consummation of the exchange offers and consent solicitations. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Spirit Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Spirit Notes will exist, develop or be maintained or as to the prices at which the unexchanged Spirit Notes may be traded. In addition, certain credit ratings on the unexchanged Spirit Notes may be withdrawn after the completion of the exchange offers, which could further materially adversely affect the market price for each series of unexchanged Spirit Notes.
The exchange offers and consent solicitations may be cancelled or delayed.
The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of Spirit Notes, voting as separate series, and the consummation of the Merger. After the Expiration Date, holders participating in the Exchange Offer will not be permitted to withdraw their tender of Spirit Notes despite the fact that certain conditions (including the consummation of the Merger) have not yet been satisfied. Currently, the Merger is expected to close in the first quarter of 2024, however there can be no assurance that this will occur. It may be several weeks or months after the Expiration Date before the Merger is consummated and it is possible that the Merger will never be consummated. As such, even if each of the exchange offers and consent solicitations is completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait significantly longer than expected to receive their Realty Notes and the cash consideration during which time those holders of Spirit Notes will not be able to effect transfers of their Spirit Notes tendered for exchange.
You may not receive new Realty Notes in the exchange offers if the procedures for the exchange offers are not followed.
We will issue the Realty Notes in exchange for your Spirit Notes only if you tender your Spirit Notes through DTC’s ATOP. None of Realty, Spirit, the exchange agent, the information agent, the Dealer Manager or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Spirit Notes for exchange.
The consideration to be received in the exchange offers does not reflect any valuation of the Spirit Notes or the Realty Notes and is subject to market volatility.
We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the Spirit Notes or the Realty Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Spirit Notes. Accordingly, none of Realty, Spirit, the Dealer Manager, the exchange agent or any other person is making any recommendation as to whether or not you should tender Spirit Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations.
Holders of Realty Notes received in exchange for Spirit Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date may recognize gain or loss upon the exchange.
As described in “Certain U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Holders of Spirit Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date — The Exchange

Offers,” while not free from doubt, we intend to take the position that Holders who tender Spirit Notes after the Early Consent Date may recognize gain or loss upon the exchange for U.S. federal income tax purposes, whereas Holders who tender Spirit Notes on or before the Early Consent Date, while not free from doubt, generally will not recognize any gain or loss upon the exchange (other than in respect of the cash consideration).
Realty Notes received in exchange for Spirit Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date may have a different CUSIP number, and may be required to trade separately, from Realty Notes received in exchange for Spirit Notes that are validly tendered (and not validly withdrawn) before the Early Consent Date.
As described in “Certain U.S. Federal Income Tax Consequences — U.S. Holders — Treatment of the Realty Notes — Original Issue Discount,” while not free from doubt, we intend to take the position that the issue price of Realty Notes received in exchange for Spirit Notes validly tendered (and not validly withdrawn) before the Early Consent Date will generally be equal to the issue price of the Spirit Notes exchanged, while we expect the issue price of Realty Notes received in exchange for Spirit Notes validly tendered (and not validly withdrawn) after the Early Consent Date will likely depend on the fair market value of such Realty Notes or the Spirit Notes for which they are exchanged. To the extent such issue prices differ, the Realty Notes received in exchange for Spirit Notes validly tendered (and not validly withdrawn) after the Early Consent Date may have different characteristics (such as original issue discount and yield to maturity, as determined for U.S. federal income tax purposes) from Realty Notes received in exchange for Spirit Notes validly tendered (and not validly withdrawn) before the Early Consent Date and, if so, may receive different CUSIP numbers, and may be required to trade separately from each other, in order to account for such different tax characteristics. This may have an adverse effect on the liquidity and marketability of the Realty Notes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of September 30, 2023 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” in order to give effect to the Pro Forma Transactions (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
On October 29, 2023, Realty Income Corporation (“Realty Income”) entered into the Merger Agreement with Merger Sub and Spirit Realty Capital, Inc. (“Spirit”). Pursuant to the terms and conditions of the Merger Agreement, upon the closing, Spirit will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation. At the time the Merger becomes effective (the “Effective Time”), (i) each outstanding share of Spirit common stock, par value $0.05 per share will be converted into 0.762 (the “Exchange Ratio”) shares of Realty Income common stock, par value $0.01 per share, and (ii) each outstanding share of Spirit Series A preferred stock, par value $0.01 per share will be converted into one share of newly created Realty Income Series A preferred stock, par value $0.01 per share having substantially the same terms as the Spirit Series A preferred stock. Holders of shares of Spirit common stock and Spirit Series A preferred stock (other than those held by Spirit, Realty Income or their respective affiliates) will receive cash in lieu of fractional shares. At the Effective Time, each award of outstanding restricted Spirit common stock (a “Spirit restricted stock award”), will be cancelled and automatically converted into Realty Income common stock using the Exchange Ratio as a multiplier and cash consideration in respect of any fractional shares, and each outstanding vested or unvested Spirit performance share award (a “Spirit performance share award”) whether or not then vested, will be cancelled and automatically converted into Realty Income common stock in accordance with the Merger Agreement based on the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Effective Time, and cash consideration in lieu of any fractional share of Realty Income common stock, and the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Spirit performance share award.
The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting with Realty Income treated as the acquiror. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Realty Income and historical consolidated financial statements of Spirit as adjusted to give effect to the following (collectively referred to as the “Pro Forma Transactions”):
•
The Merger;

•
Merger transaction costs specifically related to the Merger; and

•
Adjustments to reflect compensation expense as a result of the acceleration of certain pre-existing Spirit stock-based compensation awards in connection with the Merger.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Pro Forma Transactions as if they had occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and the year ended December 31, 2022, give effect to the Pro Forma Transactions as if they had occurred on January 1, 2022.
These unaudited pro forma condensed combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Realty Income’s management. The unaudited pro forma adjustments represent Realty Income’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, Realty Income’s management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what Realty Income’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor do they purport to represent Realty Income’s financial position or results of operations for future periods.
Additionally, these unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) Realty Income or Spirit’s real estate acquisitions that have closed or may close after September 30, 2023 or the related financing of those acquisitions, (2) certain Realty Income or Spirit rental rate increases that occurred after September 30, 2023, (3) potential synergies that may be achieved following the Merger, including potential overall savings in general and administrative expense, or any strategies that Realty Income’s management may consider in order to continue to efficiently manage Realty Income’s operations, (4) any one-time integration and other costs (including any cash severance payments or the acceleration of equity awards prior to the closing at the discretion of the boards of directors) related to the Merger that may be incurred following the Merger closing, including those that may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain, (5) any debt or equity issuances, repayments, or redemptions, by Realty Income or Spirit, which may occur subsequent to September 30, 2023, but prior to the Merger closing, including Spirit’s contemplated additional $200 million term loan draw in December 2023, and (6) any hedge accounting assessment and redesignation related to the existing interest rate swaps of Spirit.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023
(in thousands)
	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
ASSETS
Real estate held for investment, at cost:
Land	$14,408,324	$1,808,364	$49,088	[1]	$16,265,776
Buildings and improvements	33,606,951	7,015,086	(948,871)	[1]	39,673,166
Total real estate held for investment, at cost	48,015,275	8,823,450	(899,783)		55,938,942
Less accumulated depreciation and amortization	(5,781,056)	(1,354,807)	1,354,807	[2]	(5,781,056)
Real estate held for investment, net	42,234,219	7,468,643	455,024		50,157,886
Real estate and lease intangibles held for sale, net	19,927	61,545	31,255	[3]	112,727
Cash and cash equivalents	344,129	134,166	(156,656)	[4]	321,639
Accounts receivable, net	678,441	199,826	(185,245)	[5]	693,022
Lease intangible assets, net	5,089,293	389,100	844,630	[6]	6,323,023
Goodwill	3,731,478	225,600	765,865	[7]	4,722,943
Other assets, net	3,239,433	171,328	(11,785)	[8]	3,398,976
Total assets	$55,336,920	$8,650,208	$1,743,088		$65,730,216
LIABILITIES AND EQUITY
Distributions payable	$187,288	$99,571	$(99,571)	[4]	$187,288
Accounts payable and accrued expenses	660,366	69,045	60,000	[9]	789,411
Lease intangible liabilities, net	1,426,264	106,814	284,677	[10]	1,817,755
Other liabilities	786,437	61,737	—		848,174
Line of credit payable and commercial paper	858,260	—	—		858,260
Term loan, net	1,287,995	1,090,198	10,507	[11]	2,388,700
Mortgages payable, net	824,240	4,545	(316)	[11]	828,469
Notes payable, net	17,482,652	2,725,505	(385,651)	[11]	19,822,506
Total liabilities	23,513,502	4,157,415	(130,354)		27,540,563
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock and paid-in capital	—	166,177	(3,406)	[12]	162,771
Common stock and paid-in capital	38,031,829	7,307,795	(1,020,798)	[12]	44,318,826
Distributions in excess of net income	(6,416,534)	(3,036,475)	2,952,942	[12]	(6,500,067)
Accumulated other comprehensive income	41,849	55,296	(55,296)	[12]	41,849
Total stockholders’ equity	31,657,144	4,492,793	1,873,442		38,023,379
Noncontrolling interests	166,274	—	—		166,274
Total equity	31,823,418	4,492,793	1,873,442		38,189,653
Total liabilities and equity	$55,336,920	$8,650,208	$1,743,088		$65,730,216

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except per share data)
	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$2,929,440	$561,765	$24,244	[13]	$3,515,449
Other	73,268	9,200	1,212	[14]	83,680
Total revenue	3,002,708	570,965	25,456		3,599,129
EXPENSES
Depreciation and amortization	1,419,321	236,527	15,180	[15]	1,671,028
Interest	522,110	104,993	63,066	[16]	690,169
Property (including reimbursable)	235,081	24,077	72	[17]	259,230
General and administrative	106,521	46,190	—		152,711
Provisions for impairment	59,801	36,052	—		95,853
Merger and integration-related costs	4,532	—	—		4,532
Total expenses	2,347,366	447,839	78,318		2,873,523
Gain on sales of real estate	19,675	66,450	—		86,125
Foreign currency and derivative gain, net	4,957	—	—		4,957
Equity in income and impairment of investment in unconsolidated entities	411	—	—		411
Other income, net	12,985	—	—		12,985
Income before income taxes	693,370	189,576	(52,862)		830,084
Income taxes	(36,218)	(754)	—		(36,972)
Net income	657,152	188,822	(52,862)		793,112
Net income attributable to noncontrolling interests	(3,248)	—	—		(3,248)
Dividends paid to preferred stockholders	—	(7,763)	—		(7,763)
Net income available to common stockholders	$653,904	$181,059	$(52,862)		$782,101
Amounts available to common stockholders per common share:					(Note 5)
Net income, basic and diluted	$0.96	$1.28			$0.99
Weighted average common shares outstanding:					(Note 5)
Basic	681,419	141,095			789,815
Diluted	682,129	141,103			790,525

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except per share data)
	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$3,299,657	$703,029	$36,775	[13]	$4,039,461
Other	44,024	6,600	1,617	[14]	52,241
Total revenue	3,343,681	709,629	38,392		4,091,702
EXPENSES
Depreciation and amortization	1,670,389	292,985	42,623	[15]	2,005,997
Interest	465,223	117,622	86,643	[16]	669,488
Property (including reimbursable)	226,330	29,837	96	[17]	256,263
General and administrative	138,459	62,023	—		200,482
Provisions for impairment	25,860	37,156	—		63,016
Merger and integration-related costs	13,897	—	83,533	[18]	97,430
Total expenses	2,540,158	539,623	212,895		3,292,676
Gain on sales of real estate	102,957	110,900	—		213,857
Foreign currency and derivative (loss), net	(13,311)	—	—		(13,311)
Gain (loss) on extinguishment of debt	367	(172)	—		195
Equity in income and impairment of investment in unconsolidated entities	(6,448)	—	—		(6,448)
Other income, net	30,511	5,679	—		36,190
Income before income taxes	917,599	286,413	(174,503)		1,029,509
Income taxes	(45,183)	(897)	—		(46,080)
Net income	872,416	285,516	(174,503)		983,429
Net income attributable to noncontrolling interests	(3,008)	—	—		(3,008)
Dividends paid to preferred stockholders	—	(10,350)	—		(10,350)
Net income available to common stockholders	$869,408	$275,166	$(174,503)		$970,071
Amounts available to common stockholders per common share:					(Note 5)
Net income, basic and diluted	$1.42	$2.04			$1.35
Weighted average common shares outstanding:					(Note 5)
Basic	611,766	134,548			720,162
Diluted	612,181	134,646			720,577

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The Realty Income and Spirit historical financial information has been derived from each respective company’s unaudited consolidated financial statements included in their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2023, and audited consolidated financial statements included in their respective Annual Reports on Form 10-K for the year ended December 31, 2022, which have been incorporated by reference into this prospectus. Certain historical amounts of Spirit have been reclassified to conform to Realty Income’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma condensed combined financial statements should be read in conjunction with Realty Income’s and Spirit’s respective unaudited consolidated financial statements included in their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2023, and audited consolidated financial statements included in their respective Annual Reports on Form 10-K for the year ended December 31, 2022, which have been incorporated by reference into this prospectus. The unaudited pro forma condensed combined balance sheet gives effect to the Pro Forma Transactions as if they had been completed on September 30, 2023. The unaudited pro forma condensed combined statements of operations give effect to the Pro Forma Transactions as if they had been completed on January 1, 2022.
The historical financial statements of Realty Income and Spirit have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Pro Forma Transactions under U.S. GAAP (“Pro Forma Transactions Adjustments”). The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standard Codification 805, Business Combinations (“ASC 805”), with Realty Income treated as the acquiror of Spirit. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined financial statements, the estimated preliminary purchase consideration in the Merger has been allocated to the assets acquired and liabilities assumed of Spirit based upon Realty Income management’s preliminary estimate of their fair values as of September 30, 2023. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Merger and which is anticipated to occur during the first quarter of 2024, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Merger. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Merger and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Merger could cause material differences in the information presented.
The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of Realty Income, after giving pro forma effect to the Pro Forma Transactions, which include the issuance of Realty Income common stock to Spirit stockholders, the assumption of Spirit’s outstanding debt, the conversion of each outstanding Spirit Series A preferred stock outstanding into newly issued shares of Realty Income Series A preferred stock, and related transactions.
The Merger, the Pro Forma Transactions and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect the impact of the potential incremental financing that may be obtained prior to the close of the Merger, nor incorporate the effectiveness of the application of any new hedge accounting redesignation related to the interest rate swaps currently held by Spirit and anticipated of being undertaken by Realty Income as these arrangements are still being evaluated as of the date of this filing. In the opinion of Realty Income’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined company’s financial position or results of operations of the combined company that would have occurred if the Pro Forma Transactions had been completed on the dates indicated, nor are they indicative of the combined company’s financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the “Supplemental Risk Factors” in Exhibit 99.4 to the November 27 Form 8-K.
Note 2 — Significant Accounting Policies
The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Realty Income’s audited consolidated financial statements as of and for the year ended December 31, 2022, and Realty Income’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2023. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Spirit’s financial information to identify differences in accounting policies as compared to those of Realty Income. With the information currently available, Realty Income’s management has determined that there were no significant accounting policy differences between Realty Income and Spirit and, therefore, no adjustments were made to conform Spirit’s financial statements to the accounting policies used by Realty Income in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment will be performed and finalized for purchase accounting.
As part of the application of ASC 805, Realty Income will continue to conduct a more detailed review of Spirit’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Spirit’s results of operations or reclassification or adjustment of assets or liabilities to conform to Realty Income’s accounting policies and classifications. Therefore, Realty Income may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Merger is completed.
Note 3 — Reclassification Adjustments
Spirit’s historical financial statement line items include the reclassification of certain historical balances to conform to the post-combination Realty Income presentation of these unaudited pro forma condensed combined financial statements, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or net income available to common stockholders of Spirit.
Balance Sheet
•
The components of Spirit’s September 30, 2023 Land and improvements on Spirit’s consolidated balance sheet have been reclassified to Realty Income’s (i) Land and (ii) Building and improvements, as follows (in thousands):

September 30, 2023
Land and improvements:	$2,742,072
Land (as presented)	1,808,364
Building and improvements	933,708

•
Spirit’s September 30, 2023 balance of $1.4 billion previously classified as Accumulated depreciation on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Accumulated depreciation and amortization.

•
Spirit’s September 30, 2023 balance of $61.5 million previously classified as Real estate assets held for sale, net on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Real estate and lease intangibles held for sale, net.

•
Spirit’s September 30, 2023 balances for the accounts previously classified as Loan receivables, net, components of Deferred costs and other assets, net (as shown in table below) and Real estate assets under direct financing leases, net have been reclassified to Realty Income’s Other assets, net, as follows (in thousands):

September 30, 2023
Loans receivable, net	$52,949
Portion of deferred costs and other assets, net	110,975
Real estate assets under direct financing leases, net	7,404
Other assets, net (as presented)	$171,328

•
$199.8 million of Spirit’s September 30, 2023 receivables and straight-line rent previously classified by Spirit as Deferred costs and other assets, net have been reclassified from Deferred costs and other assets, net to Realty Income’s Account receivable, net.

•
Spirit’s September 30, 2023 balance of $2.7 billion previously classified as Senior unsecured notes, net on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Notes payable, net.

•
The components of Spirit’s September 30, 2023 Accounts payable, accrued expenses and other liabilities on Spirit’s consolidated balance sheet, have been reclassified to Realty Income’s (i) Distributions payable, (ii) Accounts payable and accrued expenses, and (iii) Other liabilities, as follows (in thousands):

September 30, 2023
Accounts payable, accrued expenses and other liabilities:	$230,353
Distributions payable (as presented)	99,571
Accounts payable and accrued expenses (as presented)	69,045
Other liabilities (as presented)	61,737

•
Spirit’s September 30, 2023 balance of $3.0 billion previously classified as Accumulated deficit has been reclassified to Realty Income’s Distributions in excess of net income.

•
Spirit’s September 30, 2023 balances previously classified as Common stock and Capital in excess of common stock par value have been reclassified to Realty Income’s Common stock and paid-in capital, as follows (in thousands):

September 30, 2023
Common stock	$7,067
Capital in excess of common stock par value	7,300,728
Common stock and paid-in capital (as presented)	$7,307,795
Income Statement
•
Spirit’s balances for Interest income on loans receivable, Earned income from direct financing leases and Other operating income previously classified as separate components of Spirit’s Revenues, have been reclassified to Realty Income’s Other revenue, as follows (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Interest income on loans receivable	$3,919	$1,884
Earned income from direct financing leases	393	525
Other operating income	4,888	4,191
Other revenue (as presented)	$9,200	$6,600

•
Spirit’s balances of Deal pursuit costs of $1.2 million and $4.7 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, have been reclassified to Realty Income’s General and administrative.

•
Spirit’s balances for Gain on disposition of assets of $66.5 million and $110.9 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, have been reclassified to Realty Income’s Gain on sales of real estate.

Note 4 — Preliminary Purchase Price Allocation and Pro Forma Transactions Adjustments
Estimated Preliminary Purchase Price
The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to Spirit’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $6.4 billion. The calculation of the estimated preliminary purchase price related to the Merger is as follows (in thousands, except share and per share data):
Amount
Shares of Spirit’s common stock to be exchanged(a)	141,331,218
Exchange Ratio	0.762
Shares of Realty Income common stock issued	107,694,388
Closing price of Realty Income common stock on December 27, 2023	$58.00
Estimated fair value of Realty Income common stock to be issued to the former holders of Spirit common stock	$6,246,275
Shares of Realty Income Series A preferred stock issued in exchange for Spirit Series A preferred stock(b)	6,900,000
Closing price of Spirit Series A preferred stock on December 27, 2023(b)	$23.59
Estimated fair value of Realty Income Series A preferred stock to be issued to the former holders of Spirit Series A preferred stock	$162,771
Estimated fair value of Spirit’s performance share awards attributable to pre-combination services(c)	$22,968
Cash payment for accrued and unpaid dividend equivalents to Spirit performance share award holders to be settled by Realty Income(d)	$4,021
Less: estimated fair value of Spirit restricted stock awards attributable to post-combination costs(e)	$(5,779)
Total estimated preliminary purchase price	$6,430,256

(a)
Includes 141,331,218 shares of Spirit common stock outstanding as of September 30, 2023, inclusive of 206,817 unvested Spirit restricted stock awards which will be converted into Realty Income common stock at the Effective Time. The portion of the converted unvested Spirit restricted stock awards related to post-combination expense is removed in footnote (e) below. Under the Merger Agreement, these shares and units are to be converted to Realty Income common stock at an Exchange Ratio of 0.762 per share of Spirit’s common stock.

(b)
Includes 6,900,000 shares of Spirit Series A preferred stock outstanding as of September 30, 2023. Under the Merger Agreement, these shares are to be converted to the newly issued Realty Income Series A preferred stock at an exchange ratio of 1.0 per share of Spirit Series A preferred stock at the Effective Time. Given that Spirit Series A preferred stock is publicly traded, and it will be exchanged into a newly created class of Realty Income Series A preferred stock having substantially the same terms as the Spirit Series A preferred stock, the publicly traded price of Spirit Series A preferred stock is the best indicator of the preliminary fair value of Realty Income Series A preferred stock yet to be issued.

(c)
Represents the estimated fair value of fully vested Spirit performance share awards that will be converted into Realty Income common stock at the Effective Time that are attributable to pre-combination services.

(d)
Represents the amount of any accrued and unpaid cash dividend equivalents corresponding to each Spirit performance share award that will be settled by Realty Income in cash.

(e)
Represents the estimated fair value of Spirit restricted stock awards that will be accelerated and converted into Realty Income common stock upon the Effective Time, reflecting the value attributable to post-combination services.

The actual value of the Realty Income common stock and Realty Income Series A preferred stock to be issued in the Merger will depend on the market price of shares of Realty Income common stock and Realty Income Series A preferred stock at the closing date of the Merger, and therefore the actual purchase price will not be known until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% difference in the Realty Income common stock and the Realty Income Series A preferred stock price from the assumptions set forth in the table above would change the purchase price by approximately $641 million, which would be recorded as an adjustment to the fair value of the assets and liabilities acquired, including goodwill as applicable. In addition, the outstanding number of shares of Spirit common stock, and the outstanding shares of Spirit Series A preferred stock may change prior to the closing of the Merger due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding Spirit equity-based awards and any grants of new equity-based awards.
Preliminary Purchase Price Allocation
The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on Realty Income management’s preliminary estimate of their respective fair values as of September 30, 2023 (in thousands):
Amount
Total estimated preliminary purchase price	$6,430,256
Assets:
Real estate held for investment	$7,923,667
Real estate and lease intangibles held for sale	92,800
Lease intangible assets	1,233,730
Cash and cash equivalents(a)	39,531
Accounts receivable	14,581
Other assets	159,543
Total assets acquired	$9,463,852
Liabilities:
Accounts payable and accrued expenses(b)	$127,045
Lease intangible liabilities	391,491
Other liabilities	61,737
Term loan	1,100,705
Mortgages payable	4,229
Notes payable	2,339,854
Total liabilities assumed	$4,025,061
Estimated preliminary fair value of net assets acquired	$5,438,791
Goodwill	$991,465

(a)
This balance does not include $4.0 million of the Pro Forma Transactions Adjustments related to Realty Income’s cash payment for accrued and unpaid dividend equivalents to Spirit performance share award holders, that is included in the Total estimated preliminary purchase price. The balance also does not include the Pro Forma Transactions Adjustments related to the settlement of $58.0 million of Spirit’s estimated transaction-related costs following the Effective Time.

(b)
This balance includes $58.0 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit and will be settled by Realty Income following the Effective Time.

The preliminary fair values of identifiable assets acquired, and liabilities assumed are based on an estimated valuation as of an assumed date upon which the Effective Time would occur that was prepared by Realty Income with the assistance of a third-party valuation advisor. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Spirit, Realty Income used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments (i.e., discounts) of mortgages payable and notes payable to be assumed in the Merger, all of which are based on Realty Income’s historical experience with similar assets and liabilities. In determining the estimated fair value of Spirit’s assets and liabilities, Realty Income utilized customary methods, including the income, market, and cost approaches. Amounts allocated to land, buildings and improvements, tenant improvements, and lease intangible assets and liabilities were based on an analysis performed by third parties based on Realty Income’s, Spirit’s and other portfolios with similar property characteristics.
The purchase price allocation presented above is preliminary and it has not been finalized. The final determination of the allocation of the purchase price will be completed no later than twelve months following the Effective Time. These final fair values will be determined based on Realty Income’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the industry in which the client operates, (3) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (4) the client credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the client’s business, and/or (6) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Merger due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.
Balance Sheet
The pro forma adjustments reflect the effect of the Pro Forma Transactions on Realty Income’s and Spirit’s historical consolidated balance sheets as if the Pro Forma Transactions occurred on September 30, 2023.
Assets
1)
The pro forma adjustments for Land and Buildings and improvements reflect: (i) the elimination of Spirit’s historical carrying values of $1.8 billion for Land and $7.0 billion for Buildings and improvements, and (ii) the recognition of the fair value of these assets of $1.9 billion for Land and $6.1 billion for Buildings and improvements, based upon the preliminary valuation of the tangible real estate assets to be acquired. For information regarding the valuation methodology applied to the tangible real estate assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The pro forma adjustments are presented as follows (in thousands):

	Estimated fair value	Less: Elimination of historical gross carrying value	Total pro forma adjustment
Land	$1,857,452	$(1,808,364)	$49,088
Buildings and improvements	6,066,215	(7,015,086)	(948,871)

2)
Accumulated depreciation and amortization were adjusted to eliminate Spirit’s historical accumulated depreciation balance of $1.4 billion.

3)
Spirit’s Real estate and lease intangibles held for sale, net was adjusted to remove the historical carrying value of $61.5 million, and reflect its assets at fair value, less estimated selling expenses, on those assets, totaling $92.8 million. The fair value was determined based on the contractual sale prices from executed sale agreements.

4)
Pro forma adjustment to Cash and cash equivalents and Distributions payable represents the payment of dividends declared, but not paid, as of the Effective Date to Spirit’s common stock, restricted stock award, and Spirit performance share award holders. The Cash and cash equivalents line also includes a settlement of Spirit’s estimated transaction-related costs of $58.0 million.

5)
Accounts receivable, net was adjusted to eliminate Spirit’s historical straight-line rent receivable, net, of $185.2 million, which is not treated as a separately recognized asset on the combined company’s balance sheet.

6)
The pro forma adjustments for Lease intangible assets, net reflect: (i) the elimination of Spirit’s historical carrying values for these assets, net of the associated accumulated amortization, of $389.1 million and (ii) the recognition of the fair value of these assets of $1.2 billion, based upon the preliminary valuation of the intangible real estate assets to be acquired. For information regarding the valuation methodology applied to the lease intangible assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The following table summarizes the major classes of lease intangible assets acquired and the total pro forma adjustment to Lease intangible assets, net (in thousands):

Amount
Preliminary allocation of fair value:
In-place leases	$803,589
Leasing commissions, legal and marketing costs	250,429
Above-market lease assets	179,712
Less: Elimination of historical carrying value of lease intangible assets, net	(389,100)
Total pro forma adjustment	$844,630

7)
The pro forma adjustments for Goodwill reflect: (i) the elimination of Spirit’s historical goodwill balance of $225.6 million, and (ii) the recognition of the preliminary goodwill balance associated with the Merger of $991.5 million based on the preliminary purchase price allocation. For additional information, refer to the Preliminary Purchase Price Allocation section of Note 4.

8)
Other assets, net was adjusted to reflect (i) the elimination of Spirit’s deferred financing costs, net and capitalized lease transaction costs of $9.2 million, (ii) the elimination of Spirit’s historical carrying value for Loans receivable, net of $52.9 million, and (iii) the recognition of the fair value of the loans receivable and ground leases right of use assets of $50.3 million.

Liabilities
9)
The pro forma adjustment for Accounts payable and accrued expenses represents $60.0 million of estimated transaction-related costs to be incurred by Realty Income which have not yet been reflected in the historical consolidated financial statements of Realty Income. This line item also contains an accrual of $58.0 million of the estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements, as well as the assumed settlement of this amount. See Note 4 for additional details.

10)
The pro forma adjustments for Lease intangible liabilities, net reflect: (i) the elimination of Spirit’s historical carrying values for the intangible lease liabilities, net of the associated accumulated amortization, of $106.8 million, and (ii) the recognition of the fair value of these intangible liabilities of $391.5 million, based upon the preliminary valuation of the intangible lease liabilities to be assumed.

For information regarding the valuation methodology applied to the lease intangible liabilities, refer to the Preliminary Purchase Price Allocation section of Note 4.
11)
In connection with the Merger, Realty Income expects to assume $3.9 billion of Spirit’s total historical cost debt outstanding as of September 30, 2023, with a weighted average interest rate of 3.4% and weighted average remaining term of 4.8 years. The pro forma adjustments for Term loan, net, Mortgages payable, net and Notes payable, net reflect: (i) the elimination of Spirit’s historical carrying values of the Term loan, net, Mortgages payable, net and Notes payable, net including the associated unamortized deferred financing costs and net discounts, of $1.1 billion, $4.5 million and $2.7 billion for the Term loan, net, Mortgages payable, net and Notes payable, net respectively, and (ii) the recognition of the fair value of $1.1 billion, $4.2 million and $2.3 billion for the Term loan, net, Mortgages payable, net and Notes payable, net respectively, based upon the preliminary valuation of these liabilities. The preliminary fair value of Term loan, net, Mortgages payable, net and Notes payable, net derived either based on (i) market quotes for identical or similar instruments in markets or (ii) discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. The following table summarizes the pro forma adjustments to the Term loan, net, Mortgages payable, net and Notes payable, net (in thousands):

	Term loan, net	Mortgages payable, net	Notes payable, net
Elimination of historical carrying value of the remaining debt instruments, including unamortized deferred financing costs and net discounts	$(1,090,198)	$(4,545)	$(2,725,505)
Estimated pro forma fair value of liabilities assumed in the Merger	1,100,705	4,229	2,339,854
Total pro forma adjustment	$10,507	$(316)	$(385,651)
Equity
12)
The following table summarizes the pro forma adjustments for equity (in thousands):

	Preferred stock and paid-in capital	Common stock and paid-in capital	Distributions in excess of net income	Accumulated other comprehensive loss
Issuance of Realty Income common stock(a)	$—	$6,263,464	$—	$—
Issuance of Realty Income Series A preferred stock(b)	162,771	—	—	—
Settlement of Spirit’s equity-based awards(c)	—	23,533	(23,533)	—
Spirit transaction – related costs(d)	—	—	(58,000)	—
Elimination of Spirit’s historical equity balances(e)	(166,177)	(7,307,795)	3,094,475	(55,296)
Realty Income transaction-related costs(f)	—	—	(60,000)	—
Total pro forma adjustment	$(3,406)	$(1,020,798)	$2,952,942	$(55,296)

(a)
The pro forma adjustment represents the issuance of Realty Income common stock as consideration for the Merger, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty Income common stock issued to former holders of Spirit’s common stock is based on the adjusted per share closing price of Realty Income common stock of $58.00 on December 27, 2023.

(b)
The pro forma adjustment represents the issuance of Realty Income Series A preferred stock as consideration for the Merger, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty Income Series A preferred stock issued to former holders of Spirit Series A preferred stock is based on the fair value of Spirit Series A preferred stock of $23.59 on December 27, 2023.

(c)
Represents the estimated fair value of fully vested Spirit restricted stock awards and Spirit performance share award units of $23.5 million which will be converted into Realty Income common stock upon the Effective Time. The vesting of these awards is to be discretionarily accelerated and they will be converted into Realty Income common stock upon the Effective Time, reflecting the value attributable to the post-combination services.

(d)
The pro forma adjustment to distributions in excess of net income includes $58.0 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit and which will be settled by Realty Income following the Effective Time.

(e)
The pro forma adjustment represents the elimination of Spirit’s historical equity balances and the $58.0 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit Refer to note (d) above.

(f)
The pro forma adjustment to distributions in excess of net income includes $60.0 million of estimated transaction costs to be incurred by Realty Income as a result of the Merger, which have not yet been reflected in Realty Income’s historical consolidated financial statements.

Statements of Operations
The pro forma adjustments reflect the effect of the Pro Forma Transactions on Realty Income’s and Spirit’s historical consolidated statements of operations as if the Pro Forma Transactions occurred on January 1, 2022.
Revenues
13)
Rental (including reimbursable)

The historical rental revenues for Realty Income and Spirit represent contractual and straight-line rents and amortization of above-market and below-market lease intangibles associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical straight-line rents and amortization of above-market and below-market lease intangibles for the real estate properties of Spirit acquired as part of the Merger, and (ii) adjust contractual rental property revenue for the acquired properties to a straight-line basis and amortize above-market and below-market lease intangibles recognized as a result of the Merger.
The pro forma adjustment for the amortization of above-market and below-market lease intangibles recognized as a result of the Merger was estimated based on a straight-line methodology and the estimated remaining weighted average contractual, in-place lease term of 10.2 years. The lease intangible asset and liability fair values and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to rental revenues do not purport to be indicative of the expected change in rental revenues of the combined company in any future periods.

The following table summarizes the adjustments made to rental revenues for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):
	Elimination of historical amounts	Recognition of post-combination amounts(a)	Total pro forma adjustment
For the nine months ended September 30, 2023
Straight-line rent, net	$(26,127)	$35,555	$9,428
Amortization of above-market and below-market lease intangibles and deferred lease incentives, net	(767)	15,583	14,816
Total pro forma adjustment	$(26,894)	$51,138	$24,244
For the year ended December 31, 2022
Straight-line rent, net	$(36,902)	$55,090	$18,188
Amortization of above-market and below-market lease intangibles and deferred lease incentives, net	(2,190)	20,777	18,587
Total pro forma adjustment	$(39,092)	$75,867	$36,775

(a)
Recognition of post-combination amounts excludes amounts related to Spirit properties that were sold between January 1, 2022 and September 30, 2023, because such properties are not a part of the net assets acquired in the Merger.

14)
The pro forma adjustment to Other revenue of $1.2 million and $1.6 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, reflects the impact of the Merger on the amount recognized in Spirit’s historical consolidated statements of operations for the periods presented from the amortization of the fair value adjustment on Spirit’s Loans Receivables to be assumed in the Merger.

Expenses
15)
The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical depreciation and amortization of real estate properties of Spirit acquired as part of the Merger, and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets.

The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for building and site improvements, the remaining contractual, in-place lease term for intangible lease assets, and the lesser of the estimated useful life and the remaining contractual, in-place lease term for tenant improvements. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the weighted average useful life for buildings and site improvements is 29.9 years; the weighted average useful life for tenant improvements is 10.2 years; and the weighted average remaining contractual, in-place lease term is 10.2 years. The fair value of acquired real estate tangible and intangible assets, estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the expected change in depreciation and amortization expense of the combined company in any future periods.

The following table summarizes adjustments made to depreciation and amortization expense by asset category for Spirit’s real estate properties to be acquired as part of the Merger for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):
	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Buildings and improvements(a)	$150,215	$200,286
Tenant improvements(a)	23,957	31,943
In-place leases and leasing commissions and marketing costs(a)	77,535	103,379
Less: Elimination of historical depreciation and amortization	(236,527)	(292,985)
Total pro forma adjustment	$15,180	$42,623

(a)
Recognition of post-combination amounts excludes amounts related to Spirit properties that were sold between January 1, 2022 and September 30, 2023, because such properties are not a part of the net assets acquired in the Merger.

16)
The pro forma adjustments to interest expense reflect the impact of the Merger on the amounts recognized in Spirit’s historical consolidated statements of operations for the periods presented from: (i) the elimination of historical deferred financing cost amortization, (ii) the elimination of historical amortization on net premiums/discounts, and (iii) the amortization of the fair value adjustment on Spirit’s interest swap assets, term loan, mortgages, and notes payable assumed in the Merger. The following table summarizes the pro forma adjustments to interest expense for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Elimination of Spirit historical deferred financing costs amortization	$(5,944)	$(5,410)
Elimination of Spirit historical amortization of net discounts	(982)	(1,269)
Amortization of the fair value adjustment on swap assets, term loan, mortgages and notes payable	69,992	93,322
Total pro forma adjustment	$63,066	$86,643
The pro forma adjustments for the amortization of the fair value adjustment on Spirit’s interest rate swaps, term loan, mortgages and notes payable assumed in the Merger were estimated based on a straight-line approach and the weighted average remaining contractual term of 3.0 years for the interest rate swaps, 7.3 years for mortgages payable, remaining contractual term of 2.8 years for term loan and 5.7 years for notes payable. The fair value adjustment on Spirit’s interest rate swaps, term loan, mortgages and notes payable and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to interest expense do not purport to be indicative of the expected change in interest expense of the combined company in any future periods.
17)
Represents an adjustment to increase ground leases rent expense by $0.1 million for the nine months ended September 30, 2023, and $0.1 million for the year ended December 31, 2022 as a result of the revaluation of operating lease right-of-use assets and recognition of the above-market and below-market ground lease intangible assets. The adjustment is computed based on a straight-line approach and using a weighted average remaining lease term of 16.1 years. The fair value adjustment on Spirit’s ground leases may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to property (including reimbursable) expense do not purport to be indicative of the expected change in ground rent expense of the combined company in any future periods.

18)
Represents the adjustment to Merger and integration-related costs of $83.5 million for the year ended December 31, 2022 to recognize (i) additional post-combination compensation expense of $23.5 million associated with the fair value of Realty Income common stock issued to the holders of Spirit’s restricted stock awards and performance stock awards and (ii) estimated transaction-related costs of $60.0 million that are not currently reflected in the historical consolidated financial statements of Realty Income. These estimated transaction-related costs consist primarily of transfer taxes, advisor, legal, and accounting fees. It is assumed that these costs will not affect the combined statements of operations beyond twelve months after the closing date of the Merger.

Note 5 — Pro Forma Net Income Available to Common Stockholders per Common Share
The following table summarizes the unaudited pro forma net income from continuing operations per common share for the nine months ended September 30, 2023, and the year ended December 31, 2022, as if the Pro Forma Transactions occurred on January 1, 2022 (in thousands, except per share data):
	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Numerator
Pro forma net income available to common stockholders	$782,101	$970,071
Denominator
Realty Income historical weighted average common shares outstanding	681,419	611,766
Spirit’s common stock converted into Realty Income common stock (141,331 shares and units outstanding, multiplied by the Exchange Ratio of 0.762)	107,694	107,694
Spirit’s performance share awards converted into Realty Income common stock (921 shares and units outstanding, multiplied by the Exchange Ratio of 0.762)	702	702
Pro forma weighted average common shares outstanding – basic	789,815	720,162
Realty Income historical weighted average dilutive shares	710	415
Pro forma weighted average Realty Income common shares outstanding – diluted	790,525	720,577
Pro forma amounts of net income available to common stockholders per common share:
Basic and diluted	$0.99	$1.35

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the Realty Notes in connection with the exchange offers. In exchange for issuing the Realty Notes and paying the cash consideration, we will receive the tendered Spirit Notes. The Spirit Notes surrendered in connection with the exchange offers will be retired and cancelled and will not be reissued.

CAPITALIZATION
The following table sets forth our cash, short-term debt and capitalization as of September 30, 2023 on:
•
an actual basis; and

•
a pro forma as adjusted basis giving effect to the acquisition of Spirit and the Pro Forma Transactions (as defined and described under the caption “Unaudited Pro Forma Condensed Combined Financial Statements”) related thereto and completion of the exchange offers, assuming all of the outstanding Spirit Notes are validly tendered prior to the Early Consent Date (and not validly withdrawn), and are exchanged for corresponding Realty Notes.

If less than all of the outstanding Spirit Notes are validly tendered prior to the Early Consent Date, such notes will remain outstanding after giving effect to the acquisition of Spirit and the transactions related thereto and completion of the exchange offers and the amount of corresponding Realty Notes will be reduced by the amount that so remains outstanding.
You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus and the unaudited pro forma condensed combined financial information included in this prospectus. For purposes of determining the U.S. dollar equivalent of our borrowings or other indebtedness denominated in pounds Sterling, Euro or other non-U.S. currencies, the amount of such borrowings and other indebtedness has been translated into U.S. dollars using the applicable currency exchange rates as in effect on September 30, 2023.
	As of September 30, 2023
	Realty Actual(1)	Spirit Actual(1)	Pro Forma As Adjusted(1)
	(in thousands, except par value and shares)
Cash and cash equivalents	$344,129	$134,166	$321,639
Line of credit payable and commercial paper	$858,260	$—	$858,260
Realty Long-term debt(2):
4.600% Notes due 2024	$499,999	$—	$499,999
3.875% Notes due 2024	350,000	—	350,000
3.875% Notes due 2025	500,000	—	500,000
4.625% Notes due 2025	549,997	—	549,997
5.050% Notes due 2026	500,000	—	500,000
0.750% Notes due 2026	325,000	—	325,000
4.875% Notes due 2026	599,997	—	599,997
4.125% Notes due 2026	650,000	—	650,000
1.875% Notes due 2027	305,075	—	305,075
3.000% Notes due 2027	600,000	—	600,000
1.125% Notes due 2027	488,120	—	488,120
3.950% Notes due 2027	599,873	—	599,873
3.650% Notes due 2028	550,000	—	550,000
3.400% Notes due 2028	599,816	—	599,816
2.200% Notes due 2028	499,959	—	499,959
4.700% Notes due 2028	400,000	—	400,000
3.250% Notes due 2029	500,000	—	500,000
3.100% Notes due 2029	599,291	—	599,291
4.850% Notes due 2030	600,000	—	600,000
3.160% Notes due 2030	170,842	—	170,842
4.875% Notes due 2030	582,120	—	582,120
1.625% Notes due 2030	488,120	—	488,120

	As of September 30, 2023
	Realty Actual(1)	Spirit Actual(1)	Pro Forma As Adjusted(1)
	(in thousands, except par value and shares)
3.250% Notes due 2031	950,000	—	950,000
3.180% Notes due 2032	421,004	—	421,004
5.625% Notes due 2032	750,000	—	750,000
2.850% Notes due 2032	699,655	—	699,655
1.800% Notes due 2033	400,000	—	400,000
1.750% Notes due 2033	427,105	—	427,105
4.900% Notes due 2033	600,000	—	600,000
2.730% Notes due 2034	384,395	—	384,395
5.125% Notes due 2034	582,120	—	582,120
5.875% Notes due 2035	250,000	—	250,000
3.390% Notes due 2037	140,335	—	140,335
2.500% Notes due 2042	305,075	—	305,075
4.650% Notes due 2047	550,000	—	550,000
New 4.450% Notes due 2026	—	—	300,000
New 3.200% Notes due 2027	—	—	300,000
New 2.100% Notes due 2028	—	—	450,000
New 4.000% Notes due 2029	—	—	400,000
New 3.400% Notes due 2030	—	—	500,000
New 3.200% Notes due 2031	—	—	450,000
New 2.700% Notes due 2032	—	—	350,000
Spirit Long-term debt:
4.450% Notes due 2026	—	300,000	—
3.200% Notes due 2027	—	300,000	—
2.100% Notes due 2028	—	450,000	—
4.000% Notes due 2029	—	400,000	—
3.400% Notes due 2030	—	500,000	—
3.200% Notes due 2031	—	450,000	—
2.700% Notes due 2032	—	350,000	—
Other long-term debt:
Term loans, net	1,287,995	1,090,198	2,388,700
Mortgages payable, net	824,240	4,545	828,469
Total debt	$20,338,393	$3,844,743	$24,243,327
Preferred stock and paid-in capital	$—	$166,177	$160,011
Common stock and paid-in capital	38,031,829	7,307,795	43,795,907
Distributions in excess of net income	(6,416,534)	(3,036,475)	(6,494,768)
Accumulated other comprehensive (loss) income	41,849	55,296	41,849
Noncontrolling interest	166,274	—	166,274
Total equity	31,823,418	4,492,793	37,669,273
Total capitalization	$52,161,811	$8,337,536	$61,912,600

(1)
Amounts may not add due to rounding and may not agree to our unaudited pro forma condensed combined financial statements included in this prospectus due to the basis of presentation.

(2)
Excludes unamortized net original issuance premiums, deferred financing costs and basis adjustments on interest rate swaps designated as fair value hedges.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS
Purpose of the Exchange Offers and Consent Solicitations
Realty is conducting the exchange offers to simplify its capital structure and to give existing holders of Spirit Notes the option to obtain securities issued by Realty. Realty is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the Spirit Indenture. Completion of the exchange offers and consent solicitations is expected to ease administration of the combined company’s indebtedness.
Terms of the Exchange Offers and Consent Solicitations
In the exchange offers, we are offering in exchange for a holder’s outstanding Spirit Notes the following Realty Notes:
Aggregate Principal Amount	Series of Notes Issued by Spirit OP to be Exchanged	Series of Notes to be Issued by Realty	Semi-Annual Interest Payment Dates for Both Spirit and Realty Notes
$300,000,000	4.450% Notes due 2026	4.450% Notes due 2026	March 15 and September 15
$300,000,000	3.200% Notes due 2027	3.200% Notes due 2027	January 15 and July 15
$450,000,000	2.100% Notes due 2028	2.100% Notes due 2028	March 15 and September 15
$400,000,000	4.000% Notes due 2029	4.000% Notes due 2029	January 15 and July 15
$500,000,000	3.400% Notes due 2030	3.400% Notes due 2030	January 15 and July 15
$450,000,000	3.200% Notes due 2031	3.200% Notes due 2031	February 15 and August 15
$350,000,000	2.700% Notes due 2032	2.700% Notes due 2032	February 15 and August 15
Specifically, (i) in exchange for each $1,000 principal amount of Spirit Notes that is validly tendered prior to the Early Consent Date, and not validly withdrawn, holders will receive the Total Consideration and (ii) in exchange for each $1,000 principal amount of Spirit Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which is equal to the Total Consideration less the Early Participation Premium.
The Realty Notes will be issued only in denominations of $2,000 and whole multiples of $1,000. See “Description of New Realty Notes — General.” If Realty would be required to issue a Realty Note in a denomination other than $2,000 or a whole multiple of $1,000, Realty will, in lieu of such issuance:
•
issue a Realty Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and $1,000 integral multiples in excess thereof; and

•
pay a cash amount equal to:

•
the difference between (i) the principal amount of the Realty Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Realty Note actually issued in accordance with this paragraph; plus

•
accrued and unpaid interest on the principal amount representing such difference to the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount or any accrued or unpaid interest by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will Realty be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The interest rate, interest payment dates, redemption terms and maturity of each series of Realty Notes to be issued by Realty in the exchange offers will be the same as those of the corresponding series of Spirit Notes to be exchanged. The Realty Notes received in exchange for the tendered Spirit Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Spirit Notes; provided, that interest will only accrue with respect to the aggregate principal amount of Realty Notes you receive, which may be less than the principal amount of Spirit Notes you tendered for exchange. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on Spirit Notes you exchange at the time of the exchange.
Each series of Realty Notes is a new series of debt securities that will be issued under the Realty Indenture. The terms of the Realty Notes will include those expressly set forth in such notes and the Realty Indenture and those made part of the Realty Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of Spirit Notes to effect a number of amendments to the Spirit Indenture under which each such series of notes were issued and are governed. You may not consent to the proposed amendments to the Spirit Indenture without tendering your Spirit Notes in the appropriate exchange offer and you may not tender your Spirit Notes for exchange without consenting to the applicable proposed amendments. By tendering your Spirit Notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the Spirit Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” Consents to the proposed amendments may be revoked at any time prior to the Early Consent Date, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Spirit Notes prior to the Early Consent Date. A valid withdrawal of tendered Spirit Notes prior to the Early Consent Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Early Consent Date will be deemed to be a concurrent withdrawal of the related tendered Spirit Notes. However, a valid withdrawal of Spirit Notes after the Early Consent Date will not be deemed a revocation of the related consent and your consent will continue to be deemed delivered.
The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of Spirit Notes, voting as separate series (the “Requisite Consents”) and the consummation of the Merger. We may, at our option and in our sole discretion, waive any such conditions, except the requirement that the Merger be consummated. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” For a description of the proposed amendments, see “The Proposed Amendments.”
If the Requisite Consents are received and accepted, then Spirit and the trustee under the Spirit Indenture will execute a supplemental indenture effectuating the proposed amendments with respect to such series. Under the terms of the supplemental indenture, the proposed amendments will become effective on the Settlement Date, assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations”. Each non-consenting holder of a series of Spirit Notes will be bound by the applicable terms of the supplemental indenture.
Conditions to the Exchange Offers and Consent Solicitations
The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the following conditions: (a) the receipt of the Requisite Consents described above under “— Terms of the Exchange Offers and Consent Solicitations,” (b) the valid tender (without valid withdrawal) of a majority in aggregate principal amount of the Spirit Notes held by persons other than Spirit or any person directly or indirectly controlling or controlled or under direct or indirect common control with Spirit as of the Expiration Date, as it may be extended at Realty’s discretion, (c) the consummation of the Merger and (d) the following statements are true:
(1)
In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of Spirit Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:
•
challenges the exchange offers, the exchange of Spirit Notes under an exchange offer, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of Spirit Notes under an exchange offer, the consent solicitations or the proposed amendments; or

•
in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Realty and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Realty of the exchange offers, the exchange of Spirit Notes under an exchange offer, the consent solicitations or the proposed amendments, or might be material to holders of Spirit Notes in deciding whether to accept the exchange offers and give their consents;

(2)
None of the following has occurred:

•
any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•
a material impairment in the general trading market for debt securities;

•
a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•
a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States;

•
any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•
any material adverse change in United States securities or financial markets generally; or

•
in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(3)
The trustee under the Spirit Indenture has executed and delivered a supplemental indenture relating to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of Spirit Notes under an exchange offer, the consent solicitations or our ability to effect the proposed amendments, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the Spirit Notes under the exchange offers or the consent solicitations.

All of these conditions are for our sole benefit and may be waived by us, in whole or in part in our sole discretion except that we may not waive the condition requiring the consummation of the Merger. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the Spirit Notes to challenge such determination in a court of competent jurisdiction.
Expiration Date; Extensions; Amendments
The Expiration Date for the exchange offers and consent solicitations shall be the time immediately following 5:00 p.m., New York City time, on January 19, 2024, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the relevant exchange offer.

Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to the exchange offers and consent solicitations for each series of Spirit Notes to:
(1)
delay accepting any Spirit Notes, to extend the exchange offers and consent solicitations or to terminate the exchange offers and consent solicitations and not accept any Spirit Notes; and

(2)
amend, modify or waive in part or whole, at any time, or from time to time, the terms of the exchange offers and consent solicitations in any respect, including waiver (other than the waiver of the condition requiring consummation of the Merger) of any conditions to consummation of the exchange offers and consent solicitations.

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offers and consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.
The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.
In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of Spirit Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the Spirit Notes.
If the terms of the exchange offers and consent solicitations are amended in a manner determined by us to constitute a material change adversely affecting any holder of the Spirit Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the Spirit Notes of such amendment, and will extend the relevant exchange offers and consent solicitations, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the Spirit Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.
Effect of Tender
Any tender of a Spirit Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and Realty and a consent to all of the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer. The acceptance of the exchange offers by a tendering holder of Spirit Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Spirit Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.
If the proposed amendments to the Spirit Indenture have been adopted with respect to the Spirit Notes of series, the amendments will apply to all Spirit Notes of such series that are not acquired in the exchange offers, even though the holders of those Spirit Notes did not consent to the proposed amendments. Thereafter, all such Spirit Notes will be governed by the relevant Spirit Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Spirit Indenture or those applicable to the Realty Notes. In particular, holders of the Spirit Notes under the amended Spirit Indenture will no longer receive annual, quarterly and other reports from Spirit, and will no longer be entitled to the benefits of various covenants, and other provisions. See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the Spirit Indenture will afford reduced protection to remaining holders of Spirit Notes.”
Absence of Dissenters’ Rights
Holders of the Spirit Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Spirit Indenture and the Spirit Notes, or under the terms of the Spirit Indenture in connection with the exchange offers and consent solicitations.

Acceptance of Spirit Notes for Exchange; Realty Notes
Assuming the conditions to the exchange offers are satisfied or waived (other than the waiver of the condition requiring consummation of the Merger), we will issue new Realty Notes in book-entry form and pay the cash consideration in connection with the exchange offers promptly on the Settlement Date (in exchange for Spirit Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange).
We will be deemed to have accepted validly tendered Spirit Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the Spirit Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of Realty Notes and payment of the cash consideration in connection with the exchange of Spirit Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the Spirit Notes for the purpose of receiving consents and Spirit Notes from, and transmitting Realty Notes and the cash consideration to, such holders. If any tendered Spirit Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Spirit Notes are withdrawn prior to the Expiration Date of the exchange offers, such unaccepted or withdrawn Spirit Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.
Procedures for Consenting and Tendering
If you hold Spirit Notes and wish to have those notes exchanged for Realty Notes and the cash consideration, you must validly tender (or cause the valid tender of) your Spirit Notes using the procedures described in this prospectus. The proper tender of Spirit Notes will constitute an automatic consent to the proposed amendments to the Spirit Indenture.
The procedures by which you may tender or cause to be tendered Spirit Notes will depend upon the manner in which you hold the Spirit Notes, as described below.
Spirit Notes Held with DTC
Pursuant to authority granted by The Depository Trust Company (“DTC”), if you are a DTC participant that has Spirit Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Spirit Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Spirit Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Spirit Notes at DTC for purposes of the exchange offers.
Tender of Spirit Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 excess thereof.
Any DTC participant may tender Spirit Notes and thereby deliver a consent to the proposed amendments to the appropriate Spirit Indenture by effecting a book-entry transfer of the Spirit Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and electronically transmitting its acceptance of the exchange offers through DTC’s Automated Tender Offer Program (“ATOP”) before the Expiration Date of the exchange offers.
If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent.
An agent’s message, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.
There is no letter of transmittal in connection with the exchange offers.

Spirit Notes Held Through a Nominee
Currently, all of the Spirit Notes are held in book-entry form and can only be tendered by following the procedures described above under “— Spirit Notes Held with DTC.” However, if you are a beneficial owner of Spirit Notes that are subsequently issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Spirit Notes in the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the Spirit Notes and thereby deliver a consent on your behalf using one of the procedures described above.
Withdrawal of Tenders and Revocation of Corresponding Consents
Tenders of Spirit Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Tenders of Spirit Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitations may be revoked at any time prior to the Early Consent Date of the particular consent solicitation, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered Spirit Notes prior to the Early Consent Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the appropriate Spirit Indenture and a valid revocation of a consent to the proposed amendments to the appropriate Spirit Indenture prior to the Early Consent Date will be deemed to be a concurrent withdrawal of the tendered Spirit Notes. However, a valid withdrawal of Spirit Notes after the Early Consent Date will not be deemed a revocation of the related consent and your consent will continue to be deemed delivered.
Beneficial owners desiring to withdraw Spirit Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Spirit Notes. In order to withdraw Spirit Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Spirit Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.
If you are a beneficial owner of Spirit Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.
Withdrawals of tenders of Spirit Notes may not be rescinded and any Spirit Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn Spirit Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.
Miscellaneous
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Spirit Notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Spirit Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers will be final and binding on all parties. None of Realty, Spirit, the exchange agent, the information agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
Tenders of Spirit Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Spirit Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered in certificated form or (ii) if they were tendered through the ATOP procedures, to the DTC participant who delivered such Spirit Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.
We may also in the future engage in other liability management transactions or seek to acquire untendered Spirit Notes in open market or privately negotiated transactions, through subsequent tender offers, exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer and sale of Spirit Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.
If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Spirit Notes tendered by such holder.
U.S. Federal Backup Withholding
Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the backup withholding rules to withhold a portion of any payments made to certain holders (or other payees) of Spirit Notes pursuant to the exchange offers and consent solicitations.
Each of Realty and Spirit reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding. For a more detailed discussion of these rules see the discussion under the heading “Certain U.S. Federal Income Tax Consequences.”
Exchange Agent
D.F. King & Co., Inc. has been appointed the exchange agent for the exchange offers and consent solicitations. Consents and all correspondence in connection with the exchange offers should be sent or delivered by each holder of Spirit Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any Spirit Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.
Dealer Manager & Solicitation Agent
We have retained Wells Fargo Securities, LLC to act as Dealer Manager and Solicitation Agent in connection with the exchange offers and consent solicitations and will pay the Dealer Manager and

Solicitation Agent a customary fee as compensation for its services. We will also reimburse the Dealer Manager and Solicitation Agent for certain expenses. The obligations of the Dealer Manager and Solicitation Agent to perform this function are subject to certain conditions. We have agreed to indemnify the Dealer Manager and Solicitation Agent against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the Dealer Manager at its address and telephone numbers set forth on the back cover page of this prospectus.
The Dealer Manager and Solicitation Agent and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The Dealer Manager and Solicitation Agent and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Dealer Manager and Solicitation Agent and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Dealer Manager and Solicitation Agent and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. The Dealer Manager and Solicitation Agent and/or its affiliates may actively trade and tender the Spirit Notes as part of the exchange offers and consent solicitations.
Other Fees and Expenses
The expenses of soliciting tenders and consents with respect to the Spirit Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the Dealer Manager and Solicitation Agent and the information agent, as well as by officers and other employees of Realty and its affiliates.
Tendering holders of Spirit Notes will not be required to pay any fee or commission to the Dealer Manager and Solicitation Agent. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE REALTY NOTES
AND THE SPIRIT NOTES
The following is a summary comparison of certain terms of the Realty Notes and the Spirit Notes that differ. The Realty Notes issued in the applicable exchange offers will be governed by the Realty Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the Realty Indenture and the related forms of notes and officers’ certificates described in the “Description of New Realty Notes,” and the Spirit Indenture. Copies of those indentures and forms of notes are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.
The Spirit Notes represent, as of the date of this prospectus, the only debt securities outstanding under the Spirit Indenture.
As used under this caption “Description of the Differences between the Realty Notes and the Spirit Notes,” the term “Company” means Realty Income Corporation, the issuer of the Realty Notes, and does not include any of its subsidiaries. Certain terms used under this caption with respect to the Realty Notes and the Realty Indenture are defined under this caption or under the captions “Description of New Realty Notes” and “Description of Base Securities” in this prospectus, and you should carefully review those definitions. Other terms used under this caption and not otherwise defined in this prospectus have the meanings given to those terms in the Realty Indenture or the related forms of notes or the Spirit Indenture, as applicable. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.
The description of the Spirit Notes reflects the Spirit Notes as currently constituted and does not reflect any changes to the covenants and other terms of the Spirit Notes or the Spirit Indenture that may be effected following the consent solicitations as described under “The Proposed Amendments.”
	Spirit Notes	New Realty Notes
	Section 6.1(a) of each of the Spirit Supplemental Indentures	Realty Form of Note
Limitation on Incurrence of Total Debt	The Guarantor will not, and will not permit any of its Subsidiaries to, incur any Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of the additional Debt on a pro forma basis, the aggregate principal amount of all of the Guarantor’s outstanding Debt and that of its Subsidiaries on a consolidated basis as determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Guarantor’s Total Assets as of the end of the fiscal quarter covered in the Guarantor’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, furnished to the Trustee) prior to the incurrence of such additional Debt; and (ii) the purchase price of	The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Company’s Total Assets as of the end of the latest fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Trustee) prior to

	Spirit Notes	New Realty Notes
any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Guarantor or any of its Subsidiaries since the end of such fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
the incurrence of such additional Debt and (ii) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of such additional Debt (such increase together with the Company’s Total Assets are referred to as the “Adjusted Total Assets”).
As used in the Realty Indenture, the term “Company” means, in general, Realty Income Corporation and its successors under the Realty Indenture (in each case excluding its subsidiaries), and the term “Commission” means, in general, the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Realty Indenture such Commission is not existing and performing the duties then assigned to it under the Trust Indenture Act of 1939, as amended, then the body performing such duties on such date.

Limitation on Incurrence of Secured Debt	Section 6.1(d) of each of the Spirit Supplemental Indentures	Realty Form of Note
	The Guarantor will not, and will not permit any of its Subsidiaries to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of the Guarantor’s property or the property of any of its Subsidiaries, whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of the Guarantor’s outstanding Debt and the outstanding Debt of its Subsidiaries on a consolidated	The Company will not, and will not permit any Subsidiary to, incur any Secured Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Company’s Adjusted Total Assets

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basis for borrowed money that is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on the Guarantor’s property or the property of any of its Subsidiaries is greater than 40% of the sum of (without duplication); (i) the Guarantor’s Total Assets as of the end of the fiscal quarter covered in the Guarantor’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, furnished to the Trustee) prior to the incurrence of such additional Debt; and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Guarantor or any of its Subsidiaries since the end of such fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
Debt Service Coverage	Section 6.1(b) of each of the Spirit Supplemental Indentures	Realty Form of Note
	The Guarantor will not, and will not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the most recent quarterly period covered in the Guarantor’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, furnished to the Trustee) prior to such time, annualized (i.e., multiplied by four) prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a	The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the

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pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that: (1) such Debt and any other Debt incurred by the Guarantor or its Subsidiaries since the first day of such quarterly period and the application of the proceeds therefrom, including to refinance other Debt since the first day of such period, had occurred at the beginning of such period; (2) the repayment or retirement of any other Debt (other than Debt repaid or retired with the proceeds of any other Debt, which repayment or retirement shall be calculated pursuant to Section 6.1(b)(1) and not to this Section 6.1(b)(2)) by the Guarantor or its Subsidiaries since the first day of such quarterly period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period); (3) in the case of Acquired Debt or Debt incurred by the Guarantor or any of its Subsidiaries in connection with any acquisition since the first day of such quarterly period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (4) in the case of any acquisition or disposition by the Guarantor or any of its Subsidiaries of any asset or group of assets since the first day of such quarterly period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate	Company or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period) had occurred on the first day of such period, (ii) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any acquisition or disposition by the Company or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

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adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the calculation described in this Section 6.1 or any other Debt incurred after the first day of the relevant quarterly period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate that would have been in effect during the entire such period had been the applicable rate for the entire such period.
Maintenance of Total Unencumbered Assets
Section 6.1(c) of each of the Spirit Supplemental Indentures
The Guarantor and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Guarantor and its Subsidiaries on a consolidated basis.

Realty Form of Note
The Company will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

Events of Default	Section 7.1 of each of the Spirit Supplemental Indentures	Section 501 of the Realty Indenture
	“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):	“Event of Default,” wherever used herein with respect to any particular series of Securities, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
	(a) default for 30 days in the payment of any installment of interest under the Notes;	(1) default in the payment of any interest upon or any Additional Amounts payable in respect of any

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Security of that series or of any coupon appertaining thereto, when such interest, Additional Amounts or coupon becomes due and payable, and continuance of such default for a period of 30 days (no Additional Amounts (as defined in the Realty Indenture) are payable with respect to the Realty Notes of any series); or
(b) default in the payment of the principal amount or Redemption Price due with respect to the Notes, when the same becomes due and payable;	(2) default in the payment of the principal of (or premium, if any, on) any Security of that series when it becomes due and payable, whether at Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise; or
(c) the Guarantee is not (or is claimed by the Guarantor in writing to the Trustee not to be) in full force and effect (other than in accordance with the terms of the Indenture) with respect to the Notes;	(3) default in the deposit of any sinking fund payment, when and as due by the terms of any Security of that series; or
(d) failure by the Company or the Guarantor to comply with any of the Company’s or the Guarantor’s respective other agreements in the Notes or this … Supplemental Indenture with respect to the Notes upon receipt by the Company of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount of the Notes then outstanding and the Company’s failure to cure (or obtain a waiver of) such default within 60 days after it receives such notice;	(4) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture or in any Security of that series (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section 501 specifically dealt with or which has been expressly included in this Indenture solely for the benefit of one or more series of Securities other than such series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

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(e) failure to pay any Debt (other than Non-Recourse Debt) (a) of the Company’s or the Guarantor’s, any Subsidiary in which the Company or the Guarantor has invested at least $50,000,000 in capital (a “Significant Subsidiary”) or any entity in which the Company is the general partner or managing member, and (b) in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least 25% in principal amount of the Notes then outstanding); or	(5) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether such indebtedness exists on the date of this Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; or
(f) the Company, the Guarantor or any Significant Subsidiary pursuant to or under or within meaning of any Bankruptcy Law:	(6) the Company or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law:
(i) commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or a Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a	(A) commences a voluntary case or proceeding or files a petition or answer or consent seeking reorganization or relief or consents to the filing of such petition;

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Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary; or
(ii) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company, the Guarantor or a Significant Subsidiary; or	(B) consents to the entry of an order for relief against it in an involuntary case or proceeding or to the commencement of any case or proceeding against it;
(iii) consents to the appointment of a custodian of it or for all or substantially of its property; or	(C) consents to the appointment of a Custodian of it or for all or any substantial part of its property; or
(iv) makes a general assignment for the benefit of creditors; or	(D) makes a general assignment for the benefit of its creditors; or
(g) an involuntary case or other proceeding shall be commenced against the Company, the Guarantor or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or a Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days; or
(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that	(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i) is for relief against the Company, the Guarantor or any of Significant Subsidiary in an involuntary case or proceeding;	(A) is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding or adjudges the Company or any Significant Subsidiary of the

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Company as bankrupt or insolvent or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary of the Company;
(ii) appoints a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary; or	(B) appoints a Custodian of the Company or any Significant Subsidiary of the Company or for all or any substantial part of the property of the Company or any Significant Subsidiary of the Company; or
(iii) orders the liquidation of the Company, the Guarantor or a Significant Subsidiary; in each case in this Clause (g), the order or decree remains unstayed and in effect for thirty (30) calendar days.	(C) orders the liquidation or winding up of the Company or any Significant Subsidiary of the Company and, in the case of any of subclause (A), (B) or (C) of this paragraph (7), the order or decree remains unstayed and in effect for 90 days; or
(8) any other Event of Default provided with respect to Securities of that series.
As used in Section 501 of the Realty Indenture, the term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors and the term “Custodian” means any receiver, trustee, assignee, liquidator, custodian, sequestrator or other similar official under any Bankruptcy Law.
As used in the Realty Indenture, the terms “Security” and “Securities” mean, in general, any debt security or debt securities authenticated and delivered under the Realty Indenture, including, without limitation, the Realty Notes; and the term “Stated Maturity” means, when used with respect to any Security or any installment of principal thereof or interest thereon, the date specified in such Security as the fixed date on which the principal of such

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Security or such installment of principal or interest is due and payable. As used in Section 501 of the Realty Indenture, the term “Subsidiary” has the meaning set forth in this prospectus under the caption “Description of Base Securities — Certain Covenants” and the term “Significant Subsidiary” has the meaning set forth in this prospectus under the caption “Description of Base Securities — Events of Default, Notice and Waiver.”
Merger, Consolidation and Sale of Assets	Section 6.3 of each of the Spirit Supplemental Indentures	Section 801 of the Realty Indenture

The Company and the Guarantor may consolidate with, or sell, lease or convey all or substantially all of our respective assets to, or merge with or into, any other entity, provided that the following conditions are met:
(a) the Company or the Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than Company or the Guarantor, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets [in the case of the 2028 Notes, 2031 Notes and 2032 Notes only: shall be an entity organized and existing under U.S. laws and] expressly assume payment of principal of, and premium, if any, and interest, on, all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;
(b) immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and
The Company will not consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any Person unless (1) either the Company shall be the continuing entity, or the successor Person (if other than the Company) formed by or resulting from such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States or any state thereof and such successor corporation shall expressly assume the due and punctual payment of the principal of (and premium, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1010) on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture and the Securities to be performed or observed by the Company, by supplemental indenture, complying with Article Nine, satisfactory to the Trustee, executed and delivered to the Trustee by such corporation and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the

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(c) an Officer’s Certificate covering these conditions shall be delivered to the Trustee.
In the case of any such consolidation, sale, conveyance or merger, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, the Company or the Guarantor, as the case may be, under the Indenture and, subject to the terms of the Indenture, the Company or the Guarantor, as the case may be, will be released from their respective obligations under the Indenture.
Company or any Subsidiary as a result thereof as having been incurred, and any liens or other encumbrances on any property or assets of the Company or any Subsidiary that are incurred, created or assumed as a result thereof as having been created, incurred or assumed, by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.
As used in Section 801 of the Realty Indenture, the term “Subsidiary” has the meaning set forth in this prospectus under the caption “Description of New Realty Notes — Additional Covenants of Realty.”
Provision of Financial Information
Section 6.5 of each of the Second, Third, Fourth, Fifth, Sixth and Seventh Spirit Supplemental Indentures
Whether or not we or the Guarantor is subject to Section 13 or 15(d) of the Exchange Act, the Guarantor will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents that the Guarantor would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Guarantor were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Guarantor would have been required so to file such documents if the Guarantor were so subject.
The Guarantor will also in any event (1) within 15 days of each

Section 1008 of the Realty Indenture
Whether or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company will, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (1) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if the Company were subject to such Sections, (2) file with the Trustee copies of the

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Required Filing Date (a) transmit by mail or electronic transmittal to all Holders, as their names and addresses appear in the security register, without cost to such Holders, copies of the annual reports, quarterly reports and other documents that the Guarantor is required to file or would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Guarantor were subject to such sections, and (b) furnish to the Trustee copies of annual reports, quarterly reports and other documents that the Guarantor would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Guarantor were subject to such sections; provided that the foregoing transmittal and furnishing requirements will be deemed satisfied if the foregoing reports and documents are available on the SEC’s EDGAR system or on the Guarantor’s website within the applicable time period specified above, and (2) if filing such documents by the Guarantor with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants thereunder (as to which the Trustee is entitled to rely conclusively on an Officer’s Certificate). The Trustee shall have no liability or responsibility for the	annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if the Company were subject to such Sections, and (3) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

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filing, timeliness or content of any such report.
in the case of the 2026 Notes:
Whether or not we or the Guarantor is subject to Section 13 or 15(d) of the Exchange Act, the Guarantor will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents that the Guarantor would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Guarantor were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Guarantor would have been required so to file such documents if the Guarantor were so subject.
The Guarantor will also in any event (1) within 15 days of each Required Filing Date (a) transmit by mail or electronic transmittal to all Holders, as their names and addresses appear in the security register, without cost to such Holders, copies of the annual reports, quarterly reports and other documents that the Guarantor is required to file or would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Guarantor were subject to such sections, and (b) furnish to the Trustee copies of annual reports, quarterly reports and other documents that the Guarantor would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Guarantor were subject to such sections; provided that the foregoing transmittal and furnishing requirements will be deemed satisfied if the foregoing reports and documents are available on the

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SEC’s EDGAR system or on the Guarantor’s website within the applicable time period specified above, and (2) if filing such documents by the Guarantor with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants thereunder (as to which the Trustee is entitled to rely conclusively on an Officer’s Certificate). The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such report.
For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the Holders and prospective Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

THE PROPOSED AMENDMENTS
We are soliciting the consent of the holders of Spirit Notes to eliminate substantially all of the restrictive covenants in the Spirit Indenture. If the proposed amendments described below are adopted with respect to all series of Spirit Notes, the proposed amendments, applicable to the appropriate series of Spirit Notes, will apply to all Spirit Notes of that series not acquired in the applicable exchange offer. Thereafter, all such Spirit Notes will be governed by the Spirit Indenture as amended by the proposed amendments, applicable to the appropriate series of Spirit Notes, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Spirit Indenture or those applicable to the Realty Notes. In particular, holders of the Spirit Notes under the amended Spirit Indenture will no longer receive annual, quarterly and other reports from Spirit, and will no longer be entitled to the benefits of various covenants and other provisions. See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the Spirit Indenture will afford reduced protection to remaining holders of Spirit Notes.”
The descriptions below of the provisions of the Spirit Indenture to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Spirit Indenture and the form of supplemental indenture to the Spirit Indenture that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.
The proposed amendments constitute a single proposal with respect to the applicable series of Spirit Notes, and a consenting holder must consent to the proposed amendments to such series of Spirit Notes in their entirety and may not consent selectively with respect to certain of the proposed amendments.
Pursuant to the Spirit Indenture, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Spirit Notes, voting as separate series, affected by the supplemental indenture. Any Spirit Notes held by Spirit or any person directly or indirectly controlling or controlled or under direct or indirect common control with Spirit are not considered to be “outstanding” for this purpose.
As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of Spirit Notes is:
Series of Spirit Notes	Principal Amount Outstanding
4.450% Notes due 2026	$300,000,000
3.200% Notes due 2027	300,000,000
2.100% Notes due 2028	450,000,000
4.000% Notes due 2029	400,000,000
3.400% Notes due 2030	500,000,000
3.200% Notes due 2031	450,000,000
2.700% Notes due 2032	350,000,000
$2,750,000,000
The valid tender of a holder’s Spirit Notes will constitute the consent of the tendering holder to the proposed amendments to such series of Spirit Notes in their entirety.
If the Requisite Consents with respect to all series of Spirit Notes under the Spirit Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the Spirit Indenture for that series of Spirit Notes will be deleted (or modified as indicated).
•
Sections 4.2 and 4.3 of the Spirit Base Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit First Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Second Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Third Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Fourth Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Fifth Supplemental Indenture;

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Sixth Supplemental Indenture; and

•
Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Spirit Seventh Supplemental Indenture.

Conforming Changes, etc.   The proposed amendments would amend the Spirit Indenture to make certain conforming or other changes to the Spirit Indenture, including modification or deletion of certain definitions and cross-references.
By consenting to the proposed amendments to the Spirit Indenture, you will be deemed to have waived any default, event of default or other consequence under such indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the supplemental indenture effecting the amendments described above).
Effectiveness of Proposed Amendments
Assuming we have received the Requisite Consents with respect to the Spirit Notes prior to the Expiration Date, the proposed amendments to the Spirit Indenture will become effective on the Settlement Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.

DESCRIPTION OF NEW REALTY NOTES
In this “Description of New Realty Notes,” references to “Realty,” “Realty Income,” “we,” “us” and “our” refer to Realty Income Corporation, as issuer of the Realty Notes, and not to any of the subsidiaries of Realty Income Corporation. Other capitalized terms used under this caption and not otherwise defined under this caption shall have the meanings given to them under the caption “Description of Base Securities” in this prospectus or, if not defined under such caption, in the Realty Indenture (as defined below).
The New 2026 Notes, New 2027 Notes, New 2028 Notes, New 2029 Notes, New 2030 Notes, New 2031 Notes and New 2032 Notes (collectively, the “Realty Notes”) will each constitute a new series of our debt securities (which are more fully described under the caption “Description of Base Securities”) to be issued by Realty under the indenture, dated as of October 28, 1998, (the “Realty Indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (successor trustee to The Bank of New York), as trustee (the “Trustee”), in connection with the exchange offers for the existing notes of Spirit Realty, L.P. (“Spirit”) described elsewhere in this prospectus (the “Exchange Offers”). The terms of the Realty Notes will include those stated in the Realty Indenture and the related officers’ certificates and those made part of the Realty Indenture by reference to the Trust Indenture Act of 1939, as amended.
This description of certain provisions of the Realty Notes and the Realty Indenture appearing below and under the caption “Description of Base Securities” is not complete. A general description of some of the terms of the Realty Notes appears under the caption “Description of Base Securities.” The following description of some of the terms of the Realty Notes supplements and, to the extent inconsistent with the description under the caption “Description of Base Securities,” replaces the description of the general terms and provisions of debt securities and the Realty Indenture set forth under the caption “Description of Base Securities.” This description does not restate those agreements and instruments in their entirety. You should refer to the applicable Realty Notes and the related officers’ certificates and the Realty Indenture, copies of which are available as set forth in the section of the prospectus entitled “Where You Can Find More Information.”
General
We are permitted by the Realty Indenture to issue our debt securities thereunder from time to time in one or more series. Each of the Realty Notes will be a new, separate series of our debt securities under the Realty Indenture.
The Realty Indenture does not limit the amount of debt securities that we may issue under the Realty Indenture, and we may from time to time issue debt securities in one or more series up to the aggregate amount authorized by us for each series. We may, without the consent of the holders of the applicable series of Realty Notes, re-open each such series of Realty Notes and issue additional Realty Notes of that series under the Realty Indenture in addition to the Realty Notes of that series offered pursuant to this prospectus, and any such additional Realty Notes of that series shall be part of the same series of debt securities under the Realty Indenture as the Realty Notes of that series offered by this prospectus.
The Realty Notes will be issued only in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The principal of, and premium, if any, and interest on, the Realty Notes will be payable in U.S. dollars. The Realty Notes of each series will be evidenced by one or more global notes in book-entry form, except under the limited circumstances described below under “— Book-Entry System.” Notices or demands to or upon Realty in respect of the Realty Notes of each series and the Realty Indenture may be served and, if Realty Notes of such series are issued in definitive certificated form, Realty Notes of such series may be surrendered for payment, registration of transfer or exchange, at the office or agency of Realty maintained for such purpose in Chicago, Illinois, which shall initially be the office of the Trustee in Chicago, Illinois.
Reference is made to the section titled “Description of Base Securities — Certain Covenants” and “— Additional Covenants of Realty” below for a description of certain covenants applicable to the Realty Notes of each series. Compliance with these covenants generally may be waived, insofar as concerns the Realty Notes of each series, if the holders of a majority in principal amount of the outstanding Realty Notes of such series consent to such waiver. In addition, the discharge, defeasance and covenant defeasance provisions of the Realty Indenture described under “Description of Base Securities — Discharge, Defeasance and Covenant Defeasance” will apply to the Realty Notes of each series; covenant defeasance will be applicable, insofar as concerns the Realty Notes of each series, with respect to the covenants described under “Description of Base Securities — Certain Covenants” (except the covenant requiring Realty to preserve and keep in full force and effect its corporate existence) and the covenants described below under “—Additional Covenants of Realty.”
Except to the limited extent described under “Description of Base Securities — Merger, Consolidation or Sale of Assets” or “— Additional Covenants of Realty” below, the Realty Indenture does not contain any provisions that would afford holders of the Realty Notes protection in the event of (1) a highly leveraged or similar transaction involving Realty, (2) a change of control or management of Realty or (3) a reorganization, restructuring, merger or similar transaction involving Realty that may adversely affect the holders of the Realty Notes. In addition, subject to compliance with the covenants set forth under “— Additional Covenants of Realty” below and, if applicable, covenants in other debt instruments and the covenant set forth under “Description of Base Securities — Merger, Consolidation or Sale of Assets”, Realty may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of Realty with another entity that could substantially increase the amount of Realty’s indebtedness or substantially reduce Realty’s assets, which may have an adverse effect on Realty’s ability to service its indebtedness, including the Realty Notes. In that regard, if our pending Merger with Spirit Realty Capital, Inc. and Spirit OP are consummated on the terms currently contemplated, all then outstanding indebtedness of Spirit Realty Capital, Inc. and its subsidiaries (other than indebtedness, if any, repaid in connection with the Merger) will become indebtedness of ours, which will significantly increase our total consolidated indebtedness. See “Risk Factors — Risks Related to the Realty Notes — We are subject to risks associated with debt financing” in this prospectus.
Ranking
The Realty Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The Realty Notes will be our obligations exclusively, however, and will not be the obligations of, or guaranteed by, any of our subsidiaries, nor are any of our subsidiaries required to provide funds to us, whether by dividend, loan or otherwise, to make payments on the Realty Notes. The Realty Notes will therefore be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries from time to time outstanding, including any guarantees of our indebtedness by any of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary (including, in the case of any subsidiary that may in the future guarantee any indebtedness outstanding under our revolving credit facility, our term loan facilities or privately placed Sterling notes, the lenders under those facilities and the holders of those notes and other indebtedness) will generally be entitled to payment of their claims from the assets of that subsidiary before any of those assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor of that subsidiary, in which case our claims would still be effectively subordinated in right of payment to all existing and future secured debt of that subsidiary (to the extent of the value of the collateral pledged as security therefor) and would be subordinated in right of payment to any existing and future indebtedness of the subsidiary senior to that held by us. As of September 30, 2023, our subsidiaries had approximately $1.2 billion of total indebtedness and other liabilities outstanding (excluding liabilities owed to us and other intercompany liabilities, below-market lease liabilities, and operating lease liabilities) and we (including our subsidiaries) had approximately $822.0 million of secured indebtedness outstanding (excluding unamortized premiums and deferred financing costs). Moreover, if the Merger is consummated on the terms currently contemplated, some or all of Spirit’s and Spirit Realty Capital, Inc.’s subsidiaries’ then outstanding indebtedness and other liabilities (other than indebtedness and other liabilities, if any, repaid or otherwise satisfied in connection with the Merger) will become indebtedness and liabilities of our subsidiaries, which will significantly increase our total secured and unsecured indebtedness and, because Spirit will become a subsidiary of ours as a result of the Merger, the total indebtedness and other liabilities of our subsidiaries (which will include Spirit).
As of September 30, 2023, none of our subsidiaries guaranteed our borrowings outstanding under our revolving credit facility or under our term loan facilities or borrowings under our $3.0 billion commercial paper programs or any of our outstanding privately placed Sterling notes. However, under our revolving credit facility and our term loan facilities, if any of our subsidiaries guarantees or otherwise becomes obligated with respect to any of our or any of our subsidiaries’ other existing or future indebtedness in excess of $350.0 million in the aggregate (subject to limited exceptions), then any such subsidiary would be required to become a guarantor under those facilities within a specified period of time. In addition, certain series of our privately placed Sterling notes include a similar provision that would also require any subsidiary that is or becomes a guarantor of or an obligor under our primary bank credit facility (which would include our current revolving credit facility) or any other indebtedness (subject to certain exceptions) or credit facility of ours in an amount, or providing for borrowings in an amount, equal to or greater than $250 .0 million to become a guarantor of those Sterling notes and certain other series of our privately placed Sterling notes require that any subsidiary that guarantees our primary bank credit facility (which would include our current revolving credit facility) or our other privately placed Sterling notes to become a guarantor of those Sterling notes. This means that, substantially concurrently with the closing of the Merger, and so long as $250.0 million or more of the Spirit Notes remain outstanding, both Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP, which will be our subsidiaries following the Merger, will be required to guarantee our privately placed Sterling notes. In addition, within a specified period of time after the closing of the Merger, so long as Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP guarantee any of our privately placed Sterling notes or more than $350.0 million in the Spirit notes remain outstanding, Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) and Spirit OP will also be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facilities (and would then also be required to guarantee all borrowings under our privately placed Sterling notes, to the extent not already guaranteed). Additionally, we may voluntarily cause any of our subsidiaries to become a guarantor under our revolving credit facility or term loan facilities or privately placed Sterling notes to the extent we consider appropriate to remain in compliance with certain covenants thereunder. To the extent that Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) or Spirit OP provide a guarantee of borrowings under our revolving credit facility or term loan facilities or of our privately placed Sterling notes, holders of Realty Notes will be effectively subordinated in right of payment (to the extent of the assets of Spirit Realty Capital, Inc. (or its successor pursuant to the Merger) or Spirit OP) to the borrowings and other obligations under those facilities and to the privately placed Sterling notes. In addition, holders of the Realty Notes will also be effectively subordinated in right of payment (to the extent of the assets of Spirit Realty Capital, Inc (or its successor pursuant to the Merger) and Spirit OP) to any Spirit Notes that remain outstanding after the Merger. See “Risk Factors — Risks Related to the Realty Notes — The Realty Notes will be effectively junior to all of our existing and future secured debt, to the existing and future secured debt of our subsidiaries, including Spirit, and to the existing and future obligations of our subsidiaries, including Spirit.” Although the Indenture and other debt instruments to which we are a party limit our ability and the ability of our subsidiaries to incur additional indebtedness, both we and our subsidiaries have the right to incur substantial additional secured and unsecured indebtedness.
Interest and Maturity
New 2026 Notes
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Title of the notes: 4.450% Notes due September 15, 2026 (the “New 2026 Notes”)

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Total principal amount being issued: up to $300,000,000

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Maturity date: September 15, 2026

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Interest rate: 4.450%

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Date interest starts accruing: September 15, 2023

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Interest payment dates: March 15 and September 15

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Expected first interest payment date: March 15, 2024

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Regular record dates for interest: March 1 and September 1

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Redemption: See “— Optional Redemption”

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Listing: The New 2026 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2027 Notes
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Title of the notes: 3.200% Notes due January 15, 2027 (the “New 2027 Notes”)

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Total principal amount being issued: up to $300,000,000

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Maturity date: January 15, 2027

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Interest rate: 3.200%

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Date interest starts accruing: January 15, 2024

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Interest payment dates: January 15 and July 15

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Expected first interest payment date: July 15, 2024 (interest will be paid on the 2027 Notes on January 15, 2024)

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Regular record dates for interest: January 1 and July 1

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Redemption: See “— Optional Redemption”

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Listing: The New 2027 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2028 Notes
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Title of the notes: 2.100% Notes due March 15, 2028 (the “New 2028 Notes”)

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Total principal amount being issued: up to $450,000,000

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Maturity date: March 15, 2028

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Interest rate: 2.100%

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Date interest starts accruing: September 15, 2023

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Interest payment dates: March 15 and September 15

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Expected first interest payment date: March 15, 2024

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Regular record dates for interest: March 1 and September 1

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Redemption: See “— Optional Redemption”

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Listing: The New 2028 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2029 Notes
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Title of the notes: 4.000% Notes due July 15, 2029 (the “New 2029 Notes”)

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Total principal amount being issued: $400,000,000

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Maturity date: July 15, 2029

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Interest rate: 4.000%

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Date interest starts accruing: January 15, 2024

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Interest payment dates: January 15 and July 15

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Expected first interest payment date: July 15, 2024 (interest will be paid on the 2029 Notes on January 15, 2024)

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Regular record dates for interest: January 1 and July 1

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Redemption: See “— Optional Redemption”

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Listing: The New 2029 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2030 Notes
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Title of the notes: 3.400% Notes due January 15, 2030 (the “New 2030 Notes”)

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Total principal amount being issued: up to $500,000,000

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Maturity date: January 15, 2030

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Interest rate: 3.400%

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Date interest starts accruing: January 15, 2024

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Interest payment dates: January 15 and July 15

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Expected first interest payment date: July 15, 2024 (interest will be paid on the 2030 Notes on January 15, 2024)

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Regular record dates for interest: January 1 and July 1

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Redemption: See “— Optional Redemption”

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Listing: The New 2030 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2031 Notes
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Title of the notes: 3.200% Notes due February 15, 2031 (the “New 2031 Notes”)

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Total principal amount being issued: up to $450,000,000

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Maturity date: February 15, 2031

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Interest rate: 3.200%

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Date interest starts accruing: August 15, 2023

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Interest payment dates: February 15 and August 15

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Expected first interest payment date: February 15, 2024

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Regular record dates for interest: February 1 and August 1

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Redemption: See “— Optional Redemption”

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Listing: The New 2031 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2032 Notes
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Title of the notes: 2.700% Notes due February 15, 2032 (the “New 2032 Notes”)

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Total principal amount being issued: up to $350,000,000

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Maturity date: February 15, 2032

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Interest rate: 2.700%

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Date interest starts accruing: August 15, 2023

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Interest payment dates: February 15 and August 15

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Expected first interest payment date: February 15, 2024

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Regular record dates for interest: February 1 and August 1

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Redemption: See “— Optional Redemption”

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Listing: The New 2032 Notes will not be listed on any securities exchange or included in any automated quotation system.

None of the Realty Notes will be entitled to the benefit of any sinking fund payments or subject to repayment or repurchase by Realty at the option of the Holders thereof. As used herein, “Holder” means the person in whose name a Realty Note is registered in the security register maintained by the Trustee. Interest on the Realty Notes will be computed on the basis of a 360-day year of twelve 30-day months.
Interest on each series of Realty Notes will accrue from the applicable date set forth above and will be payable semi-annually in arrears on the applicable interest payment dates set forth above, commencing with the expected first interest payment date set forth above, to the persons in whose names the Realty Notes of such series are registered in the security register maintained by the Trustee at the close of business on the applicable regular record dates set forth above immediately before such respective interest payment dates.
If any interest payment date, any maturity date, any date fixed for redemption or any other day on which the principal of, or premium, if any, or interest on a Realty Note becomes due and payable falls on a day that is not a Business Day (as defined in the Realty Indenture), the required payment may be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date, maturity date, redemption date or other date, as the case may be.
Additional Covenants of Realty
Reference is made to the section titled “Description of Base Securities — Certain Covenants” for a description of certain covenants applicable to the Realty Notes of each series. In addition to the foregoing, the following covenants of Realty will apply to the Realty Notes of each series for the benefit of the Holders of the Realty Notes of such series:
Limitation on Incurrence of Total Debt.   Realty will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of Realty and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (1) Realty’s Total Assets as of the end of the latest fiscal quarter covered in Realty’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the “SEC”) (or, if such filing is not required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Trustee) prior to the incurrence of such additional Debt and (2) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of such additional Debt (such increase together with Realty’s Total Assets are referred to as the “Adjusted Total Assets”).
Limitation on Incurrence of Secured Debt.   Realty will not, and will not permit any Subsidiary to, incur any Secured Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of Realty and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of Realty’s Adjusted Total Assets.
Debt Service Coverage.   Realty will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (1) such Debt and any other Debt incurred by Realty or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period) had occurred on the first day of such period, (2) the repayment or retirement of any other Debt of Realty or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (3) in the case of any acquisition or disposition by Realty or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.
Maintenance of Total Unencumbered Assets.   Realty will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of Realty and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.
As used herein:
“Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period for interest on Debt of Realty and its Subsidiaries.
“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus, without duplication, amounts which have been deducted in determining Consolidated Net Income during such period for (1) Consolidated Interest Expense, (2) provisions for taxes of Realty and its Subsidiaries based on income, (3) amortization (other than amortization of debt discount) and depreciation, (4) provisions for losses from sales or joint ventures, (5) provisions for impairment losses, (6) increases in deferred taxes and other non-cash charges, (7) charges resulting from a change in accounting principles, and (8) charges for early extinguishment of debt, and less, without duplication, amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.
“Consolidated Interest Expense” for any period, and without duplication, means all interest (including the interest component of rentals on finance leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined for Realty and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of Realty and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Debt” means any indebtedness of Realty or any Subsidiary, whether or not contingent, in respect of (1) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement or any security interest existing on property owned by Realty or any Subsidiary, (3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (4) any lease of property by Realty or any Subsidiary as lessee that is reflected on Realty’s consolidated balance sheet as a finance lease or as indebtedness in accordance with GAAP, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as liabilities on Realty’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of Realty or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than Realty or any Subsidiary) of the type referred to in (1), (2), (3) or (4) above (it being understood that Debt shall be deemed to be incurred by Realty or any Subsidiary whenever Realty or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).
“Executive Group” means, collectively, those individuals holding the offices of Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer, or any Vice President of Realty.
“GAAP” means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.

“Intercompany Debt” means indebtedness owed by Realty or any Subsidiary solely to Realty or any Subsidiary.
“Secured Debt” means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, finance lease, or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.
“Subsidiary” means (1) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by Realty, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except for directors’ qualifying shares) are at the time directly or indirectly owned by Realty, any other Subsidiary or Subsidiaries, and/or one or more individuals of the Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s), or such individuals’ successors in office as an officer of Realty), and (2) any other entity the accounts of which are consolidated with the accounts of Realty. The foregoing definition of “Subsidiary” shall only be applicable with respect to this definition and the covenants and other definitions set forth herein under this caption “Additional Covenants of Realty” and, insofar as the provisions described under “Description of Base Securities — Merger, Consolidation or Sale of Assets” apply to the Realty Notes of any series, the term “Subsidiary,” as that term is used under the caption “Description of Base Securities — Merger, Consolidation or Sale of Assets,” shall have the meaning set forth in this definition.
“Total Assets” as of any date means the sum of (1) Undepreciated Real Estate Assets and (2) all other assets of Realty and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).
“Total Unencumbered Assets” as of any date means Total Assets minus the value of any properties of Realty and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered, determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth above under “— Maintenance of Total Unencumbered Assets,” all investments in any person that is not consolidated with Realty for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investment would otherwise have been included. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.
“Undepreciated Real Estate Assets” as of any date means the amount of real estate assets of Realty and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.
“Unsecured Debt” means Debt of Realty or any Subsidiary that is not Secured Debt.
Optional Redemption
Prior to the applicable par call date set forth below, Realty may redeem the Realty Notes of the applicable series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Realty Notes of such series to be redeemed discounted to the redemption date (assuming the Realty Notes of such series matured on the applicable par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the number of basis points set forth below applicable to such series of Realty Notes less (b) interest accrued to the date of redemption, and

(2)
100% of the principal amount of the Realty Notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest on the Realty Notes of the applicable series to be redeemed to the redemption date.
On and after the applicable par call date, Realty may redeem the Realty Notes of the applicable series, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Realty Notes of such series being redeemed plus accrued and unpaid interest on the Realty Notes of the applicable series to be redeemed to the applicable redemption date.
Notwithstanding the foregoing, installments of interest on Realty Notes of each series that are due and payable on an interest payment date falling on or prior to a redemption date for the Realty Notes of such series will be payable to the persons who were the Holders of the Realty Notes (or one or more predecessor notes) of such series registered as such at the close of business on the relevant regular record date for the Realty Notes of such series according to their terms and the provisions of the Indenture.
Set forth below for each series of the Realty Notes is the par call date applicable to such series of Realty Notes and the number of basis points to be added to the Treasury Rate for purposes of computing the amount set forth in clause (1) of the first paragraph under this caption “— Optional Redemption” with respect to any redemption date for such series of Realty Notes prior to the applicable par call date:
	Par Call Date	Number of Basis Points
New 2026 Notes	June 15, 2026	45
New 2027 Notes	November 15, 2026	25
New 2028 Notes	January 15, 2028	20
New 2029 Notes	April 15, 2029	30
New 2030 Notes	October 15, 2029	30
New 2031 Notes	November 15, 2030	45
New 2032 Notes	November 15, 2031	25
“Treasury Rate” means, with respect to any redemption date for the Realty Notes of any series, the yield determined by Realty in accordance with the following two paragraphs.
The Treasury Rate shall be determined by Realty after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the applicable redemption date for the Realty Notes to be redeemed based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading). In determining the Treasury Rate, Realty shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the applicable redemption date for such series of Realty Notes to be redeemed to the applicable par call date for the Realty Notes of such series (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the applicable Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the applicable Remaining Life — and shall interpolate to the applicable par call date for the Realty Notes of such series on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the applicable Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable redemption date for such series of Realty Notes to be redeemed.

If on the third business day preceding the applicable redemption date for such series of Realty Notes to be redeemed H.15 or any successor designation or publication is no longer published, Realty shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable par call date for the Realty Notes of such series. If there is no United States Treasury security maturing on the applicable par call date for the Realty Notes of such series, but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date for the Realty Notes of such series, one with a maturity date preceding the applicable par call date for the Realty Notes of such series, and one with a maturity date following the applicable par call date for the Realty Notes of such series, Realty shall select the United States Treasury security with a maturity date preceding the applicable par call date for the Realty Notes of such series. If there are two or more United States Treasury securities maturing on the applicable par call date for the Realty Notes of such series, or two or more United States Treasury securities meeting the criteria of the preceding sentence, Realty shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Realty’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption of the Realty Notes of any series by Realty will be transmitted at least 10 days but not more than 60 days before the applicable redemption date to each Holder of Realty Notes of such series to be redeemed. If less than all of the outstanding Realty Notes of any series are to be redeemed, the Realty Notes of such series to be redeemed shall be selected, so long as the Realty Notes of such series are in book-entry form, in accordance with the applicable procedures of DTC (as defined below) or, if the Realty Notes of such series are issued in definitive certificated form under the limited circumstances described below under “— Book-Entry System,” by such method as the Trustee shall deem fair and appropriate.
Unless Realty defaults in payment of the redemption price, on and after any redemption date interest will cease to accrue on the Realty Notes or portions thereof called for redemption.
Same-Day Settlement and Payment
All payments of principal, premium, if any, and interest in respect of the Realty Notes will be made by Realty by wire transfer of immediately available funds to an account maintained by the payee in the United States.
If Realty Notes of any series are issued in definitive certificated form under the limited circumstances described below, payments of interest on the certificated Realty Notes of such series may be made, at our option, by check mailed to the addresses of the persons entitled thereto, as such addresses appear in the register for the Realty Notes of such series, or by wire transfer to accounts maintained by the payees in the United States; provided, however, that a Holder of $5 million or more in aggregate principal amount of Realty Notes in definitive certificated form will be entitled to receive payments of interest due on any interest payment date by wire transfer of immediately available funds to an account maintained by such Holder in the United States so long as such Holder has given appropriate wire transfer instructions to the Trustee or a paying agent at least 15 calendar days prior to the applicable interest payment date. Any such wire transfer instructions will remain in effect until revoked by such Holder or until such person ceases to be a Holder of $5 million or more in aggregate principal amount of Realty Notes in definitive certificated form.
Payments of principal of and premium, if any, and interest on Realty Notes in definitive certificated form that are due and payable on the maturity date of the Realty Notes of any series, any redemption date for the Realty Notes of any series or any other date on which principal of the Realty Notes of any series is due and payable will be made by wire transfer of immediately available funds to accounts maintained by the Holders thereof in the United States, so long as such Holders have given appropriate wire transfer instructions to the Trustee or a paying agent, against surrender of such Realty Notes of such series to the Trustee or a paying agent; provided that installments of interest on Realty Notes in definitive certificated form that are due and payable on any interest payment date falling on or prior to such maturity date, redemption date or other date on which principal of the Realty Notes of such series is payable will be paid in the manner described in the preceding paragraph to the persons who were the Holders of the Realty Notes of such series (or one or more predecessor notes of such series) registered as such at the close of business on the relevant regular record dates according to the terms and provisions of the Realty Notes of such series and the Indenture.
Book-Entry System
The following are summaries of certain rules and operating procedures of The Depository Trust Company, or DTC, that affect the payment of principal, premium, if any, and interest on and transfers of interests in the Realty Notes evidenced by global notes (the “Global Notes”). Upon issuance, the Realty Notes of each series will only be issued in the form of one or more Global Notes of such series which will be held by DTC or the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Realty Notes of the applicable series in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (1) by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.
Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Upon the issuance of a Global Note of any series, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the Realty Notes represented by such Global Note beneficially owned by participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.
So long as DTC or its nominee is the registered owner of a Global Note of any series, DTC or its nominee, as the case may be, will be considered the sole Holder of the Realty Notes of such series represented by such Global Note for all purposes under the Realty Indenture. Except under the limited circumstances set forth below, owners of beneficial interests in a Global Note of any series will not be entitled to have Realty Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Realty Notes in certificated form and will not be considered the registered owners or Holders of such Realty Notes under the Realty Indenture. Accordingly, each person owning a beneficial interest in a Global Note of any series must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder of Realty Notes of such series under the Realty Indenture. Realty understands that under existing industry practices, if Realty requests any action of Holders of Realty Notes of any series or if an owner of a beneficial interest in a Global Note of any series desires to give or take any action that a Holder of Realty Notes of such series is entitled to give or take under the Realty Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of Realty, the Trustee or any other agent of Realty or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of interests in a Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. Realty expects that DTC, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. Realty also expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.
The Realty Indenture provides that if, with respect to the Realty Notes of any series, (1) DTC notifies Realty that it is unwilling or unable to continue as depositary for the Global Notes of such series or if DTC ceases to be a clearing agency registered as such under the Exchange Act at any time when the depositary is required to be so registered in order to act as depositary for the Global Notes of such series and a successor depositary is not appointed within 90 days after Realty receives such notice or learns of such ineligibility, (2) Realty determines that the Realty Notes of such series shall no longer be represented by Global Notes and executes and delivers to the Trustee an officers’ certificate to that effect or (3) an event of default (as defined in under “Description of Base Securities — Events of Default, Notice and Waiver”) with respect to the Realty Notes of such series has occurred and is continuing and beneficial owners representing a majority in aggregate principal amount of the outstanding Realty Notes of such series advise DTC to cease acting as depositary for the Global Notes of such series, Realty will issue Realty Notes of such series in definitive form in exchange for interests in all outstanding Global Notes of such series. Any Realty Notes issued in definitive form in exchange for interests in a Global Note will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in a Global Note.
DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Clearstream.   Clearstream Banking, S.A. (“Clearstream”), is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants include financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the Dealer Manager or its affiliates. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to the Realty Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.
Euroclear.   The Euroclear System (“Euroclear”) was created to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Dealer Manager or its affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When interests in Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a Clearstream Participant or a Euroclear Participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the applicable Realty Notes against payment. After settlement, Clearstream or Euroclear will credit the applicable Realty Notes to the Clearstream Participant’s or Euroclear Participant’s account, as applicable. Credit for the applicable Realty Notes will appear on the next day (European time).
Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending the applicable Realty Notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.
When a Clearstream Participant or Euroclear Participant wishes to transfer interests in Global Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a Clearstream Participant or a Euroclear Participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer the applicable Realty Notes against payment for them. The payment will then be reflected in the account of the Clearstream Participant or the Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding business day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.
You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the Realty Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.
Although we understand that DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

DESCRIPTION OF BASE SECURITIES
General
This “Description of Base Securities” describes certain general terms and provisions of our debt securities of which each series of the Realty Notes will be a series. The specific terms of the Realty Notes issuable in exchange for the Spirit Notes are described under “Description of New Realty Notes.” Our debt securities will be our direct obligations and they may be secured or unsecured, senior or subordinated indebtedness. We may issue our debt securities under one or more indentures. Each indenture and the certificate or certificates evidencing the debt securities of each series will be in the form filed or incorporated by reference as an exhibit to a registration statement filed with the SEC, a post-effective amendment to a registration statement or a document incorporated by reference and may be obtained as described below under “Where You Can Find More Information.” The form of indenture is subject to any amendments or supplements that may be adopted from time to time. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The Realty Notes of each series will be a series of debt securities issued under the Realty Indenture. Because this description of debt securities is a summary, it does not contain all the information that may be important to you and this description is subject to, and qualified in its entirety by reference to, the form of the applicable indenture and the certificate evidencing the debt securities of the applicable series. You should read the applicable indenture and the form of certificate evidencing the applicable debt securities in their entirety to assure that you have all the important information you need to make any required decisions. Unless otherwise expressly stated or the context otherwise requires, all references to the “Company,” “Realty,” “Realty Income,” “our,” “we” and “us” and all similar references appearing under this caption “Description of Base Securities” mean Realty Income Corporation, a Maryland corporation, excluding its subsidiaries. All other capitalized terms used, but not defined, in this section shall have the meanings set forth in the applicable indenture.
As used in this “Description of Base Securities,” the term “prospectus supplement or other offering materials” (and other similar references) shall be deemed to include, and for purposes of the Realty Notes shall be deemed to refer to, the portion of this prospectus appearing under the heading “Description of New Realty Notes” and references to an “indenture” shall be deemed to include the Realty Indenture, in each case unless otherwise expressly stated or the context otherwise requires.
Terms
The particular terms of any series of our debt securities will be described in a prospectus supplement or other offering materials. Additionally, any applicable modifications of or additions to the general terms of our debt securities, described in this “Description of Base Securities” and in the applicable indenture, will also be described in a prospectus supplement or other offering materials. Accordingly, for a description of the terms of any series of our debt securities, including the Realty Notes, you must refer to both the prospectus supplement or other offering materials, if any, relating to those debt securities and the description of the debt securities set forth in this “Description of Base Securities.” If any particular terms of our debt securities described in other portions of this prospectus, differ from any of the terms described in this “Description of Base Securities,” then those terms as set forth in the relevant other portions of this prospectus will control.
Except as set forth in any prospectus supplement or other offering materials, our debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by our board of directors, a committee of the board of directors or as set forth in the applicable indenture or one or more supplements to that indenture. All of our debt securities of one series need not be issued at the same time, and unless otherwise provided, a series may be reopened for issuance of additional debt securities without the consent of the holders of the debt securities of that series.
Each indenture will provide that we may, but need not, designate more than one trustee for the indenture, each with respect to one or more series of our debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee to different series of our debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated in this prospectus, any action taken by a trustee may be taken by that trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.
This summary sets forth certain general terms and provisions of our indentures and our debt securities. For a detailed description of a specific series of debt securities, you should consult the prospectus supplement or other offering materials for that series. The prospectus supplement or other offering materials will contain the following information, to the extent applicable:
(1)
the title and ranking of those debt securities;

(2)
the aggregate principal amount of those debt securities and any limitation thereon;

(3)
the price at which those debt securities will be issued and, if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of those debt securities that is convertible into other securities offered hereby, or the method by which any convertible portion of those debt securities shall be determined;

(4)
if those debt securities are convertible, the terms on which they are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of our status as a REIT, any applicable limitations on the ownership or transferability of the securities into which those debt securities are convertible;

(5)
the date or dates, or the method for determining the date or dates, on which the principal of those debt securities will be payable;

(6)
the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;

(7)
the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates upon which that interest will be payable, the record dates for payment of that interest, or the method by which any of those dates shall be determined, the persons to whom that interest shall be payable, and the basis upon which that interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8)
the place or places where the principal of (and premium, if any) and interest, if any, on debt securities will be payable, where debt securities may be surrendered for conversion, registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served;

(9)
the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at our option;

(10)
our obligation, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities, and the period or periods within which, the price or prices at which, and the terms and conditions upon which, those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

(11)
if other than U.S. dollars, the currency or currencies in which those debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12)
whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts shall be determined;

(13)
whether those debt securities will be issued in certificated and/or book-entry form, and, if in book-entry form, the identity of the depositary for those debt securities;

(14)
whether those debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $2,000 and any integral multiple of $1,000 in excess thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(15)
the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable indenture, or any modification of the indenture;

(16)
any deletions from, modifications of or additions to the events of default or our covenants with respect to those debt securities;

(17)
whether and under what circumstances we will pay any additional amounts on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem those debt securities in lieu of making this payment;

(18)
the subordination provisions, if any, relating to those debt securities;

(19)
the provisions, if any, relating to any security provided for those debt securities; and

(20)
any other terms of those debt securities.

If the applicable prospectus supplement provides or other offering materials provide, we may issue the debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”). In those cases, any material United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement or other offering materials.
Denominations, Interest, Registration and Transfer
Unless otherwise described in the applicable prospectus supplement or other offering materials, the debt securities of any series will be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Unless otherwise described in the applicable prospectus supplement or other offering materials, we will pay the principal of (and premium, if any) and interest on any series of debt securities at the applicable trustee’s corporate trust office, the address of which will be set forth in the applicable prospectus supplement or other offering materials, provided however, that unless otherwise provided in the applicable prospectus supplement or other offering materials, we may make interest payments (1) by check mailed to the address of the person entitled to the payment as that address appears in the applicable register for those debt securities, or (2) by wire transfer of funds to the person at an account maintained within the United States.
Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of those debt securities at the office of any transfer agent we designate for that purpose. In addition, subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the office of any transfer agent we designate for that purpose. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting that transfer must provide evidence of title and identity satisfactory to us and the applicable transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time rescind the designation of any transfer agent appointed with respect to the debt securities of any series or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.
Neither we nor any trustee shall be required to:
•
issue, register the transfer of, or exchange debt securities of any series if that debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before the mailing or first publication, as the case may be, of notice of redemption of those debt securities and ending at the close of business on

1.
the day of mailing of the relevant notice of redemption if the debt securities of that series are issuable only in registered form, or

2.
the day of the first publication of the relevant notice of redemption if the debt securities of that series are issuable in bearer form, or

3.
the day of mailing of the relevant notice of redemption if those debt securities are issuable in both bearer and registered form and there is no publication; or

•
register the transfer of or exchange any debt security in registered form, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

•
exchange any debt security in bearer form selected for redemption, except in exchange for a debt security of that series in registered form that is simultaneously surrendered for redemption; or

•
issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the holder’s option, except the portion, if any, of that debt security not to be repaid.

No Protection in the Event of a Change of Control
The debt securities of any series will not contain any provisions which may afford holders of the debt securities of such series protection in the event of a change of control of Realty or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.
Merger, Consolidation or Sale of Assets
Each indenture will provide that we will not consolidate with, sell, lease or convey all or substantially all of our assets to, or merge with or into, any person unless:
•
either we shall be the continuing entity, or the successor person (if not us) formed by or resulting from the consolidation or merger or which shall have received the transfer of the assets shall be a corporation organized and existing under the laws of the United States or any State thereof and shall expressly assume (1) our obligation to pay the principal of (and premium, if any) and interest on all the debt securities issued under the indenture and (2) the due and punctual performance and observance of all the covenants and conditions contained in the indenture and in the debt securities to be performed or observed by us;

•
immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any Subsidiary as a result of the transaction as having been incurred, and treating any liens on any property or assets of ours or any Subsidiary that are incurred, created or assumed as a result of the transaction as having been created, incurred or assumed, by us or the Subsidiary at the time of the transaction, no event of default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•
an officers’ certificate and legal opinion covering these conditions shall be delivered to the trustee.

Certain Covenants
Existence.   Except as permitted under the heading above entitled “— Merger, Consolidation or Sale of Assets,” we will be required under each indenture to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, all material rights (by charter, bylaws and statute) and all material franchises; provided, however, that we shall not be required to preserve any right or franchise if our board of directors determines that the preservation thereof is no longer desirable in the conduct of our business.
Maintenance of Properties.   Each indenture will require us to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will require us to cause to be made all necessary repairs, renewals, replacements, betterments and improvements to those properties, as in our judgment may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing of these properties for value in the ordinary course of business.
Insurance.   Each indenture will require us to, and to cause each of our Subsidiaries to, keep in force upon all of our and their properties and operations policies of insurance carried with responsible companies in such amounts and covering all risks as shall be customary in the industry in accordance with prevailing market conditions and availability.
Payment of Taxes and Other Claims.   Each indenture will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on us or any of our Subsidiaries or upon the income, profits or property of us or any of our Subsidiaries and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any Subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which we are contesting in good faith through appropriate proceedings.
Provisions of Financial Information.   Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will be required by each indenture, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the SEC if we were subject to those Sections of the Exchange Act to:
•
transmit by mail to all holders of debt securities issued under the indenture, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections;

•
file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections; and

•
supply promptly, upon written request and payment of the reasonable cost of duplication and delivery, copies of these documents to any prospective holder of the debt securities.

Except as may otherwise be provided in the prospectus supplement or other offering materials relating to any series of debt securities, the term “Subsidiary,” as used in any indenture means any other person of which more than 50% of (a) the equity or other ownership interests or (b) the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or general or managing partners thereof is at the time owned by us or one or more of our Subsidiaries or a combination thereof.
Additional Covenants.   If we make any additional covenants with respect to any series of debt securities, those covenants will be set forth in the prospectus supplement or other offering materials relating to those debt securities.
Events of Default, Notice and Waiver
Unless otherwise provided in the applicable indenture, each indenture will provide that the following events are “events of default” for any series of debt securities issued under it:
(1)
default for 30 days in the payment of any installment of interest on any debt security of that series;

(2)
default in the payment of the principal of (or premium, if any, on) any debt security of that series when due, whether at stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise;

(3)
default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of that series;

(4)
default in the performance of any of our other covenants contained in the indenture or in any debt security of that series (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series), which continues for 60 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series;

(5)
default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any of our Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether the indebtedness exists at the date of the relevant indenture or shall thereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or which default shall have resulted in the obligation being accelerated, without the acceleration having been rescinded or annulled;

(6)
certain events of bankruptcy, insolvency or reorganization with respect to us or any of our Significant Subsidiaries; or

(7)
any other event of default provided with respect to a particular series of debt securities.

The term “Significant Subsidiary” as used above has the meaning ascribed to the term in Rule 1-02 of Regulation S-X promulgated under the Securities Act, as the Regulation was in effect on January 1, 1996.
If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or Indexed Securities, that portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after the declaration of acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority of the principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences if:
•
we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of that series (other than principal that has become due solely as a result of the acceleration), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•
all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest with respect to debt securities of that series, have been cured or waived as provided in the indenture.

Each indenture will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except:

•
a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series; or

•
a default in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected by the default.

Each indenture will require each trustee to give notice of a default under the indenture to the holders of debt securities within 90 days unless the default shall have been cured or waived, subject to certain exceptions; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified Responsible Officers of the trustee consider a withholding to be in those holders’ interest.
Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof.
Each indenture will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of the debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that the direction shall not conflict with any rule of law or the indenture, and provided further that the trustee may refuse to follow any direction that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of debt securities of that series not joining in the direction to the trustee.
Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.
Modification of the Indenture
Modifications and amendments of any indenture will be permitted with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the indenture affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby:
•
change the stated maturity of the principal of, or any installment of principal of, or interest (or premium, if any) on any debt security;

•
reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of any debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity of the Original Issue Discount Security or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any debt security (or reduce the amount of premium payable upon any repayment);

•
change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any debt security;

•
impair the right to institute suit for the enforcement of any payment on or with respect to any debt security when due;

•
reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture; or

•
modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of a majority in aggregate principal amount of outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive (insofar as that series is concerned) our compliance with certain restrictive covenants in the applicable indenture.
We, along with the trustee, shall be permitted to modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:
•
to evidence the succession of another person to our obligations under the indenture;

•
to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•
to add events of default for the benefit of the holders of all or any series of debt securities;

•
to add or change any provisions of the indenture to provide that debt securities in bearer form may be registerable as to principal or to change or eliminate any restrictions on the payment of principal of or any premium or interest on debt securities in bearer form or to make certain other provisions relating to debt securities in bearer form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•
to change or eliminate any provisions of the indenture, provided that any such change or elimination does not apply to any outstanding debt securities of a series created prior to the date of the amendment or supplement that are entitled to the benefit of that provision;

•
to secure the debt securities;

•
to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of debt securities into common stock or preferred stock;

•
to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•
to cure any ambiguity or to correct any defect or inconsistency in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture, provided, however, that such action shall not adversely affect the interests of holders of debt securities of any series in any material respect; or

•
to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of debt securities, provided, however, that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver described in the indenture or whether a quorum is present at a meeting of holders of debt securities:
•
the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal of that security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof;

•
the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for the debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of the debt security of the amount determined as provided in the first bullet above);

•
the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of the Indexed Security at original issuance, unless otherwise provided with respect to the Indexed Security in the applicable prospectus supplement; and

•
debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of the other obligor shall be disregarded.

Each indenture will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee, and also, upon our request or request of the holders of at least 10% in principal amount of the outstanding debt securities of a series, in any case upon notice given as provided in the indenture. Except for any consent or waiver that must be given by the holder of each debt security affected thereby, any resolution presented at a meeting or at an adjourned meeting duly reconvened at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of the series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The persons holding or representing a majority in principal amount of the outstanding debt securities of a series shall constitute a quorum for a meeting of holders of that series; provided, however, that if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of that series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.
Notwithstanding the foregoing provisions, each indenture will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of that series and one or more additional series: (a) there shall be no minimum quorum requirement for the meeting and (b) the principal amount of the outstanding debt securities of all those series that are entitled to vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.
Discharge, Defeasance and Covenant Defeasance
Unless otherwise indicated in the applicable prospectus supplement or other offering materials, upon our request any indenture shall cease to be of further effect with respect to any series of debt securities issued under the indenture specified in our request (except as to certain limited provisions of the indenture which shall survive) when either (a) all debt securities of that series have been delivered to the trustee for cancellation or (b) all debt securities of that series have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and we have irrevocably deposited with the applicable trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal (and premium, if any) and interest to the date of the deposit (if those debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Each indenture will provide that, unless otherwise indicated in the applicable prospectus supplement or other offering materials, we may elect either to:
•
defease and be discharged from any and all obligations with respect to any series of debt securities (except for the obligation, if any, to pay additional amounts in respect of certain taxes imposed on non-U.S. holders of debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold money for payment in trust) (“defeasance”); or

•
be released from our obligations with respect to certain covenants (which will be described in the relevant prospectus supplement or other offering materials) applicable to the debt securities under the applicable indenture (which may include, subject to a limited exception, the covenants described under “— Certain Covenants”), and any omission to comply with these obligations shall not constitute a default or an event of default with respect to those debt securities (“covenant defeasance”), in either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the scheduled due dates.
A trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of those debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. Additionally, in the case of defeasance, an opinion of counsel must refer to and be based on a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable United States federal income tax law occurring after the date of the applicable indenture. In the event of defeasance, the holders of those debt securities will thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.
“Government Obligations” means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by a custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.
Unless otherwise provided in the applicable prospectus supplement or other offering materials, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:
•
the holder of a debt security of that series is entitled to, and does, elect pursuant to the applicable indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security, or

•
a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, then the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount or other property so deposited in respect of that debt security into the currency, currency unit or composite currency in which that debt security becomes payable as a result of the election or Conversion Event based on the applicable market exchange rate in effect on the second business day prior to each payment date. “Conversion Event” means the cessation of use of:
•
a currency, currency unit or composite currency both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community; or

•
any currency unit or composite currency for the purposes for which it was established.

In the event we effect a covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default due to a breach of any of the covenants as to which there has been covenant defeasance (which covenants would no longer be applicable to those debt securities as a result of such covenant defeasance), the cash and Government Obligations on deposit with the applicable trustee may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. We would, however, remain obligated to make payment of the amounts due at the time of acceleration.
The applicable prospectus supplement or other offering materials may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
Conversion Rights
The terms and conditions, if any, upon which the debt securities are convertible into common stock, preferred stock or other securities offered hereby will be set forth in the applicable prospectus supplement or other offering materials relating to those debt securities. The terms will include whether the debt securities are convertible into common stock, preferred stock, or other securities offered hereby, and the conversion price or rate (or manner of calculation thereof), and may include, if applicable, the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price or rate and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.
Unclaimed Payments
We will be repaid for all amounts we pay to a paying agent or a trustee for the payment of the principal of or any premium or interest on any debt security that remains unclaimed at the end of two years after the principal, premium or interest has become due and payable, and the holder of that debt security may look only to us for payment of the principal, premium or interest.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the “Global Securities”) that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement or other offering materials relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement or other offering materials relating to that series.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of certain anticipated U.S. federal income tax consequences relating to the exchange offers and consent solicitations and to the ownership and disposition of Realty Notes acquired pursuant to the exchange offers. This discussion is limited to holders who hold Spirit Notes and will hold Realty Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire Realty Notes in connection with the exchange offers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Spirit Notes or Realty Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, REITs, tax-exempt organizations (including private foundations), holders subject to special tax accounting rules as a result of any item of gross income with respect to the Spirit Notes or Realty Notes being taken into account in an applicable financial statement, holders holding Spirit Notes or Realty Notes in tax-deferred accounts, holders holding Spirit Notes or Realty Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the alternative minimum tax, holders treated as partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or investors in such entities or arrangements, or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any (i) U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) that is (A) engaged in the conduct of a U.S. trade or business, (B) a nonresident alien individual who is present in the U.S. for 183 or more days during the relevant taxable year, or (C) a corporation which operates through a U.S. branch, (ii) state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income) and (iii) except as specifically set forth below, any applicable tax reporting requirements.
The discussion below is based on the Code, U.S. Treasury Regulations, published Internal Revenue Service (“IRS”) rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offers and consent solicitations and of owning and disposing of Realty Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.
As used herein, the term “U.S. Holder” means a beneficial owner of Spirit Notes or Realty Notes received upon the exchange of Spirit Notes pursuant to any of the exchange offers that is, for U.S. federal income tax purposes:
•
a citizen or individual resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, (x) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (y) that has a valid election in effect under U.S. Treasury Regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” is a beneficial owner of Spirit Notes or Realty Notes that is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds Spirit Notes or Realty Notes, the tax treatment of the partnership and each partner will generally depend upon the activities of the partnership and the status of the partner. Partnerships owning Spirit Notes or Realty Notes received upon the exchange of Spirit Notes and partners in such partnerships should consult their tax advisors about the U.S. federal income tax considerations relating to the exchange offers and consent solicitations and the ownership and disposition of such Realty Notes.
THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP AND DISPOSITION OF REALTY NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.
A. U.S. Holders
Tender of Spirit Notes Validly Tendered (and not Validly Withdrawn) Before the Early Consent Date
The Exchange Offers.   The exchange of Spirit Notes for Realty Notes pursuant to the exchange offers will constitute a disposition of such Spirit Notes for U.S. federal income tax purposes if the exchange results in a “significant modification” of the Spirit Notes. Under the Treasury Regulations, the modification of a debt instrument is a “significant modification” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” In addition to the general rule, the Treasury regulations provide specific rules under which certain modifications will be treated as significant modifications. In particular, the Treasury Regulations that govern the determination of whether a modification is a significant modification provide that a change in the obligor of a recourse debt instrument is treated as a significant modification unless certain exceptions apply. Notably, one such exception provides that the substitution of a new obligor is not a significant modification if (i) the new obligor acquires substantially all of the assets of the original obligor, (ii) the transaction does not result in a “change in payment expectations,” and (iii) the transaction does not result in a “significant alteration.” The Treasury Regulations provide another specific rule that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not treated as a significant modification. There is also a specific rule governing the yield change occurring as a result of any modification under which a change in yield exceeding a certain threshold is considered a significant modification. Based upon the aforementioned rules, while it is not entirely clear, we believe that the modifications to the Spirit Notes resulting from the exchange of the Spirit Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for Realty Notes should not constitute a significant modification of such Spirit Notes. Therefore, we intend to take the position that there is no exchange for U.S. federal income tax purposes resulting from the exchange of the Spirit Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for Realty Notes, and each series of Realty Notes received in such an exchange will be treated as a continuation of the corresponding series of Spirit Notes for U.S. federal income tax purposes. Under such position, a U.S. Holder that validly tenders Spirit Notes (and does not validly withdraw such tender) prior to the Early Consent Date for the Realty Notes would be considered not to have a taxable exchange for U.S. federal income tax purposes and would have the same adjusted tax basis and holding period (and market discount or bond premium) in the Realty Notes as such U.S. Holder had in the Spirit Notes immediately before the exchange (subject to the discussion of the Cash Consideration below). The application of the applicable Treasury Regulations to the exchange offers is unclear, however, and it is possible that the IRS could assert that the exchange of the Spirit Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for Realty Notes constitutes a significant modification of such Spirit Notes for U.S. federal income tax purposes.
If, contrary to our position described above, the exchange of Spirit Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for Realty Notes constitutes a significant modification under the Treasury Regulations, then the exchange of such Spirit Notes for Realty Notes would be treated as a taxable exchange for U.S. federal income tax purposes. The consequences of such treatment are generally described below under the heading “— U.S. Holders — U.S. Holders of Spirit Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date — The Exchange Offers.” Holders are urged to consult their tax advisors regarding the particular tax treatment of the exchange offers and whether the exchange offers will result in a taxable exchange.
Cash Consideration.   The U.S. federal income tax treatment of the receipt of the $1 in cash (such cash, the “Cash Consideration”) by a U.S. Holder of Spirit Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date is unclear, and we have not requested a ruling from the IRS with respect thereto. We intend to treat the Cash Consideration as a payment on the applicable Spirit Notes, rather than a separate fee paid for consenting to the proposed amendments. If such treatment is respected, such payment will generally first be treated as a taxable payment of additional ordinary interest income to the extent of accrued but unpaid interest, and then as a payment of principal. Alternatively, the Cash Consideration may be considered a separate fee or payment taxable as ordinary income. Holders are urged to consult their tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.
Early Participation Premium.   The U.S. federal income tax treatment of the receipt of the Early Participation Premium is unclear and we have not requested a ruling from the IRS with respect thereto. We intend to take the position that the Early Participation Premium is additional consideration for the tendered Spirit Note, in which case the Early Participation Premium would be treated as part of the amount paid to such U.S. Holder in respect of such Spirit Note, as provided above in “— U.S. Holders —  Tender of Spirit Notes Validly Tendered (and not Validly Withdrawn) Before the Early Consent Date — The Exchange Offers.” Alternatively, the Early Participation Premium may be treated as interest or a separate fee that would be subject to tax as ordinary income. Other alternative treatments are also possible. There can be no assurance that the IRS will not successfully challenge the position we intend to take. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium.
U.S. Holders of Spirit Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date
The Exchange Offers.   As discussed above, under U.S. federal income tax law, the modification of a debt instrument (including by way of the exchange of a debt instrument for a new debt instrument) is a taxable transaction upon which gain or loss is realized if the modified debt instrument (or the new debt instrument) differs materially in kind or in extent from the original debt instrument. Under the Treasury Regulations, the modification of a debt instrument is a “significant modification” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” In particular, the Treasury Regulations provide that a modification to the yield of a debt instrument is a significant modification if the annual yield of the modified debt instrument varies from the annual yield of the unmodified debt instrument by more than the greater of: (i) 1/4 of 1% or (ii) 5% of the annual yield of the unmodified debt instrument (a “Significant Change in Yield”). In calculating the yield of the modified debt instrument, payments made as consideration for the modification, such as the Cash Consideration, are taken into account. We believe, and the discussion under the heading “— U.S. Holders of Spirit Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date — The Exchange Offers” assumes, that the exchange of Spirit Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date for Realty Notes with a principal amount equal to 97% of the principal amount of such Spirit Notes will result in a Significant Change in Yield. As a result, subject to the discussion below under “— Market Discount,” a U.S. Holder that exchanges Spirit Notes for Realty Notes pursuant to the exchange offers generally should recognize gain or loss equal to the difference, if any, between (i) the sum of the amount of Cash Consideration (as defined above) received and the “issue price” of the Realty Notes received in respect of the Spirit Notes (as discussed below under “— Issue Price”), and (ii) the U.S. Holder’s adjusted tax basis in the Spirit Notes. Such loss may be disallowed under the wash-sale rules. A U.S. Holder’s adjusted tax basis in a Spirit Note will generally equal the amount paid for the Spirit Note (x) increased by any market discount previously taken into account by the U.S. Holder in respect of the Spirit Note and (y) reduced (but not below zero) by any amortizable bond premium previously amortized on the Spirit Note. A U.S. Holder will likely be required to recognize the interest on the Realty Notes accrued and unpaid at the time of the exchange to the extent that it has not yet been included in such holder’s income. Holders may also be subject to the information reporting and backup withholding rules discussed below under “— U.S. Holders — Treatment of the Realty Notes — Information Reporting and Backup Withholding”, substituting references to Realty Income with Spirit.
Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the Spirit Notes (see below under “— Market Discount”), any gain or loss recognized in respect of a Spirit Note (or the applicable portion thereof) should be capital gain or loss, which would be long-term capital gain or loss if the U.S. Holder held the Spirit Note for more than one year as of the date of the exchange. The deductibility of capital losses is subject to limitations under the Code. A U.S. Holder generally should have an initial tax basis in a Realty Note received pursuant to the exchange offers equal to its issue price (as determined below) and generally should commence a new holding period with respect to the Realty Note the day after the completion of the exchange.
Market Discount.   The market discount provisions of the Code may apply to U.S. Holders of Spirit Notes. In general, a Spirit Note that is acquired by a U.S. Holder in the secondary market will be treated as acquired with market discount if the Spirit Note’s principal amount exceeds the tax basis of the debt instrument in the U.S. Holder’s hands immediately after its acquisition, unless such excess is less than a statutorily defined de minimis amount.
Any gain recognized by a U.S. Holder with respect to a Spirit Note that was acquired with market discount will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Spirit Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.
Cash Consideration.   As discussed above, although the correct treatment is not entirely clear, we intend to treat the Cash Consideration received by such holders as part of the total consideration received from the exchange of Spirit Notes for Realty Notes, and, therefore, the amount realized by the exchanging U.S. Holder in the exchange of the Spirit Notes. Alternatively, it is possible that the Cash Consideration may be treated as a separate fee or payment that would be subject to U.S. federal income tax as ordinary income.
Issue Price.   The issue price of a Realty Note issued for Spirit Notes validly tendered (and not validly withdrawn) after the Early Consent Date (a “Late Tendered Realty Note”) will generally equal its fair market value on its issue date if the Late Tendered Realty Note is considered to be “publicly traded” for U.S. federal income tax purposes, excluding a portion allocable to the Realty Note Pre-Issuance Accrued Interest (defined below). Alternatively, if the Late Tendered Realty Notes are not considered “publicly traded,” but the Spirit Notes are considered publicly traded, the issue price of the Late Tendered Realty Notes would be determined by reference to the fair market value of the Spirit Notes at the time of the exchange, excluding a portion allocable to the Realty Note Pre-Issuance Accrued Interest. If neither the Late Tendered Realty Notes nor the Spirit Notes are publicly traded, the issue price of the Late Tendered Realty Notes would equal their stated principal amount. If we determine that the Late Tendered Realty Notes or the Spirit Notes, as applicable, are “publicly traded,” we intend to make available, within 90 days of the Settlement Date, that determination as well as the issue price of the Late Tendered Realty Notes on our website at www.realtyincome.com.
The rules regarding the determination of issue price are complex and each U.S. Holder should consult its tax advisor regarding the determination of the issue price of a Late Tendered Realty Note.
Treatment of the Realty Notes
Stated Interest.   Subject to the discussion below under the heading “— Pre-Issuance Accrued Interest,” interest payments on the Realty Notes should generally be included in the income of a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.
Pre-Issuance Accrued Interest.   With respect to the Late Tendered Realty Notes, assuming such exchange is treated as a significant modification, a U.S. Holder should not include in income the portion of the first payment of interest on a Late Tendered Realty Note that is attributable to accrued interest on the

Spirit Notes as of the time of the exchange and should instead treat such portion as a payment of pre-issuance accrued interest (such amount is hereinafter referred to as the “Realty Note Pre-Issuance Accrued Interest”).
Original Issue Discount.   Realty Notes received in exchange for Spirit Notes validly tendered (and not validly withdrawn) prior to the Early Consent Date will not be treated as issued with OID. For purposes of determining the amount of original issue discount (“OID”) on the Late Tendered Realty Notes, we intend to treat the issue price of a Late Tendered Realty Note as equal to the issue price determined in the manner described above under “— U.S. Holders of Spirit Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date — Issue Price” (the “OID Issue Price”). In addition, by participating in the exchange all U.S. Holders agree to compute OID in the same manner, and the discussion below assumes OID will be so computed.
If the principal amount of any Late Tendered Realty Note exceeds the OID Issue Price (as defined above) of the Late Tendered Realty Note by more than a de minimis amount (which is generally 1/4 of one percent of the face amount multiplied by the number of complete years to maturity), the excess will constitute OID for U.S. federal income tax purposes. Subject to the discussion of bond premium, a U.S. Holder of Late Tendered Realty Notes that is issued with OID will be required to include the OID as ordinary interest income for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest before receiving the cash to which that interest income is attributable.
As described above, because we anticipate that the issue price of the Late Tendered Realty Notes will be determined by reference to the fair market value of the Late Tendered Realty Notes or the Spirit Notes, as applicable, on the exchange date, we cannot know before the exchange date whether the Late Tendered Realty Notes will have OID.
Because the Late Tendered Realty Notes may have a different issue price than Realty Notes received in exchange for Spirit Notes validly tendered (and not validly withdrawn) before the Early Consent Date, they may be treated as part of a different issuance with different characteristics (including OID and yield to maturity, as determined for U.S. federal income tax purposes) and as such, may receive different CUSIP numbers and may be required to trade separately from each other.
Amortizable Bond Premium on Late Tendered Realty Notes.   If a U.S. Holder’s initial tax basis in a Late Tendered Realty Note (after excluding the portion of such basis that is attributable to the Realty Note Pre-Issuance Accrued Interest) is greater than the principal amount of the Late Tendered Realty Note, the U.S. Holder will be considered to have acquired the Late Tendered Realty Note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the Late Tendered Realty Note on a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method.
Because the Realty Notes may be redeemed prior to maturity (as described under “Description of New Realty Notes — Optional Redemption”), in determining the yield and payment schedule of Late Tendered Realty Notes acquired with amortizable bond premium, the Late Tendered Realty Notes may be subject to certain presumptions that may eliminate, reduce or defer any amortization deductions otherwise allowable with respect to Late Tendered Realty Notes acquired with amortizable bond premium. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the Late Tendered Realty Notes by the amount of the premium amortized in any year. An election to amortize bond premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. The bond premium rules are complex and U.S. Holders should consult their tax advisors regarding the application of these rules to the Late Tendered Realty Notes.
Sale or Other Taxable Disposition of Realty Notes.   Upon the sale, exchange, redemption, retirement or other taxable disposition of a Realty Note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition in respect of the Realty Note (except to the extent such cash or property is attributable to accrued but unpaid interest, which will generally be taxable as ordinary income as described above to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the Realty Note. A U.S. Holder’s adjusted tax basis in a Realty Note received in exchange for a Spirit Note validly tendered (and not validly withdrawn) prior to the Early Consent Date will generally equal its adjusted tax basis in the Spirit Note immediately prior to the exchange (adjusted for the Cash Consideration, if any), increased by any market discount previously included in income with respect to such Note and decreased by the amount of any payment other than stated interest with respect to such Note and by the amount of any amortized bond premium. A U.S. Holder’s adjusted tax basis in a Late Tendered Realty Note will generally equal its initial tax basis in the Late Tendered Realty Note, (x) increased by any OID that it previously included in income with respect to the Late Tendered Realty Notes, and (y) decreased by any bond premium that it previously amortized with respect to the Late Tendered Realty Note and any Realty Note Pre-Issuance Accrued Interest that it received on the Late Tendered Realty Note. Such gain or loss will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Realty Note exceeds one year. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding.   A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments of interest on a Realty Note (including Realty Note Pre-Issuance Accrued Interest and accruals of OID (if any)) or receives proceeds from the sale or other taxable disposition of a Realty Note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding on these payments if such holder is not otherwise exempt and: (i) the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number; (ii) the holder furnishes an incorrect taxpayer identification number; (iii) the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or (iv) the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
B. Non-U.S. Holders
Tender of Spirit Notes
The Exchange Offers.   As discussed above under “U.S. Holders — Tender of Spirit Notes Validly Tendered (and not Validly Withdrawn) Before the Early Consent Date — The Exchange Offers,” we intend to take the position that there is no taxable exchange for U.S. federal income tax purposes resulting from the exchange of the Spirit Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for Realty Notes. If, contrary to our position described above, the exchange of Spirit Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for Realty Notes constitutes a significant modification under the Treasury Regulations, however, then the exchange of such Spirit Notes for Realty Notes would be treated as a taxable exchange for U.S. federal income tax purposes.
As discussed above under “U.S. Holders — U.S. Holders of Spirit Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date — The Exchange Offers”, the exchange by a Non-U.S. Holder of Spirit Notes for Late Tendered Realty Notes should constitute a disposition of such Spirit Notes for U.S. federal income tax purposes.
Subject to the discussion below under “— Payments of Interest,” “Treatment of the Realty Notes — Information Reporting and Backup Withholding,” “— Foreign Account Tax Compliance Act,” “— Cash Consideration” and “— Early Participation Premium,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the Non-U.S. Holders exchange of Spirit Notes pursuant to the exchange offers and consent solicitation. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal tax consequences of the exchange offers and consent solicitation.

Payments of Interest.   Any amount received with respect to a Spirit Note that is attributable to accrued but unpaid interest not previously included in income by a Non-U.S. Holder will generally be subject to tax as described below under “Non-U.S. Holders — Treatment of the Realty Notes — Payments of Interest and OID,” substituting references to Realty Income with Spirit.
Cash Consideration.   We intend to treat the Cash Consideration as part of the amount realized on the exchange of Spirit Notes for Realty Notes. However, if the Cash Consideration is treated as a separate fee or payment, a Non-U.S. Holder receiving the Cash Consideration could be subject to U.S. federal withholding tax at a rate of 30%, unless a reduction in tax rate or exemption applies under a U.S. income tax treaty and proper certification of eligibility for such reduction in tax rate or exemption is provided (generally on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or the Non-U.S. Holder provides a properly executed IRS Form W-8ECI claiming that such amount is effectively connected with the conduct of a trade or business in the United States. Non-U.S. Holders are urged to consult their tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.
Early Participation Premium.   The U.S. federal income tax treatment of the Early Participation Premium is unclear. We intend to take the position that the Early Participation Premium is additional consideration for the tendered Spirit Note, in which case the Early Participation Premium would be treated as part of the amount paid in respect of such Spirit Note. Alternatively, the Early Participation Premium may be treated as interest or a separate fee , in which case, its payment may be subject to U.S. federal withholding tax at a 30% rate unless a U.S. tax treaty either eliminates or reduces such withholding tax with respect to the Early Participation Premium paid to the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E providing for such elimination or reduction. Other alternative treatments are also possible. There can be no assurance that the IRS will not successfully challenge the position that we intend to take. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium, and the application of U.S. federal income tax withholding, including eligibility for a withholding tax exemption and refund procedures.
Treatment of the Realty Notes
Payments of Interest and OID.   Interest (including, for purposes of this discussion, both stated interest and any OID) paid on a Realty Note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that: (i) the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock (or, in the case of interest recognized upon the exchange with respect to the Spirit Notes as described above, Spirit OP’s capital or profits); (ii) the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and (iii) either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied. For this purpose, any Realty Note Pre-Issuance Accrued Interest will likely be treated in the same manner as interest.
If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Sale or Other Taxable Disposition of Realty Notes.   Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a Realty Note (except with respect to accrued and unpaid interest, which would be treated as described above under “— Payments of Interest and OID”) will generally not be subject to U.S. federal income tax.
Information Reporting and Backup Withholding.   Payments of interest on the Realty Notes (including Realty Note Pre-Issuance Accrued Interest and accruals of OID (if any)) generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “— Payments of Interest and OID.” However, information returns are required to be filed with the IRS in connection with any interest (including Realty Note Pre-Issuance Accrued Interest and accruals of OID (if any)) paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a Realty Note (including a retirement or redemption of the Realty Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a Realty Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
C. Foreign Account Tax Compliance Act
Sections 1471-1474 of the Code and the Treasury regulations thereunder (“FATCA”) impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest or OID (if any) on, and, subject to the proposed Treasury regulations discussed below, gross proceeds from the sale or other disposition of, the Spirit Notes or the Realty Notes paid to a foreign financial institution unless the foreign financial institution is deemed to be compliant with FATCA or enters into an agreement with the IRS to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and account holders whose actions prevent it from complying with these reporting and other requirements. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity of a certain type unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information to the withholding agent regarding each substantial U.S. owner.
Under the applicable Treasury regulations and administrative guidance, withholding under FATCA currently applies to payments of interest. The withholding agent is likely to treat any payment of Realty Note Pre-Issuance Accrued Interest as interest. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of debt obligations on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. If either the Early Participation Premium or Cash Consideration were treated as a separate fee or other payment rather than as additional consideration received for a Spirit Note, then the Early Participation Premium and Cash Consideration may be subject to withholding under FATCA in the same manner as interest payments. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Holders should consult their tax advisors regarding the application of FATCA to the exchange offers and the acquisition, ownership or disposition of the Realty Notes.
D. Holders Not Tendering in the Exchange Offers
In General
The U.S. federal income tax treatment of holders who do not tender their Spirit Notes pursuant to the exchange offers and consent solicitations will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such Spirit Notes for U.S. federal income tax purposes to such non-tendering holders. As discussed above, whether a modification to a debt instrument is “significant” depends on whether, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not, however, define “customary accounting or financial covenants.” It is therefore not clear whether the amendments to the covenants pursuant to the proposed amendments constitute alterations to “customary accounting or financial covenants.” Although there is no authority directly on point and the matter is thus unclear, we intend to treat the adoption of the proposed amendments as not constituting a significant modification to the terms of the Spirit Notes with respect to non-tendering holders. There can be no assurance, however, that the IRS will not successfully challenge the position that we intend to take. If adoption of the proposed amendments does not constitute a significant modification of the Spirit Notes, then holders will have no U.S. federal income tax consequences as a result of the adoption of the proposed amendments and will continue to have the same adjusted tax basis, market discount (if any), amortizable bond premium (if any) and holding period in the Spirit Notes.
In light of the uncertainty of the applicable rules, non-tendering holders should consult their tax advisors regarding the risk that adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, the U.S. federal income tax consequences to them if the proposed amendments are so treated, the characterization of the “old” Spirit Notes and “new” Spirit Notes as “securities” for U.S. federal income tax purposes and the U.S. federal income tax consequences of continuing to hold Spirit Notes after the adoption of the proposed amendments.
E. Taxation of Realty Income
For a discussion of certain tax considerations related to Realty Income’s qualification as a REIT for U.S. federal income tax purposes, see the discussion under the heading “United States Federal Income Tax Considerations — Taxation of Our Company” in Realty Income’s registration statement on Form S-3 under the Securities Act of 1933, as amended, filed with the SEC on June 29, 2021 (Registration No. 333-257510).

VALIDITY OF NOTES
The validity of the notes offered hereby has been passed upon for us by Latham & Watkins LLP, New York, New York and Venable LLP, Baltimore, Maryland with respect to certain matters of Maryland law. Sidley Austin LLP, New York, New York, will act as counsel for the Dealer Manager.

EXPERTS
The consolidated financial statements of Realty Income Corporation and subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and financial statement schedule III and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements, and the related financial statement schedules, of Spirit Realty Capital, Inc. appearing in Spirit Realty Capital Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Spirit Realty Capital, Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Realty Income Corporation
OFFERS TO EXCHANGE
ALL OUTSTANDING NOTES OF SPIRIT REALTY, L.P. AND SOLICITATIONS OF CONSENTS TO AMEND THE RELATED INDENTURE

PROSPECTUS

The Exchange Agent for the Exchange Offers and the Consent Solicitations is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (866) 796-7184
Email: realtyincome@dfking.com
Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone numbers set forth below. Requests for additional copies of this Prospectus may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers and the Consent Solicitations.
The Information Agent for the Exchange Offers and the Consent Solicitations is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (866) 796-7184
Email: realtyincome@dfking.com
The Dealer Manager for the Exchange Offers and the Consent Solicitations is:
Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, NC 28202
Attention: Liability Management Group
Collect: (704) 410-4759
Toll-free: (866) 309-6316
liabilitymanagement@wellsfargo.com